UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )

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Honeywell International Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 11, 2010

To Our Shareowners:

You are cordially invited to attend the Annual Meeting of Shareowners of Honeywell, which will be held at 10:30 a.m. on Monday, April 26, 2010 at our headquarters, 101 Columbia Road, Morris Township, New Jersey.

The accompanying notice of meeting and proxy statement describe the matters to be voted on at the meeting. At this year’s meeting, you will be asked to elect directors, approve the appointment of the independent accountants, approve an amendment to Honeywell’s Amended and Restated Certificate of Incorporation to reduce the ownership threshold required for shareowners to call a special meeting of shareowners, cast an advisory vote regarding executive compensation and consider three shareowner proposals. The Board of Directors recommends that you vote FOR Proposals 1 through 4 and AGAINST Proposals 5 through 7.

YOUR VOTE IS IMPORTANT. We encourage you to read the proxy statement and vote your shares as soon as possible. Shareowners may vote via the Internet, by telephone or by completing and returning a proxy card. Specific voting instructions are set forth in the proxy statement and on both the Notice of Internet Availability of Proxy Materials and proxy card.

On behalf of the Board of Directors, I want to thank you for your continued support of Honeywell.

A map and directions to Honeywell’s headquarters appear at the end of the proxy statement.

Sincerely,

DAVID M. COTE Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREOWNERS

The Annual Meeting of Shareowners of Honeywell International Inc. will be held on Monday, April 26, 2010 at 10:30 a.m. local time, at Honeywell’s headquarters, 101 Columbia Road, Morris Township, New Jersey to consider, if properly raised, and vote on the following matters described in the accompanying proxy statement:

•	Election of the ten nominees listed in the accompanying proxy statement to the Board of Directors;

•	Approval of the appointment of PricewaterhouseCoopers LLP as independent accountants for 2010;

•	A proposal to amend Honeywell’s Amended and Restated Certificate of Incorporation to reduce the ownership threshold required for shareowners to call special meetings of shareowners;

•	An advisory vote regarding executive compensation;

•	Three shareowner proposals described on pages 68–72 in the accompanying proxy statement; and

to transact any other business that may properly come before the meeting.

The Board of Directors has determined that shareowners of record at the close of business on February 26, 2010 are entitled to notice of and to vote at the meeting.

The Securities and Exchange Commission (“SEC”) has adopted a “Notice and Access” rule that allows companies to deliver a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) to shareowners in lieu of a paper copy of the proxy statement and related materials and the Company’s Annual Report to Shareowners (the “Proxy Materials”). The Notice of Internet Availability provides instructions as to how shareowners can access the Proxy Materials online, contains a listing of matters to be considered at the meeting, and sets forth instructions as to how shares can be voted. Shares must be voted either by telephone, online or by completing and returning a proxy card. Shares cannot be voted by marking, writing on and/or returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes. Instructions for requesting a paper copy of the Proxy Materials are set forth on the Notice of Internet Availability.

This Notice of Annual Meeting of Shareowners and related Proxy Materials are being distributed or made available to shareowners beginning on or about March 11, 2010.

By Order of the Board of Directors,

Thomas F. Larkins Vice President and Corporate Secretary

Honeywell
101 Columbia Road
Morris Township, NJ 07962

March 11, 2010

DIRECTIONS TO HONEYWELL’S HEADQUARTERS	Back Cover

PROXY STATEMENT

This proxy statement is being provided to shareowners in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareowners of Honeywell International Inc. (“Honeywell” or the “Company”) to be held on Monday, April 26, 2010.

VOTING PROCEDURES

Your Vote is Very Important

Whether or not you plan to attend the meeting, please take the time to vote your shares as soon as possible.

Notice and Access

The SEC has adopted a “Notice and Access” rule that allows companies to deliver a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) to shareowners in lieu of a paper copy of the proxy statement and related materials and the Company’s Annual Report to Shareowners (the “Proxy Materials”). The Notice of Internet Availability provides instructions as to how shareowners can access the Proxy Materials online, contains a listing of matters to be considered at the meeting, and sets forth instructions as to how shares can be voted. Shares must be voted either by telephone, online or by completing and returning a proxy card. Shares cannot be voted by marking, writing on and/or returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes. Instructions for requesting a paper copy of the Proxy Materials are set forth on the Notice of Internet Availability.

Important Notice Regarding Availability of Proxy Materials:

The Proxy Materials are available at www.proxyvote.com. Enter the 12-digit control number located on the Notice of Internet Availability or proxy card.

Methods of Voting

Shareowners of Record

If your shares are registered directly in your name with Honeywell’s transfer agent, American Stock Transfer & Trust Company, you are considered the shareowner of record of those shares. Shareowners of record can vote via the Internet at www.proxyvote.com, by calling (800) 690-6903 or by signing and returning a proxy card. Votes submitted by Internet or telephone must be received by 11:59 p.m. eastern standard time on April 25, 2010.

Beneficial Owners

If your shares are held in a stock brokerage account, by a bank, broker, trustee, or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your bank, broker, trustee or nominee who is considered the shareowner of record of those shares. As the beneficial owner, you have the right to direct your bank, broker, trustee or nominee on how to vote via the Internet or by telephone if the bank, broker, trustee or nominee offers these options or by signing and returning a proxy card. Your bank, broker, trustee or nominee will send you instructions for voting your shares. For a discussion of the changes in rules regarding the voting of shares held by beneficial owners in the election of directors, please see the section entitled “Quorum; Vote Required; Abstentions and Broker Non-Votes” beginning on page 2 of this proxy statement. Votes directed by Internet or telephone through such a bank, broker, trustee or nominee must be received by 11:59 p.m. eastern standard time on April 25, 2010.

Participants in Honeywell Savings Plans

Participants in the Honeywell stock funds within Honeywell savings plans are considered the beneficial owners of the shares held by the savings plans. The trustee of each savings plan is the shareowner of record for shares held by Honeywell stock funds within that plan. Participants in Honeywell stock funds within Honeywell savings plans can direct the trustee of the relevant plan to vote their shares via the Internet at www.proxyvote.com, by calling (800) 690-6903 or by signing and returning a proxy card. The trustee will vote shares as to which no directions are received in the same ratio as shares with respect to which directions have been received from other participants in the relevant plan, unless contrary to the Employee Retirement Income Security Act of 1974 (ERISA). Therefore, we encourage you to provide instructions to the trustee regarding the voting of your shares. Directions provided by Internet or telephone must be received by 5:00 p.m. eastern standard time on April 22, 2010.

Revoking Your Proxy

Whether you vote or direct your vote by mail, telephone or via the Internet, if you are a shareowner of record or a participant in Honeywell stock funds within Honeywell savings plans, unless otherwise noted, you may later revoke your proxy by:

•	sending a written statement to that effect to the Corporate Secretary of Honeywell;

•	submitting a properly signed proxy with a later date;

•

voting by telephone or via the Internet at a later time (if initially able to vote in that manner) so long as such vote or voting direction is received by the applicable date and time set forth above for shareowners of record and participants in Honeywell savings plans; or

•	voting in person at the Annual Meeting (except for shares held in the savings plans).

If you hold your shares through a bank, broker, trustee or nominee and you have instructed the bank, broker, trustee or nominee to vote your shares, you must follow the directions received from your bank, broker, trustee or nominee to change those instructions.

Proposals To Be Voted On and The Board’s Voting Recommendations

The following proposals, if properly raised, will be considered at the Annual Meeting. Honeywell’s Board recommends that you vote your shares as indicated below. Proposals 5 through 7 have been submitted by shareowners.

Proposal		Board’s Voting Recommendation
FOR
1.	Election of Directors	each nominee to the Board listed on pages 6-10
2.	Approval of Independent Accountants	FOR
3.	Amendment to the Amended and Restated Certificate of Incorporation-Right to Call a Special Meeting of Shareowners	FOR
4.	Advisory Vote on Executive Compensation	FOR
5.	Shareowner Proposal: Shareholder Action by Written Consent	AGAINST
6.	Shareowner Proposal: Independent Chairman	AGAINST
7.	Shareowner Proposal: Human Rights—Develop and Adopt Policies	AGAINST

Quorum; Vote Required; Abstentions and Broker Non-Votes

The required quorum for the transaction of business at the meeting is a majority of the total outstanding shares of Honeywell common stock (“Common Stock”) entitled to vote at the meeting, either present in person or represented by proxy.

With respect to Proposal No. 1, Honeywell’s By-laws provide that in any uncontested election of directors (an election in which the number of nominees does not exceed the number of directors to be elected), any nominee who receives a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election will be elected to the Board of Directors. Shares not represented in person or by proxy at the Annual Meeting and broker non-votes will have no effect on the election of directors. The By-laws also provide that any nominee who does not receive a majority of votes cast “FOR” his or her election in an uncontested election is expected to promptly tender his or her resignation to the Chairman of the Board following the certification of the shareowner vote, which resignation shall be promptly considered through a process managed by the Corporate Governance and Responsibility Committee, excluding any nominees who did not receive a majority vote.

The affirmative vote of a majority of the issued and outstanding shares of Common Stock is required for approval of Proposal No. 3. Because approval is based on a threshold of a majority of all shares outstanding, abstentions, broker non-votes and failures to vote or return a proxy will have the same effect as votes against this proposal.

The affirmative vote of a majority of shares present or represented and entitled to vote on Proposal No. 2 and each of Proposal Nos. 4 through 7 is required for approval of these proposals. Abstentions will be counted toward the tabulation of votes present or represented on these proposals and will have the same effect as votes “AGAINST” these proposals.

New York Stock Exchange (“NYSE”) rules prohibit brokers from voting on Proposal Nos. 1, 3 and 5 through 7 without receiving instructions from the beneficial owner of the shares. In the absence of instructions, shares subject to such broker non-votes will not be counted as voted or as present or represented on those proposals and so will have no effect on the vote. Please note that this year the rules regarding how brokers may vote your shares have changed. Brokers may no longer vote your shares on the election of directors in the absence of your specific instructions as to how to vote so we encourage you to provide instructions to your broker regarding the voting of your shares.

Other Business

The Board knows of no other matters to be presented for shareowner action at the meeting. If other matters are properly brought before the meeting, the persons named as proxies in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.

Confidential Voting Policy

It is our policy that any proxy, ballot or other voting material that identifies the particular vote of a shareowner and contains the shareowner’s request for confidential treatment will be kept confidential, except in the event of a contested proxy solicitation or as may be required by law. We may be informed whether or not a particular shareowner has voted and will have access to any comment written on a proxy, ballot or other material and to the identity of the commenting shareowner. Under the policy, the inspectors of election at any shareowner meeting will be independent parties unaffiliated with Honeywell.

Results of the Vote

We will announce preliminary voting results at the Annual Meeting and publish them on our website www.honeywell.com. Voting results will also be disclosed on a Form 8-K filed with the SEC within four business days after the Annual Meeting, which will be available on our website.

Shares Outstanding

At the close of business on February 26, 2010, there were [  ] shares of Common Stock outstanding. Each share outstanding as of the February 26, 2010 record date is entitled to one vote at the Annual Meeting on each matter properly brought before the meeting.

Householding

Beneficial owners of Common Stock who share a single address may receive only one copy of the Notice of Internet Availability or the Proxy Materials, as the case may be, unless their broker, bank, trustee or nominee has received contrary instructions from any beneficial owner at that address. This practice, known as “householding,” is designed to reduce printing and mailing costs. If any beneficial shareowner(s) sharing a single address wish to discontinue householding and receive a separate copy of the Notice of Internet Availability or the Proxy Materials, as the case may be, they may contact Broadridge, either by calling (800) 579-1639, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

ATTENDANCE AT THE ANNUAL MEETING

If you are a shareowner of record who plans to attend the meeting, please mark the appropriate box on your proxy card or follow the instructions provided when you vote via the Internet or by telephone. If your shares are held by a bank, broker, trustee or nominee and you plan to attend, please send written notification to Honeywell Shareowner Services, P.O. Box 50000, Morris Township, New Jersey 07962, and enclose evidence of your ownership of shares of Common Stock as of February 26, 2010 (such as a letter from the bank, broker, trustee or nominee confirming your ownership or a bank or brokerage firm account statement). The names of all those planning to attend will be placed on an admission list held at the registration desk at the entrance to the meeting. All shareowners attending the meeting will be asked to provide proof of identification. If your shares are held by a bank, broker, trustee or nominee and you have not provided advance written notification that you will attend the meeting, you will be admitted to the meeting only upon presentation of evidence of ownership of shares of Common Stock as of February 26, 2010.

Proposal No. 1: ELECTION OF DIRECTORS

Honeywell’s directors are elected at each Annual Meeting of Shareowners and hold office for one-year terms or until their successors are duly elected and qualified. The Board has nominated ten candidates for election as directors for a term ending at the 2011 Annual Meeting of Shareowners or when their successors are duly elected and qualified. All nominees are currently serving as directors. If prior to the Annual Meeting any nominee should become unavailable to serve, the shares represented by a properly signed and returned proxy card or voted by telephone or via the Internet will be voted for the election of such other person as may be designated by the Board, or the Board may determine to leave the vacancy temporarily unfilled or reduce the authorized number of directors in accordance with the By-laws.

Directors may serve until the Annual Meeting of Shareowners immediately following their 72nd birthday. In accordance with this policy, Mr. Stafford will retire at the 2010 Annual Meeting.

The Board of Directors, acting through its Corporate Governance and Responsibility Committee (“CGRC”), is responsible for nominating a slate of director nominees that collectively have the complementary experience, qualifications, skills and attributes to guide the Company and function effectively as a Board. See “Corporate Governance—Identification and Evaluation of Director Candidates” on pages 16-17 of this proxy statement for further discussion.

Honeywell is a diversified technology and manufacturing leader with global businesses organized into four operating segments: Aerospace, Automation and Control Solutions, Specialty Materials and Transportation Systems. The CGRC seeks directors with established strong professional reputations and experience in areas relevant to the strategy and operations of the Company’s businesses, particularly industries, end-markets and growth segments that Honeywell serves, such as aerospace, construction, transportation, infrastructure, and energy efficiency, as well as key geographic markets where it operates, such as the United States, Latin America and Europe. Each of the nominees for election as a director at the Annual Meeting of Shareowners holds or has held senior executive positions in large, complex organizations and has operating experience that meets this objective, as described below. In these positions, they have also gained experience in core management skills, such as strategic and financial planning, public company financial reporting, compliance, risk management and leadership development. Each of our directors also has experience serving on boards of directors and board committees of other public companies and has an understanding of corporate governance practices and trends.

The CGRC also believes that each of the nominees has other key attributes that are important to an effective board: integrity, candor, analytical skills, the willingness to engage management and each other in a constructive and collaborative fashion, and the ability and commitment to devote significant time and energy to service on the Board and its Committees. The CGRC takes into account diversity considerations in determining the Company’s slate and planning for Director succession and believes that, as a group, the nominees bring a diverse range of perspectives to the Board’s deliberations. Each of the nominees, other than Mr. Cote, is also independent of the Company and management. See “Director Independence” beginning on page 15 of this proxy statement.

In addition to the above, the CGRC also considered the specific experience described in the biographical details that follow in determining to nominate the individuals set forth below for election as directors.

NOMINEES FOR ELECTION

GORDON M. BETHUNE, Retired Chairman and Chief Executive Officer of Continental Airlines, Inc.
Mr. Bethune is the retired Chairman of the Board and Chief Executive Officer of Continental Airlines, Inc., an international commercial airline company. Mr. Bethune joined Continental Airlines, Inc. in February 1994 as President and Chief Operating Officer. He was elected President and Chief Executive Officer in November 1994 and Chairman of the Board and Chief Executive Officer in 1996, in which positions he served until his retirement in December of 2004. Prior to joining Continental, Mr. Bethune held senior management positions with the Boeing Company, Piedmont Airlines, Western Airlines, Inc. and Braniff Airlines. Additionally, Mr. Bethune served as Vice President/General Manager of the Boeing Renton division where he was responsible for the manufacturing and design of the B757 and B737 aircraft programs. He is licensed as a commercial pilot, type rated on the B757 and B767 airplanes and the DC-3. He is also a licensed airframe and power plant mechanic. Mr. Bethune is also a director of Prudential Financial Inc. and Sprint Nextel Corporation. He previously served as a director of Willis Group Holdings Ltd. (2004–2008). Mr. Bethune was a director of Honeywell Inc. from April 1999 to December 1999.

Areas of Relevant Experience: Commercial airlines, including marketing, branding, cost control and restructuring, international operations and government regulation; aircraft manufacturing, design, maintenance and repair; financial services; insurance.

Director since 1999	Age 68

KEVIN BURKE, Chairman, President and Chief Executive Officer of Consolidated Edison, Inc. (Con Edison)
Mr. Burke joined Con Edison in 1973 and has held positions of increasing responsibility in system planning, engineering, law, nuclear power, construction, and corporate planning. He served as senior vice president, with responsibility for customer service and for Con Edison’s electric transmission and distribution systems. In 1999, Mr. Burke was elected president of Orange and Rockland Utilities, Inc., a subsidiary of Con Edison. He was elected president and chief operating officer of Consolidated Edison Company of New York in 2000 and elected chief executive officer in 2005. Mr. Burke was appointed president and chief executive officer of Con Edison in 2005, and elected chairman in 2006. In addition, Mr. Burke is Chairman of the Board of Trustees of Consolidated Edison of New York and a director of Orange & Rockland Utilities, Inc., both of which are affiliates of Con Edison.

Areas of Relevant Experience: Energy production and distribution; energy efficiency; alternative sources of energy; engineering and construction; development of new service offerings; government regulation.

Director since 2010	Age 59

JAIME CHICO PARDO, Co-Chairman of the Board of Telefonos de Mexico,
S.A.B. de C.V. (TELMEX)
Mr. Chico Pardo has been Co-Chairman of the Board of TELMEX, a telecommunications company based in Mexico City, since April 2009 and previously served as Chairman from October 2006 to April 2009. He joined TELMEX as Vice Chairman and Chief Executive Officer in 1995, a position which he held until October 2006. In November 2006, Mr. Chico Pardo became Co-Chairman of the Board of IDEAL, a company engaged in investment in and management of infrastructure assets in Latin America. He has also been Chairman of Carso Global Telecom, S.A. de C.V. since 1996. Prior to joining TELMEX, Mr. Chico Pardo served as President and Chief Executive Officer of Grupo Condumex, S.A. de C.V., a manufacturer of products for the construction, automobile and telecommunications industries, and Euzkadi/General Tire de Mexico, a manufacturer of automotive and truck tires. Mr. Chico Pardo has also spent a number of years in the international and investment banking business. Mr. Chico Pardo is a director of IDEAL, CICSA, Carso Global Telecom, Grupo Carso, S.A. de C.V., Telefonos de Mexico, S.A.B de C.V. and Telmex Internacional, all of which are affiliates of TELMEX. Mr. Chico Pardo will not be standing for re-election to the boards of Telmex Internacional, Carso Global Telecom and Grupo Carso in 2010. Mr. Chico Pardo is also a director of AT&T, Inc. He previously served as a director of America Movil, S.A.B. de C.V. (2001–2009) and America Telecom (2001–2006), both of which are affiliates of TELMEX. Mr. Chico Pardo was a director of Honeywell Inc. from September 1998 to December 1999.

Areas of Relevant Experience: Telecommunications; automotive; manufacturing; engineering; construction; management of infrastructure assets.

Director since 1999	Age 60

DAVID M. COTE, Chairman and Chief Executive Officer of Honeywell International Inc.
Mr. Cote has been Chairman and Chief Executive Officer since July 2002. He joined Honeywell as President and Chief Executive Officer in February 2002. Prior to joining Honeywell, he served as Chairman, President and Chief Executive Officer of TRW Inc., a provider of products and services for the aerospace, information systems and automotive markets, from August 2001 to February 2002. From February 2001 to July 2001, he served as President and Chief Executive Officer and from November 1999 to January 2001 he served as President and Chief Operating Officer of TRW. Mr. Cote was Senior Vice President of General Electric Company and President and Chief Executive Officer of GE Appliances from June 1996 to November 1999. He is also a director of JPMorgan Chase & Co.

Areas of Relevant Experience: Senior leadership roles in global, multi-industry organizations; ability to drive a consistent One Honeywell approach across a large multi-national organization; detailed knowledge and unique perspective and insights regarding the strategic and operational opportunities and challenges, economic and industry trends, and competitive and financial positioning of the Company and its businesses.

Director since 2002	Age 57

D. SCOTT DAVIS, Chairman and Chief Executive Officer of United Parcel Service, Inc. (UPS)
Mr. Davis joined United Parcel Service, Inc., a leading global provider of package delivery, specialized transportation and logistics services in 1986, and has served as Chairman and Chief Executive Officer since January 1, 2008. Prior to this, he served as Vice Chairman since December 2006 and as Senior Vice President, Chief Financial Officer and Treasurer since January 2001. Previously, Mr. Davis held various leadership positions with UPS, primarily in the finance and accounting areas. Prior to joining UPS, he was Chief Executive Officer of II Morrow, a developer of general aviation and marine navigation instruments. Mr. Davis is a Certified Public Accountant. He previously served as the chairman of the board of the Federal Reserve Bank of Atlanta (2003–2009).

Areas of Relevant Experience: Transportation and logistics services; international operations, global economic indicators and issues; public policy; financial reporting, accounting and controls.

Director since 2005	Age 58

LINNET F. DEILY, Former Deputy U.S. Trade Representative and Ambassador
Ms. Deily was Deputy U.S. Trade Representative and U.S. Ambassador to the World Trade Organization from 2001 to 2005. From 2000 until 2001, she was Vice Chairman of The Charles Schwab Corp. Ms. Deily served as President of the Schwab Retail Group from 1998 until 2000 and President of Schwab Institutional—Services for Investment Managers from 1996 to 1998. Prior to joining Schwab, she was the Chairman of the Board, Chief Executive Officer and President of First Interstate Bank of Texas from 1990 until 1996. She is also a director of Chevron Corporation. Ms. Deily previously served as a director of Alcatel-Lucent (2006–2008) and Lucent Technologies (2005–2006).

Areas of Relevant Experience: International trade; capital markets; banking; corporate finance; government and public policy; telecommunications and information services; refinery and petrochemical industries; financial reporting; accounting and controls.

Director since 2006	Age 64

CLIVE R. HOLLICK, Senior Adviser, Kohlberg Kravis Roberts & Co.
In April of 2005, Lord Hollick joined Kohlberg Kravis Roberts & Co., a private equity firm, as a Managing Director, focusing on investments in the media and financial services sectors, and was appointed Partner in April 2006 and then Senior Adviser in February 2009. Prior to that time, and beginning in 1996, Lord Hollick was the Chief Executive of United Business Media plc, a London-based, international information, broadcasting, financial services and publishing group. From 1974 to 1996, he held various leadership positions with MAI plc (which merged into United Business Media in 1996) and its predecessor companies. Lord Hollick is also a director of Diageo plc, and ProSiebenSat.1 Media AG. He previously served as a director of The Nielsen Company B.V. (2008–2009) and United Business Media (1996–2005).

Areas of Relevant Experience: International media (information, broadcasting and publishing); financial services; marketing and branding; technology and innovation; operating environment and trends in European markets; mergers and acquisitions, including in a private equity context; public policy in the UK and Europe.

Director since 2003	Age 64

GEORGE PAZ, Chairman, President and Chief Executive Officer of Express Scripts, Inc.
Mr. Paz was elected a director of Express Scripts, Inc. in January 2004 and has served as Chairman of the Board since May 2006. Mr. Paz was elected President of Express Scripts in October 2003 and assumed the role of Chief Executive Officer in April 2005. Mr. Paz joined Express Scripts as Senior Vice President and Chief Financial Officer in January 1998 and continued to serve as its Chief Financial Officer following his election as President until April 2004.

Areas of Relevant Experience: Tax; financial reporting; accounting and controls; insurance and risk management; government regulation; employee health benefits.

Director since 2008	Age 54

BRADLEY T. SHEARES, Former Chief Executive Officer of Reliant
Pharmaceuticals, Inc., Former President, U.S. Human Health, Merck & Co., Inc.
Dr. Sheares served as Chief Executive Officer of Reliant Pharmaceuticals, Inc., a pharmaceutical company with integrated sales, marketing and development expertise that marketed a portfolio of branded cardiovascular pharmaceutical products, from January 2007 through its acquisition by GlaxoSmithKline plc in December 2007. Prior to joining Reliant, Dr. Sheares served as President of U.S. Human Health, Merck & Co. from March of 2001 until July 2006. Prior to that time, he served as Vice President, Hospital Marketing and Sales for Merck’s U.S. Human Health business. Dr. Sheares joined Merck in 1987 as a research fellow in the Merck Research Laboratories and held a wide range of positions within Merck, in business development, sales, and marketing, before becoming Vice President in 1996. He is also a director of The Progressive Corporation, Covance Inc., IMS Health Incorporated and Henry Schein, Inc.

Areas of Relevant Experience: Sales and marketing; advertising and promotion; brand management; research and development; healthcare; complex regulatory and legal issues; risk management; mergers and acquisitions.

Director since 2004	Age 53

MICHAEL W. WRIGHT, Retired Chairman, President and Chief Executive Officer of SUPERVALU INC.
Mr. Wright was elected President and Chief Operating Officer of SUPERVALU INC., a food distributor and retailer, in 1978, Chief Executive Officer in 1981, and Chairman of the Board in 1982. He retired as President and CEO in June 2001, and as Chairman in May 2002. He joined SUPERVALU INC. as Senior Vice President of Administration and as a member of the board of directors in 1977. Prior to 1977, Mr. Wright was a partner in the law firm of Dorsey & Whitney. Mr. Wright is also a director of Canadian Pacific Railway. He previously served as a director of Wells Fargo & Company (1999–2009). Mr. Wright was a director of Honeywell Inc. from April 1987 to December 1999.

Areas of Relevant Experience: Retail distribution; transportation and logistics; banking and financial services; law.

Director since 1999	Age 71

CORPORATE GOVERNANCE

BOARD OF DIRECTORS

The primary functions of Honeywell’s Board of Directors are:

•	to oversee management performance on behalf of shareowners;

•	to ensure that the long-term interests of the shareowners are being served;

•	to monitor adherence to Honeywell standards and policies;

•	to promote the exercise of responsible corporate citizenship; and

•	to perform the duties and responsibilities assigned to the Board by the laws of Delaware, Honeywell’s state of incorporation.

BOARD MEETINGS

The Board of Directors held seven meetings during 2009. The average attendance at meetings of the Board and Board Committees during 2009 was 96%. During this period, all of the directors attended or participated in more than 85% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all Committees of the Board of Directors on which each such director served.

BOARD LEADERSHIP STRUCTURE

The Board of Directors believes that Mr. Cote’s service as both Chairman of the Board and CEO is in the best interest of the Company and its shareowners. Mr. Cote possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and its businesses and is thus best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters.

His combined role enables decisive leadership, ensures clear accountability, and enhances the Company’s ability to communicate its message and strategy clearly and consistently to the Company’s shareowners, employees, customers and suppliers, particularly during times of turbulent economic and industry conditions. This has been beneficial in driving a unified “One Honeywell” approach to core operating processes across a global, multi-industry organization of approximately 122,000 employees.

Each of the directors other than Mr. Cote is independent and the Board believes that the independent directors provide effective oversight of management. Moreover, in addition to feedback provided during the course of Board meetings, the independent directors have regular executive sessions. Directors serve as the chairperson, or presiding director, for these executive sessions on a rotating basis (meeting-by-meeting) in accordance with years of service on the Board. The Company believes that this approach effectively encourages full engagement of all directors in executive sessions, while avoiding unnecessary hierarchy. Following an executive session of independent directors, the presiding director acts as a liaison between the independent directors and the Chairman regarding any specific feedback or issues, provides the Chairman with input regarding agenda items for Board and Committee meetings, and coordinates with the Chairman regarding information to be provided to the independent directors in performing their duties. The Board believes that this approach appropriately and effectively complements the combined CEO/Chairman structure.

Although the Company believes that the combination of the Chairman and CEO roles is appropriate in the current circumstances, Honeywell’s Corporate Governance Guidelines do not establish this approach as a policy, but as a matter that is part of succession planning for the Chief Executive Officer position.

BOARD COMMITTEES

The Board currently has the following Committees: Audit; Corporate Governance and Responsibility; Management Development and Compensation; and Retirement Plans. Each Committee consists entirely of independent, non-employee directors (see “Director Independence” beginning on page 15). The charter of each Committee of the Board of Directors is available free of charge on our website, www.honeywell.com, under the heading “Investor Relations” (see “Corporate Governance”—“Board

Committees”) or by writing to Honeywell, 101 Columbia Road, Morris Township, NJ 07962, c/o Vice President and Corporate Secretary.

The table below lists the current membership of each Committee and the number of Committee meetings held in 2009.

Name	Audit		Corporate Governance and Responsibility		Management Development and Compensation		Retirement Plans
Mr. Bethune			X		X
Mr. Burke	X						X
Mr. Chico Pardo			X				X	*
Mr. Davis	X	*					X
Ms. Deily	X		X
Mr. Hollick					X		X
Mr. Paz.	X		X
Dr. Sheares					X		X
Mr. Stafford	X				X	*
Mr. Wright	X		X	*
2009 Meetings	10		4		6		3

*	Committee Chairperson

Mr. Stafford will retire at the 2010 Annual Meeting. Effective April 26, 2010, Mr. Davis will become Chair of the Management Development and Compensation Committee, and Ms. Deily will become Chair of the Audit Committee. Mr. Davis will remain on the Audit Committee, but not on the Retirement Plans Committee.

The primary functions of each of the Board Committees are described below.

Audit Committee

The primary functions of this Committee are to: appoint (subject to shareowner approval), and be directly responsible for, the compensation, retention and oversight of, the firm that will serve as independent accountants to audit our financial statements and to perform services related to the audit (including the resolution of disagreements between management and the independent accountants regarding financial reporting); review the scope and results of the audit with the independent accountants; review with management and the independent accountants, prior to the filing thereof, the annual and interim financial results (including Management’s Discussion and Analysis) to be included in Forms 10-K and 10-Q, respectively; consider the adequacy and effectiveness of our internal accounting controls and auditing procedures; review, approve and thereby establish procedures for the receipt, retention and treatment of complaints received by Honeywell regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and consider the accountants’ independence and establish policies and procedures for pre-approval of all audit and non-audit services provided to Honeywell by the independent accountants who audit its financial statements. At each meeting, Committee members meet privately with representatives of PricewaterhouseCoopers LLP, our independent accountants, and with Honeywell’s Vice President—Corporate Audit. The Board has determined that Mr. Davis, Ms. Deily and Mr. Paz satisfy the “accounting or related financial management expertise” requirements set forth in the NYSE Corporate Governance Rules, and has designated Mr. Davis as the “audit committee financial expert”, as such term is defined by the SEC. See page 64 for the Audit Committee Report.

Corporate Governance and Responsibility Committee

The primary functions of this Committee are to: identify individuals qualified to become Board members and recommend to the Board the nominees for election to the Board at the next Annual Meeting of Shareowners; review and make a recommendation to the Board regarding whether to accept a resignation tendered by a Board nominee who does not receive a majority of votes cast for his or her election in an uncontested election of directors; review annually and recommend changes to the Corporate Governance Guidelines; lead the Board in its annual review of the performance of the

Board and its Committees; review policies and make recommendations to the Board concerning the size and composition of the Board, the qualifications and criteria for election to the Board, retirement from the Board, compensation and benefits of non-employee directors, the conduct of business between Honeywell and any person or entity affiliated with a director, and the structure and composition of Board Committees; and review Honeywell’s policies and programs relating to compliance with its Code of Business Conduct, health, safety and environmental matters, equal employment opportunity and such other matters as may be brought to the attention of the Committee regarding Honeywell’s role as a responsible corporate citizen. See “Identification and Evaluation of Director Candidates” on pages 16-17 and “Director Compensation” on pages 18–20.

Management Development and Compensation Committee

The Company’s executive compensation program is administered by the Management Development and Compensation Committee. Each member of the Committee qualifies as an outside director within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The primary functions of this Committee are to: evaluate and approve executive compensation plans, policies and programs, including review and approval of executive compensation-related corporate goals and objectives (i.e., determination of performance metrics under the Company’s incentive and equity-based compensation plans); review and approve the individual goals and objectives of the Company’s executive officers; evaluate the CEO’s performance relative to established goals and objectives and, together with the other independent directors, determine and approve the CEO’s compensation level based on this evaluation; review and determine the annual salary and other remuneration (including under incentive compensation and equity-based plans) of all other officers; review and discuss with management, prior to the filing thereof, the Compensation Discussion and Analysis and other executive compensation disclosure included in this proxy statement; produce the annual Compensation Committee Report included in this proxy statement; review the management development program, including executive succession plans; recommend individuals for election as officers; and review or take such other action as may be required in connection with the bonus, stock and other benefit plans of Honeywell and its subsidiaries. While the Committee’s charter authorizes it to delegate its powers to sub-committees, the Committee did not do so during 2009. See page 39 for the Report of the Management Development and Compensation Committee.

Role of Consultant

The Committee has sole authority to retain and terminate a compensation consultant to assist in the evaluation of CEO or senior executive compensation. Under the Committee’s established policy, its consultant cannot provide any other services to the Company. Since October 2009, the Committee has retained Pearl Meyer & Partners as its independent compensation consultant. Previously the Committee retained Semler Brossy Consulting Group to serve as its independent compensation consultant. In accordance with its policy, neither of these consultants provided any other services to the Company.

The consultant compiles information and provides advice regarding the components and mix (short-term/long-term; fixed/variable; cash/equity) of the executive compensation programs of the Company and its “Peer Group” (see page 30 of this proxy statement for further detail regarding the Peer Group) and analyzes the relative performance of the Company and the Peer Group with respect to the financial metrics used in the programs. The consultant also provides information regarding emerging trends and best practices in executive compensation. In addition to information compiled by the consultant, the Committee also reviews general survey data compiled and published by third parties; neither the Committee nor the Company has any input into the scope of or companies included in these third party surveys.

While the Committee reviews information provided by its consultant regarding compensation paid by the Peer Group, as well as third party survey data, as a general indicator of relevant market conditions, the Committee does not target a specific competitive position relative to the market in making its compensation determination. See “Peer Group” on page 30 of this proxy statement for further discussion.

The consultant retained by the Committee reports to the Committee Chair and has direct access to Committee members. The consultant periodically attends Committee meetings either in person or by telephone, and meets with the Committee in executive session without management present.

Input From Senior Management

The Committee considers input from senior management in making determinations regarding the overall executive compensation program and the individual compensation of the executive officers. As part of the Company’s annual planning process, the CEO, CFO and Senior Vice President—Human Resources and Communications develop targets for the Company’s incentive compensation programs and present them to the Committee. These targets are reviewed by the Committee to ensure alignment with the Company’s strategic and annual operating plans, taking into account the targeted year-over-year and multi-year improvements as well as identified opportunities and risks. Based on performance appraisals, including an assessment of the achievement of pre-established financial and non-financial management objectives, the CEO recommends base salary adjustments and cash and equity incentive award levels for the Company’s other executive officers. See “Compensation Discussion and Analysis” beginning on page 24 of this proxy statement for additional discussion. Each year, the CEO presents to the Committee and the full Board his evaluation of each executive officer’s contribution and performance over the past year, strengths and development needs and actions, and reviews succession plans for each of the executive officers.

Retirement Plans Committee

The primary functions of this Committee are to: appoint the trustees for funds of the employee pension benefit plans of Honeywell and certain subsidiaries; review funding strategies; review investment policy for fund assets; and oversee members of the committees that direct the investment of pension fund assets.

BOARD’S ROLE IN RISK OVERISGHT

The Board as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant Board Committees that report on their deliberations to the Board. The oversight responsibility of the Board and its Committees is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. These areas of focus include competitive, economic, operational, financial (accounting, credit, liquidity, and tax), legal, regulatory, compliance, health, safety and environment, political, and reputational risks. The Board and its Committees oversee risks associated with their respective principal areas of focus, as summarized below. Each Committee meets in executive session with key management personnel and representatives of outside advisors (for example, the Vice President—Internal Audit meets in executive session with the Audit Committee).

Board/Committee	Primary Areas of Risk Oversight
Full Board

Strategic, financial and execution risks and exposures associated with the annual operating plan, and five-year strategic plan (including matters affecting capital allocation); major litigation and regulatory exposures and other current matters that may present material risk to the Company’s operations, plans, prospects or reputation; acquisitions and divestitures (including through post-closing reviews); senior management succession planning.

Board/Committee	Primary Areas of Risk Oversight
Audit Committee

Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, investment guidelines and credit and liquidity matters.

Corporate Governance and Responsibility Committee	Risks and exposures relating to Honeywell’s programs and policies relating to legal compliance; health, safety, and environment; corporate governance; and director succession planning.
Management Development and Compensation Committee	Risks and exposures associated with leadership assessment, management succession planning, and executive compensation programs and arrangements, including incentive plans.
Retirement Plans Committee	Risks and exposures associated with Honeywell’s employee pension and savings plans, including their relative investment performance, asset allocation strategies and funded status.

DIRECTOR INDEPENDENCE

The Company’s Corporate Governance Guidelines state that the “Board intends that, at all times, a substantial majority of its directors will be considered independent under relevant NYSE and SEC guidelines.” The Corporate Governance and Responsibility Committee conducts an annual review of the independence of the members of the Board and its Committees and reports its findings to the full Board. Based on the report and recommendation of the Corporate Governance and Responsibility Committee, the Board has determined that each of the non-employee nominees standing for election to the Board at the Annual Meeting—Messrs. Bethune, Burke, Chico Pardo, Davis, Hollick, Paz, Sheares, and Wright and Ms. Deily—satisfies the independence criteria (including the enhanced criteria with respect to members of the Audit Committee) set forth in the applicable NYSE listing standards and SEC rules. Mr. Stafford, who is retiring from the Board, is also independent under these standards. Each Board Committee member qualifies as a non-employee director within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationships (including vendor, supplier, consulting, legal, banking, accounting, charitable and family relationships) with Honeywell, other than as a director and shareowner. NYSE listing standards also impose certain per se bars to independence, which are based upon a director’s relationships with Honeywell currently and during the three years preceding the Board’s determination of independence.

The Board considered all relevant facts and circumstances in making its determinations, including the following:

•	No non-employee director receives any direct compensation from Honeywell other than under the director compensation program described on pages 18–20 of this proxy statement.

•	No immediate family member (within the meaning of the NYSE listing standards) of any non-employee director is an employee of Honeywell or otherwise receives direct compensation from Honeywell.

•	No non-employee director is an employee of Honeywell’s independent accountants and no non-employee director (or any of their respective immediate family members) is a current partner of

Honeywell’s independent accountants, or was within the last three years, a partner or employee of Honeywell’s independent accountants and personally worked on Honeywell’s audit.

•	No non-employee director is a member, partner, or principal of any law firm, accounting firm or investment banking firm that receives any consulting, advisory or other fees from Honeywell.

•

No Honeywell executive officer is on the compensation committee of the board of directors of a company that employs any of our non-employee directors (or any of their respective immediate family members) as an executive officer.

•

No non-employee director (or any of their respective immediate family members) is indebted to Honeywell, nor is Honeywell indebted to any non-employee director (or any of their respective immediate family members).

•	No non-employee director serves as an executive officer of a charitable or other tax-exempt organization that received contributions from Honeywell.

•

Honeywell has commercial relationships (purchase and/or sale of products and services) with companies at which our directors serve, or during the last completed fiscal year served, as officers (TELMEX, UPS, and Con Edison). In each case, (i) the relevant products and services were provided on the same terms and conditions as similar products and services provided by or to similarly situated customers and suppliers; (ii) the relevant director did not initiate or negotiate the relevant transaction, each of which was in the ordinary course of business of both companies, and (iii) the combined amount of such purchases and sales was less than 0.39% of the consolidated gross revenues of each of Honeywell and the other company in each of the last three completed fiscal years. This level is significantly below the relevant per se bar to independence set forth in the NYSE listing standards, which uses a 2% of total revenue threshold and applies it to each of purchases and sales rather than the combination of the two.

•

While a non-employee director’s service as an outside director of another company with which Honeywell does business is not within the NYSE per se independence bars and would generally not be expected to raise independence issues, the Board also considered those relationships and confirmed the absence of any material commercial relationships with any such company. Specifically, those commercial relationships were in the ordinary course of business for Honeywell and the other companies involved and were on terms and conditions available to similarly situated customers and suppliers.

•

Although not within the NYSE per se independence bars, the Board also considered Mr. Cote’s service on a KKR Advisory Board regarding the integration and operation of acquired companies (Mr. Hollick is a Senior Adviser to KKR) and determined that the relationship was not material.

The above information was derived from the Company’s books and records and responses to questionnaires completed by the directors in connection with the preparation of this proxy statement.

IDENTIFICATION AND EVALUATION OF DIRECTOR CANDIDATES

The Board has determined that its Corporate Governance and Responsibility Committee shall, among other responsibilities, serve as the nominating committee. The Committee consists entirely of independent directors under applicable SEC rules and NYSE listing standards. The Committee operates under a written charter adopted by the Board of Directors. A copy of the charter is available at the Company’s website www.honeywell.com, under the heading “Investor Relations” (see “Corporate Governance—Board Committees”), or by writing to Honeywell, 101 Columbia Road, Morris Township, New Jersey 07962 c/o Vice President and Corporate Secretary. The Committee is charged with seeking individuals qualified to become directors and recommending candidates for all directorships to the full Board of Directors. The Committee considers director candidates in anticipation of upcoming director elections and other potential or expected Board vacancies.

The Committee considers director candidates suggested by members of the Committee, other directors, senior management and shareowners. The Committee has retained, at the expense of the Company, a search firm to identify potential director candidates, and is also authorized to retain other external advisors for specific purposes, including performing background reviews of potential candidates. The search firm retained by the Committee has been provided guidance as to the particular experience, skills and other characteristics that the Board is seeking. The Committee has delegated responsibility for day-to-day management and oversight of the search firm engagement to the Chairman of the Board and/or the Company’s Senior VP—Human Resources and Communications.

Preliminary interviews of director candidates may be conducted by the Chairman of the Committee or, at his request, any other member of the Committee, the Chairman of the Board and/or a representative of the search firm retained by the Committee. Background material pertaining to director candidates is distributed to the members of the Committee for their review. Director candidates who the Committee determines merit further consideration are interviewed by the Chairman of the Committee and such other Committee members, directors and key senior management personnel as determined by the Chairman of the Committee. The results of these interviews are considered by the Committee in its deliberations.

The Committee annually reviews with the Board the requisite skills and characteristics of Board members, as well as the composition of the Board as a whole. This assessment includes a consideration of independence, diversity, age, skills, experience and industry backgrounds in the context of the needs of the Board and the Company, as well as the ability of current and prospective directors to devote sufficient time to performing their duties in an effective manner. Directors are expected to exemplify the highest standards of personal and professional integrity; and to constructively challenge management through their active participation and questioning. In particular, the Committee seeks directors with established strong professional reputations and expertise in areas relevant to the strategy and operations of the Company’s businesses. While the Company’s Corporate Governance Guidelines do not prescribe diversity standards, as a matter of practice, the Committee considers diversity in the context of the Board as a whole and takes into account the personal characteristics (gender, ethnicity, age) and experience (industry, professional, public service) of current and prospective directors to facilitate Board deliberations that reflect a broad range of perspectives. The Committee conducts regular reviews of current directors whose terms are nearing expiration, but who may be proposed for re-election, in light of the considerations described above and their past contributions to the Board.

This year, one director, Kevin Burke, is nominated for election to the Board of Directors who has not previously stood for election to the Board by the shareowners. Mr. Burke was identified by a third-party search firm and was elected to the Board, effective January 6, 2010.

Shareowners wishing to recommend a director candidate to the Committee for its consideration should write to the Committee, in care of Vice President and Corporate Secretary, Honeywell, 101 Columbia Road, Morris Township, New Jersey 07962. To receive meaningful consideration, a recommendation should include the candidate’s name, biographical data, and a description of his or her qualifications in light of the above criteria. Shareowners wishing to nominate a director should follow the procedures set forth in the Company’s By-laws and described under “Director Nominations” on page 73 of this proxy statement.

The Company did not receive in a timely manner, in accordance with SEC requirements, any recommendation of a director candidate from a shareowner, or group of shareowners, that beneficially owned more than 5% of the Common Stock for at least one year as of the date of recommendation.

PROCESS FOR COMMUNICATING WITH BOARD MEMBERS

Interested parties may communicate directly with the presiding director for an upcoming meeting or the non-employee directors as a group by writing to Honeywell, 101 Columbia Road, Morris Township, New Jersey 07962, c/o Vice President and Corporate Secretary. Communications may also be sent to individual directors at the above address.

DIRECTOR ATTENDANCE AT ANNUAL MEETINGS

The Company has no specific policy regarding director attendance at its Annual Meeting of Shareowners. Generally, however, Board and Committee meetings are held immediately preceding and following the Annual Meeting of Shareowners, with directors attending the Annual Meeting. All of the directors attended last year’s Annual Meeting of Shareowners.

DIRECTOR COMPENSATION

The Corporate Governance and Responsibility Committee reviews and makes recommendations to the Board regarding the form and amount of compensation for non-employee directors. Directors who are employees of Honeywell receive no compensation for service on the Board. Honeywell’s director compensation program is designed to enable continued attraction and retention of highly qualified directors by ensuring that director compensation is in line with peer companies competing for director talent, and is designed to address the time, effort, expertise and accountability required of active Board membership. In general, the Corporate Governance and Responsibility Committee and the Board believe that annual compensation for non-employee directors should consist of both a cash component, designed to compensate members for their service on the Board and its Committees, and an equity component, designed to align the interests of directors and shareowners and, by vesting over time, to create an incentive for continued service on the Board.

Annual Compensation

Each non-employee director receives an annual Board cash retainer of $80,000. Each also receives a cash fee of $2,500 for each Board meeting attended, an annual cash retainer of $10,000 for each Board Committee on which he or she serves ($15,000 for Audit Committee), and an additional Committee Chair cash retainer of $15,000 for the Audit Committee and $10,000 for all other Board Committees. While no fees are generally paid for attending Committee meetings, a $1,000 cash fee is paid for attendance at a Committee meeting, or other extraordinary meeting related to Board business, which occurs apart from a regularly scheduled Board meeting.

At the commencement of each year, $60,000 in common stock equivalents is automatically credited to each director’s account in the Deferred Compensation Plan for Non-Employee Directors, which amounts are only payable after termination of Board service, and are paid, in cash, as either a lump sum or in equal annual installments.

Each director receives an annual grant of options to purchase 5,000 shares of Common Stock at the fair market value on the date of grant, which is the date of the Annual Meeting of Shareowners. Starting in 2007, the vesting period was extended from three to four years, with the vesting occurring in four equal annual installments. These options also become fully vested at the earliest of the director’s retirement from the Board on or after the mandatory retirement age set by the Board and in effect on the date of grant, death, disability or change in control, as set forth in the 2006 Stock Plan for Non-Employee Directors of Honeywell (the “Non-Employee Director Plan”) or applicable predecessor plan.

Deferred Compensation

A director may also elect to defer, until a specified calendar year or termination of Board service, all or any portion of his or her annual cash retainers and fees that are not automatically deferred, and to have such compensation credited to his or her account in the Deferred Compensation Plan for Non- Employee Directors. Amounts credited either accrue interest (7.2% for 2009 and set at 4.8% for 2010) or are valued as if invested in a Honeywell common stock fund or one of the other funds available to participants in our employee savings plan. The unit price of the Honeywell common stock fund is increased to take dividends into account. Upon a change of control, as defined in the Non-Employee Director Plan, a director may elect a lump-sum payment of amounts deferred before 2006.

The non-employee directors of the Company who were previously non-employee directors of Honeywell Inc. (Messrs. Bethune, Chico Pardo and Wright) participate in the legacy Honeywell Inc. Non-Employee Directors Fee and Stock Unit Plan. The last fee deferral under this plan occurred on December 1, 1999. Since that date, deferred amounts are increased only by cash dividends that are converted into shares of Common Stock by dividing the cash amount by the closing price of the Common Stock on the dividend payment date. Payment will be made to a participating director in whole shares of Common Stock following the earlier of a change in control or the director’s termination of Board service for any reason. Fractional shares will be paid in cash. Share payments will be made to a participating director in one payment or annual installments, as elected by the director. A director may elect to change the payment form if such election is made at least one year prior to the payment date.

Other Benefits

Non-employee directors are also provided with $350,000 in business travel accident insurance. They are also eligible to elect $100,000 in term life insurance and medical and dental coverage for themselves and their eligible dependents that is identical to similar coverage offered to the Company’s active salaried employees. In September 2008, the Board determined that new directors would be responsible for paying premiums for term life insurance and medical and dental coverage which they elected to receive. Honeywell also matches, dollar for dollar, any charitable contribution made by a director to any qualifying educational institution or charity, up to a maximum of $25,000 in the aggregate per director, per calendar year. In addition, directors may use company aircraft for travel to and from Board and Committee meetings.

Prior to January 1, 2010, under the terms of the Company’s aircraft usage policy, if the presence of the director’s spouse at a Board function is requested by the Company and the spouse travels with the director to such function on Company aircraft, the Company imputed income to the director for spousal travel for income tax purposes and reimbursed the director for the estimated taxes related to the imputed income. Effective January 1, 2010, the Company will no longer reimburse the directors for the estimated taxes related to imputed income from spousal travel on Company aircraft.

Restricted Stock Unit Grant Upon Election to Board

New directors receive a one-time grant of 3,000 restricted stock units that vest on the earliest of the fifth anniversary of continuous Board service, death, disability or change in control. During this period, the director will receive dividend equivalents that will be deemed automatically reinvested into additional restricted stock units to be paid out only when the underlying shares vest and will not have any voting rights. The director may defer the receipt of the restricted stock units on substantially the same terms and conditions as officers of the Company with respect to new grants of restricted stock units.

Stock Ownership Guidelines

Director stock ownership guidelines have been adopted under which each non-employee director, while serving as a director of the Company, must (i) hold at least $300,000 of Common Stock (including restricted shares and restricted stock units) and/or common stock equivalents and (ii) hold net gain shares from option exercises for one year. “Net gain shares” means the number of shares obtained by exercising the option, less the number of shares the director sells to cover the exercise price of the options and pay applicable taxes. Directors have five years from election to the Board to attain the prescribed ownership threshold. All directors other than Mr. Paz (elected to the Board on December 12, 2008) have attained the prescribed ownership threshold.

Director Compensation—Fiscal Year 2009

Director Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Option Awards (2) (3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)($)	All Other Compensation (5) ($)	Total ($)
Gordon Bethune	$179,500	—	$37,600	$31,444	$8,504	$257,048
Jaime Chico Pardo	$186,000	—	$37,600	—	$21,110	$244,710
D. Scott Davis	$201,500	—	$37,600	$7,521	$956	$247,577
Linnet Deily	$187,500	—	$37,600	—	$30,357	$255,457
Clive Hollick	$178,500	—	$37,600	$2,629	$4	$218,733
George Paz	$187,500	—	$37,600	—	$25,004	$250,104
Bradley Sheares	$176,000	—	$37,600	$8,956	$25,605	$248,161
John Stafford	$195,000	—	$37,600	$72,044	$28,079	$332,723
Michael Wright	$197,500	—	$37,600	—	$27,935	$263,035

(1)	All fees earned, whether paid in cash or deferred under the Deferred Compensation Plan for Non-Employee Directors (including amounts treated as deferred in the Honeywell common stock fund).

(2)	The outstanding stock awards and option awards held at December 31, 2009 by each of the listed individuals are set forth in the chart below:

Director Name	Outstanding Stock Awards at 12/31/09	Outstanding Option Awards at 12/31/09
Mr. Bethune	—	38,000
Mr. Chico Pardo	—	38,000
Mr. Davis	3,000	20,000
Ms. Deily	3,000	20,000
Mr. Hollick	—	30,000
Mr. Paz.	3,000	5,000
Dr. Sheares	—	25,000
Mr. Stafford	—	38,000
Mr. Wright	—	38,000

(3)

The amounts set forth in this column represent the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. Option awards for non-employee directors were made in April 2009 with a Black-Scholes value of $7.52 per share. A more detailed discussion of the assumptions used in the valuation of option awards made in fiscal year 2009 may be found in Note 20 of the Notes to the Financial Statements in the Company’s Form 10-K for the year ended December 31, 2009.

(4)

Amounts included in this column reflect above-market earnings on deferred compensation. Amounts invested in cash under the Deferred Compensation Plan for Non-Employee Directors are credited with the same rate of interest that applies to executives under the Honeywell Salary and Incentive Award Deferral Plan for Selected Employees. Deferrals for the 2006 plan year and later earn a rate of interest, compounded daily, based on the Company’s 15-year cost of borrowing. The rate is subject to change annually. For 2009, this rate was 7.2%, and set at 4.8% for 2010. Deferrals for the 2005 plan year earn a rate of interest, compounded daily, which was set at an above-market rate before the beginning of the plan year and is subject to change annually. Deferrals for the 2004 plan year and prior plan years earn a rate of interest, compounded daily, that was set at an above-market rate before the beginning of each plan year. This rate is fixed until the deferral is distributed.

(5)	See “Director Compensation—Other Benefits” above for a description of the items included in the All Other Compensation column for 2009. Honeywell matched charitable contributions in the amounts of:

Director Name	Matched Charitable Contributions
Mr. Bethune	$8,500
Mr. Chico Pardo	$20,000
Ms. Deily	$24,650
Mr. Paz	$25,000
Dr. Sheares	$25,000
Mr. Stafford	$25,000
Mr. Wright	$25,000

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Applicable Policies and Procedures

The Company has written policies and procedures for approval or ratification of related person transactions. Article EIGHTH of Honeywell’s Amended and Restated Certificate of Incorporation provides that a related or interested party transaction shall not be void or voidable if such transaction is duly authorized or ratified by a majority of the disinterested members of the Board of Directors. Consistent with SEC rules, a related or interested party transaction includes a transaction between the Company and a director, director nominee or executive officer of the Company or a beneficial owner of more than 5% of the Company’s Common Stock or any of their respective immediate family members. Furthermore, the Honeywell Code of Business Conduct requires that each director and executive officer report to the Board of Directors on an ongoing basis any relationship or transaction that may create or appear to create a conflict between the personal interests of those individuals (or their immediate family members) and the interests of the Company. A conflict, or appearance of a conflict, might arise, for example, by accepting gifts or loans from a current or potential customer, supplier or competitor, owning a financial interest in, or serving in a business capacity with, an outside enterprise that competes with or does or wishes to do business with, the Company, serving as an intermediary for the benefit of a third party in transactions involving the Company or using confidential Company information or other corporate assets for personal profit.

If a conflict of interest or related party transaction is of a type or a nature that falls within the scope of oversight of a particular Board Committee, it is referred to that Committee for review. The Board or the responsible Committee thereof must review any potential conflict and determine whether any action is required, including whether to authorize, ratify or direct the unwinding of the relationship or transaction under consideration, as well as ensure that appropriate controls are in place to protect the Company and its shareowners. In making that determination, the Board or responsible Committee considers all relevant facts and circumstances, such as the benefits of the transaction to the Company; the terms of the transaction and whether they are arm’s-length and in the ordinary course of the Company’s business; the direct or indirect nature of the related person’s interest in the transaction; the size and expected term of the transaction; and other facts and circumstances that bear on the materiality of the related person transaction under applicable law and listing standards.

In order to ensure that all material relationships and related person transactions have been identified, reviewed and disclosed in accordance with applicable policies, procedures and regulations, each director and officer also completes and signs a questionnaire at the end of each fiscal year that requests confirmation that there are no material relationships or related person transactions between such individuals and the Company other than those previously disclosed to the Company.

Related Person Transaction

The Honeywell ADI business leases its administrative office building in Melville, New York at a current rent of $958,713 per year. Subsequent to the time that ADI entered into this lease, the property was acquired by a partnership known as “New Island Holdings.” There have been no material amendments to the lease since the property was acquired by New Island Holdings. Each of Mr. Fradin, President and Chief Executive Officer, Honeywell Automation and Control Solutions and Mr. Andreas Kramvis, President and Chief Executive Officer, Honeywell Specialty Materials, is a limited partner in New Island Holdings, holding 12% and 9% ownership interests, respectively. The limited partners of New Island Holdings receive distributions based on total lease payments generated from the portfolio of buildings that the partnership owns, less applicable mortgage and other expenses.

STOCK OWNERSHIP INFORMATION

Five Percent Owners of Company Stock

The following table sets forth information as to those holders known to Honeywell to be the beneficial owners of more than 5% of the outstanding shares of Common Stock as of December 31, 2009. State Street Corporation is listed in the table below because one of its subsidiaries (State Street Bank and Trust Company) holds 7.1% of our outstanding Common Stock as trustee for certain Honeywell savings plans. See notes below for additional details.

Name and Complete Mailing Address	Number of Shares		Percent of Common Stock Outstanding
State Street Corporation	80,328,567	(1)	10.5	(2)
State Street Financial Center, One Lincoln Street, Boston, MA 02111
BlackRock Inc.	38,745,635	(3)	5.1
40 East 52nd Street New York, NY 10022

(1)	State Street Corporation has shared voting power and shared dispositive power in each case in respect of the 80,328,567 shares listed above.

State Street Bank and Trust Company, a subsidiary of State Street Corporation, has shared voting power and shared dispositive power in each case in respect of 74,008,482 shares included above.

(2)

State Street Bank and Trust Company holds 7.1% of our outstanding Common Stock as trustee for certain Honeywell savings plans. Under the terms of the plans, State Street is required to vote shares attributable to any participant in accordance with instructions received from the participant and to vote all shares for which it does not receive instructions in the same ratio as the shares for which instructions were received.

(3)

BlackRock Inc. has sole voting power and sole dispositive power in respect of all 38,745,635 shares. On December 1, 2009, BlackRock Inc. completed its acquisition of Barclays Global Investors from Barclays Bank PLC. As a result, the Barclays entities that hold Honeywell securities are now included as subsidiaries of BlackRock for purposes of Schedule 13G filings.

Stock Ownership of Directors and Executive Officers

The following table sets forth information as of [February 26, 2010] with respect to the beneficial ownership of Common Stock by each director or director nominee, each executive officer named in the Summary Compensation Table herein, and by all directors (including nominees) and executive officers of Honeywell as a group. Except as otherwise noted, the individuals listed in the table below have the sole power to vote or transfer the shares reflected in the table.

[For illustrative purposes, the stock ownership numbers set forth below are provided as of January 15, 2010, and where practicable as of February 16, 2010, and include restricted stock units and stock options vesting within 60 days of the record date, February 26, 2010. Prior to final completion of the proxy statement, the totals will be updated and will be replaced by numbers as of the record date, February 26, 2010.]

		Components of Beneficial Ownership (Number of Shares)
Name(1)	Total Number of Shares(2)	Common Stock Beneficially Owned(3)	Right to Acquire(4)	Other Stock-Based Holdings(5)
Gordon M. Bethune	50,374	3,000	30,500	16,874
Kevin Burke	7,484	6,000	0	1,484
Jaime Chico Pardo	59,829	8,382	30,500	20,947
David M. Cote	6,209,173	69,113	5,789,700	350,360
D. Scott Davis	27,887	7,000	12,500	8,387
Linnet F. Deily	22,412	3,000	12,500	6,912
Clive R. Hollick	38,544	3,000	22,500	13,044
George Paz.	4,791	0	1,250	3,541
Bradley T. Sheares.	29,820	2,212	17,500	10,108
John R. Stafford	81,837	23,441	30,500	27,896
Michael W. Wright	128,718	5,250	30,500	92,968
David J. Anderson	1,209,298	1,086	1,017,000	191,212
Roger Fradin.	1,196,348	93,588	987,000	115,760
Larry E. Kittelberger	1,025,378	135,726	842,500	47,152
Andreas Kramvis	234,691	14,887	216,450	3,354
Robert J. Gillette(6)	80,264	80,264	0	0
All directors, nominees and executive officers as a group, including the above-named persons (21 people)	10,971,867	504,585	9,551,000	916,282

(1)	c/o Honeywell International Inc., 101 Columbia Road, Morris Township, New Jersey 07962.

(2)	The total beneficial ownership for any individual is less than [.82%] and the total for the group is approximately [1.44%] of the shares of Common Stock outstanding.

(3)

Includes the following number of shares subject to shared dispositive power: Mr. Stafford, 8,000 shares and Mr. Kittelberger, 132,594 shares; and all directors and executive officers as a group, 140,594 shares.

(4)

Includes shares which the named individual or group has the right to acquire through the exercise of vested stock options, and shares which the named individual or group has the right to acquire through the vesting of restricted units and stock options within 60 days of February 26, 2010.

(5)	Includes shares and/or share-equivalents in deferred accounts, as to which no voting or investment power exists.

(6)	Mr. Gillette resigned from the Company in October 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10% of our Common Stock to file reports of ownership and changes in ownership of our Common Stock with the SEC. During 2009, the Company became aware that a Form 4 had not been filed for Mark James concerning a roll-over transaction from the Honeywell Common Stock Fund under the Honeywell Savings and Ownership Plan into an individual retirement account in 2007. Other than this case, based on the information available to us during fiscal year 2009, we believe that all applicable Section 16(a) filing requirements were met on a timely basis.

SEC FILINGS AND REPORTS; KEY CORPORATE GOVERNANCE DOCUMENTS

We maintain an internet website at http://www.honeywell.com. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, current Reports on Form 8-K, and any amendment to those reports, are available free of charge on our website under the heading “Investor Relations” (see “SEC Filings & Reports”) immediately after they are filed with or furnished to the SEC. Honeywell’s Code of Business Conduct, Corporate Governance Guidelines and Charters of the Committees of the Board of Directors are also available free of charge on our website under the heading “Investor Relations” (see “Corporate Governance”), or by writing to Honeywell, 101 Columbia Road, Morris Township, New Jersey 07962, c/o Vice President and Corporate Secretary. Honeywell’s Code of Business Conduct applies to all directors, officers (including the Chief Executive Officer, Chief Financial Officer and Controller) and employees. Amendments to or waivers of the Code of Conduct granted to any of the Company’s directors or executive officers will be published on our website.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we review the objectives and elements of Honeywell’s executive compensation program and discuss and analyze the 2009 compensation decisions regarding our Named Executive Officers (the CEO, CFO and three other most highly compensated executive officers, as well as one former executive officer):

•	David Cote—Chairman and Chief Executive Officer

•	David Anderson—Senior Vice President and Chief Financial Officer

•	Roger Fradin—President and Chief Executive Officer-Automation and Control Solutions

•	Larry Kittelberger—Senior Vice President-Technology and Operations

•	Andreas Kramvis—President and Chief Executive Officer-Specialty Materials

•	Robert Gillette—Former President and Chief Executive Officer-Aerospace

Executive Summary

2009 Company Performance

Honeywell is a diversified technology and manufacturing leader, with global businesses organized into four strategic business groups known as SBGs: Aerospace, Automation and Control Solutions (ACS), Specialty Materials and Transportation Systems. Highlights of 2009 Company performance and actions include the following:

•

The Company demonstrated its ability to execute well in challenging times, while continuing to invest for future growth. For example, free cash flow (cash flow from operations less capital expenditures) for 2009 was $3.3 billion, an improvement over 2008 despite a 23% decline in net income. Free cash flow was 155% of net income, indicating strong quality of earnings.

•

Management actions and leadership helped offset the top and bottom line impacts of volume declines through new product introductions, growth in emerging regions, realization of the benefits of prior repositioning projects, and aggressive cost control actions. The Company’s overall segment margin remained flat vs. the prior year despite a 15% sales decline.

•

Management continued to make “seed planting” investments during 2009 that are building blocks for future growth. These investments include development of new technologies, products and services, expansion of the Company’s global footprint, strategic acquisitions, rigorous execution of key process initiatives, continued implementation of Enterprise Resource Planning (ERP) systems, and funding $224 million of repositioning projects that will benefit 2010 and beyond.

•

Total Shareowner Return or TSR (stock price appreciation plus reinvested dividends) for 2009 was a positive 23.7% as company performance and improving business conditions in the Company’s end markets began to be reflected in share price.

2009 Compensation Decisions

Based on the results and actions discussed above, the Management Development and Compensation Committee (the “Committee”) took the following key compensation actions in 2009:

•

Base salaries: No merit increases in 2009 for manager-level and above employees, including the Named Executive Officers, in light of the difficult global economic conditions that persisted throughout the year.

•

Annual incentive compensation plan (“ICP”) awards: No incentive bonus awards for 2009 were paid out to the CEO and his direct staff, including the Named Executive Officers, based on the CEO’s recommendation and the Committee’s desire to de-emphasize short-term compensation for the Named Executive Officers during an economic downturn. Other executives received ICP awards significantly below prior year amounts. ICP awards for 2009 were significantly below levels that would otherwise have resulted from a consideration of performance against the target ICP metrics.

•

Long-term incentive awards: Named Executive Officers received stock options with four-year ratable vesting, which represented the most significant component of their total compensation opportunity. Due to the difficulty of establishing meaningful goals in an uncertain economic downturn, the Committee suspended the Growth Plan for 2009. In light of that decision, the Named Executive Officers also received restricted stock units which vest entirely on the third anniversary of the date of grant in lieu of awards of cash-based Growth Plan Units. The Committee plans to reinstitute the Growth Plan for 2010–2011.

•

2009 vs. 2008: These Committee actions resulted in a year-over-year reduction of 49% to 57% in total direct compensation (includes base salary, ICP awards, annual stock option grants, and restricted stock unit grants in 2009 in lieu of Growth Plan units) for the Named Executive Officers in 2009 compared to the prior year.

Best Practices

The Committee regularly reviews best practices in governance and executive compensation and in recent years has revised Honeywell’s policies and practices to:

•

eliminate tax reimbursement payments (known as “tax gross-ups”) on both perquisites received by officers and excise taxes that may become due upon a change in control for new participants in the Company’s severance plan (in each case, effective January 1, 2010);

•	lengthen the vesting periods for equity grants;

•	require officers to maintain specific stock ownership levels;

•	require automatic reinvestment of dividend equivalents on restricted stock units into additional restricted stock units, which are only paid out upon vesting;

•	eliminate the annual cash flexible perquisite allowance for executive officers;

•	reduce the interest rate on deferred compensation by tying it to the Company’s cost of capital;

•	permit the recapture of incentive compensation in the event of a significant restatement;

•	permit the cancellation and recovery of equity awards from employees who leave the Company to join a competitor; and

•	prohibit the Committee’s independent compensation consultant from performing any services for the Company.

In addition, the Company’s Stock Incentive Plan prohibits (i) the granting of stock options with an exercise price less than the fair market value of the Company’s Common Stock on the date of grant, (ii) the repricing (reduction in exercise price) of stock options without prior shareowner approval and (iii) the inclusion of reload provisions in any stock option granted.

Objectives

Honeywell’s executive compensation program is designed to achieve the following key objectives:

•

Attract and Retain highly qualified executives with the leadership skills, behavioral attributes and experience necessary to develop and execute business strategies, drive superior results and process improvements, meet diverse challenges and build long-term shareowner value in an enterprise with the Company’s scale, breadth, complexity and global footprint;

•	Pay for Performance by rewarding and differentiating among executives based on the achievement of Company, SBG and functional objectives consistent with the Honeywell Initiatives;

•	Align Executive and Shareowner Interests by emphasizing variable, at-risk compensation tied to an appropriate balance of near-term and long-term objectives; and

•	Manage Risk through oversight and compensation design features and practices that balance short-term and long-term incentives.

Compensation Mix

In setting total compensation, the Committee seeks to achieve the optimal balance between:

•	Fixed and variable (or “at risk”) pay elements;

•	Short- and long-term pay elements; and

•	Cash and equity-based elements.

The Company’s executive compensation program is designed to emphasize variable, performance-based elements that align actual compensation with shareowner value. The mix of compensation elements for Named Executive Officers, and especially the CEO, is more heavily leveraged toward variable, performance-based compensation than for the balance of the executive population. The Committee determined that the CEO should have greater emphasis on variable compensation than all other executives because his actions can have a greater influence on the performance of the Company. The 2009 compensation elements that comprise “target annual total direct compensation opportunity” and their approximate weightings are shown below.

2009 Compensation Element	% of Target Annual Total Direct Compensation Opportunity	Type of Compensation	Key Objectives

Base Salary	10%–20%	Fixed Annual Cash	Attract and compensate high-performing and experienced leaders at a competitive level of cash compensation.

Annual ICP Awards at Target	15%–20%	Variable Annual Cash	Motivate and reward executives for achieving annual corporate, SBG and functional goals in key areas of financial and operational performance.

Grant Date Fair Value of Long-Term Incentive Awards ➢ Stock Options ➢ Restricted Stock Units (RSUs)	60%–70%	Variable Long-Term Equity

Directly align the interests of shareowners and executives and motivate long-term operational and financial performance that will build shareowner value. The mix of long-term incentive award types is intended to help attract and retain successful leaders over the long term.

The percentages above are based on “target annual total direct compensation” and do not necessarily correspond to, and are not a substitute for, the amounts disclosed in the Summary Compensation Table and supplemental tables.

Compensation Elements

Each element of Honeywell’s executive compensation program is described below.

Base Salary. Base salaries are primarily based on scope of responsibility and years of experience. Salary increases are based on the Committee’s evaluation of current and expected future performance and may reflect the assumption of material additional responsibilities. Typically, base salaries make up the smallest component of total compensation of the Named Executive Officers.

In 2009, as part of the Company’s cost control measures in light of the global recession, executives did not receive annual merit increases.

Annual Incentive Bonus (“ICP”). Each Named Executive Officer has an annual target ICP opportunity expressed as a percentage of base salary. The CEO’s target opportunity is 175% of base salary, while the other Named Executive Officers’ target opportunity is 100% of base salary. ICP payouts can vary significantly from year-to-year, but are capped at 200% of each Named Executive Officer’s annual ICP target opportunity. The aggregate annual ICP payout for senior executive employees is also limited to 2% of the Company’s consolidated earnings for the year (subject to adjustment for extraordinary items).

At the beginning of each year, the Committee sets specific annual corporate financial objectives. For 2009, the ICP goals and actual performance were:

Measure(1)	2009 Target	2009 Actual	Rationale for Metric

Earnings per share	$3.20–$3.55	$2.85	Measures delivery of shareowner value at the corporate level

Free cash flow conversion	At least 100%	155%	Emphasizes link between net income and strong cash generation during global recession

Working capital turns(2)	6.3 turns	5.6 turns	Measures efficiency and effectiveness of the Company’s business operations

(1)

Each SBG has corresponding objectives, with net income being used in lieu of earnings per share; unusual, infrequently occurring and/or extraordinary items are excluded in determining achievement of Corporate and SBG objectives.

(2)	Defined as sales divided by working capital, which is trade accounts receivable plus inventory less accounts payable and customer advances.

After the end of the year, the Committee determines individual ICP awards for the Named Executive Officers based on its consideration of achievement of the ICP goals above, as well as a discretionary evaluation of:

➢	Other key performance measures which assess both the strength and degree of difficulty of actual corporate and SBG performance, such as:

•	Year-over-year variance in segment profit, margin expansion, revenue conversion and free cash flow conversion

•	Quality of earnings

•	Relative performance of SBGs or business units within each SBG

•	Relevant industry and economic conditions

•	Degree of stretch in targets;

➢	Achievement of individual management objectives aligned with the Honeywell Initiatives; and

➢	Demonstrated leadership behaviors.

As part of its evaluation of performance achievements, the Committee also considers the Company’s relative EPS performance, as measured against an expanded peer group described below under “Peer Group Compensation Data.”

The Committee does not assign specific weights to these factors, but in four of the last five years, the Committee applied its negative discretion to reduce ICP awards for the Named Executive Officers. For the reasons set forth above, the Committee determined that the Named Executive Officers would not receive any ICP awards for 2009.

Long-Term Incentive Compensation. All long-term incentive awards to officers are approved by the Committee (and by all of the independent directors in the case of the CEO). Since 2003, the

Company has historically provided long-term incentive awards in a mix of annual stock option grants and cash-based Growth Plan Units issued in the first year of each two-year performance cycle. For 2009 only, the Committee determined that it would not provide awards under the Growth Plan due to the difficulty of setting appropriate performance targets under volatile, declining market conditions. Instead, in 2009, Named Executive Officers received RSUs that vest only at the end of three years. For 2010, the Committee has determined to reinstate the mix of stock options and awards of Growth Plan Units in light of the relative stabilization in global economic conditions.

In addition to annual awards of long-term incentive compensation, the Committee periodically considers discretionary RSU awards as may be deemed necessary for retention and recruitment. Grants may only be made on regularly scheduled Committee meeting dates. None of the Named Executive Officers received discretionary RSU awards during 2009.

Equity grants to officers are subject to the Company’s Stock Ownership Guidelines that require net gain shares to be held for at least one year after stock option exercise or RSU vesting. Executive officers must also hold Common Stock equal in value to at least 4x (6x for the CEO) their base salary.

Long-Term Incentive Compensation (Equity). Annual equity grants are made in February of each year during an open trading window period following the release of Honeywell’s final results for the preceding fiscal year. Equity grants are made pursuant to the Company’s 2006 Stock Incentive Plan and are typically subject to vesting restrictions that require executives to remain employed with the Company to receive value.

Stock Options: Options only have value to recipients if the stock price increases over the Exercise Price, which is set equal to the fair market value of the Company’s Common Stock on the grant date. Options granted to our Named Executive Officers generally vest in equal 25% increments over a four-year period.

Restricted Stock Units: RSUs are linked with shareowner value since the value of RSU grants rise or fall with the stock price. RSUs are also intended to encourage retention as they generally vest over a period of three to seven years.

CEO 2007 Performance Shares: Performance shares are tied to both continued employment and Company performance. In 2007, the Committee granted performance shares to the CEO that would be earned at the end of the four-year performance period, and paid out in equal 50% installments in the first quarters of 2011 and 2012, subject to continued employment through the date of payment. The grant only has value to the extent that the Company’s TSR over the four-year performance period (January 1, 2007–December 31, 2010) compares favorably to the TSR for the S&P 100. The targeted number of shares of 125,000 will be earned if the Company’s relative TSR is at 60th percentile. Potential payouts range from zero (if the relative four-year TSR is below the 40th percentile) to 250,000 shares (if the relative four-year TSR is 85th percentile or higher).

Long-term incentive compensation (Cash). The Company adopted the Growth Plan—a cash-based long-term plan—in 2003 to focus executive officers on achievement of specific two-year financial objectives that are aligned with business fundamentals rather than stock price appreciation. The Growth Plan is designed to reward sustainable, profitable growth, consistent with the Honeywell Initiative on Growth and the Company’s strategic plan. The two-year performance cycles do not overlap so that Growth Plan payouts reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table in a single year (2008) are considered by the Committee as compensation for the two-year performance period (2007–2008).

The Growth Plan for the 2007-2008 performance cycle had dual objectives that were equally weighted between: (i) organic revenue growth, excluding the impact of acquisitions and divestitures and (ii) improvement of return on investment (ROI)(1). For SBG executives (including Messrs. Fradin and Kramvis and formerly for Mr. Gillette), 50% of the payouts for the 2007-2008 performance cycle

(1)

ROI is defined as the ratio of net income before interest expense to cash employed in the Company’s businesses. ROI is a measure of the Company’s ability to convert investments such as inventory, property, plant and equipment into profits. The ROI calculation excludes the impact of acquisitions and divestitures during the performance cycle (unless there is deemed to be sufficient certainty as to their completion at the time of the setting of the targets for the performance cycle) and pension income/expense.

was based on achievement of the corporate metrics, with the remaining 50% based on achievement of corresponding SBG objectives. These dual objectives were selected to complement, but not duplicate, the three annual corporate financial objectives utilized for ICP purposes.

In contrast to annual ICP awards, which are intended to provide an appropriate level of annual cash compensation, payouts under the Growth Plan are intended to promote retention, as 50% of the earned award is paid in the first quarter of the first year after the performance cycle ends, and 50% of the earned award is paid in the first quarter of the second year after the performance cycle ends. Payments are forfeited if the Named Executive Officer is not employed by the Company on the payout dates. In light of the relative stabilization in global economic conditions, the Growth Plan has been reinstituted with the establishment of a new 2010-2011 performance cycle.

Retirement Plans. The Company offers certain retirement benefits to our Named Executive Officers. Specifically, Named Executive Officers may participate in broad-based plans available to all executive employees, including a defined benefit pension plan and a 401(k) savings plan that provides matching Company contributions up to the first 8% of base salary contributed to the plan (subject to IRS limitations). In June of 2009, matching contributions under the savings plan were reduced by 50%. Because the Internal Revenue Code limits the pension benefits that can be accrued under a tax-qualified defined benefit pension plan, the Company maintains an unfunded supplemental retirement plan to replace the portion of an executive’s pension benefit subject to the IRS limitations. In addition, certain Named Executive Officers are entitled to supplemental retirement benefits deemed appropriate in light of circumstances surrounding the recruitment or retention of these individuals. These plans are explained in detail beginning on page 46.

Nonqualified Deferred Compensation Plans. The Company offers executive officers (including the Named Executive Officers) the ability to participate in certain nonqualified deferred compensation plans to permit retirement savings in a tax-efficient manner. Under this plan, executive officers can elect to defer up to 100% of their annual ICP awards. In addition, executive officers may also participate in a supplemental savings plan maintained to permit deferral of base salary that cannot be contributed to the Company’s 401(k) plan due to Internal Revenue Code limitations. These amounts are matched on the same basis as 401(k) plan contributions. Deferred compensation balances earn interest at a fixed rate based on the Company’s 15-year cost of borrowing, which is subject to change on an annual basis (7.2% in 2009, set at 4.8% for 2010). Consistent with the long-term focus of the executive compensation program, matching contributions are treated as if invested in Company Common Stock. Distributions are limited by plan rules, prior employee elections and Internal Revenue Code restrictions. These plans are explained in detail beginning on page 54.

Benefits and Perquisites. Our Named Executive Officers are entitled to participate in Company-wide benefits such as life, medical, dental, accidental death and disability insurance that are competitive with other similarly-sized companies. The Named Executive Officers participate in these programs on the same basis as the rest of the Company’s salaried employees. The Company maintains excess liability coverage for management personnel, including the Named Executive Officers. Two Named Executive Officers also receive additional life insurance benefits. The Company’s security policy requires the CEO to use company aircraft for all air travel (business or personal) to ensure the personal security of the CEO and protect the confidentiality of the Company’s business, and to have home security and back-up power systems. The Company may also permit limited personal usage of corporate aircraft by other executive officers.

Compensation Decisions: Factors Considered

General Considerations

Within the overall framework of the objectives discussed above, the factors that generally shape particular executive compensation decisions are the following:

•

Executive’s relative level of responsibility within Honeywell and the impact of his or her position on Honeywell’s performance with recognition that both the amount and “at-risk” nature of the compensation should increase with the level of responsibility;

•	Overall operational and financial performance—Corporate and SBG (as discussed above and below);

•	Executive’s individual record of performance consistent with the Honeywell Initiatives (Growth, Productivity, Cash, People and Key Processes); and

•	Executive’s long-term leadership potential with Honeywell and associated retention risk.

The Committee also periodically requests and reviews additional information as context for its consideration of the factors listed above. For example in 2009 the Committee also reviewed information regarding:

•	Trends and best practices in executive compensation;

•	Pay levels and practices for the competitive marketplace;

•	Company performance relative to the competitive marketplace;

•	Annual share utilization and shareowner dilution levels resulting from the compensation plans;

•	Peer group composition;

•	Stock ownership and retention values;

•	Each executive’s three-year compensation history; and

•	Tenure within the position.

Peer Group Compensation Data

The Committee does not target a specific competitive position relative to the market in determining the compensation of its executive officers. However, the Committee believes it is important to understand the relevant market for executive talent to ensure that the Company’s executive compensation program supports the attraction and retention of highly qualified leaders.

The Committee maintains its awareness of market conditions through annual review of compensation data compiled by the independent compensation consultant retained by the Committee regarding a peer group of companies (listed below) having one or more of the following attributes: business operations in the industries and markets in which Honeywell participates, similar revenue and market capitalization, similar breadth of portfolio and complexity, global scope of operations and/or diversified product lines (the “Peer Group”).

Peer Group

Alcoa	Johnson Controls

Boeing	Lockheed Martin

Dow Chemical	Northrop Grumman

DuPont	Raytheon

Emerson Electric	Textron

General Dynamics	3M

General Electric	United Technologies

The Committee believes that Honeywell executives are potentially attractive candidates for such companies because of the depth of experience and management skill set required to manage a global company of Honeywell’s scope and complexity. The Committee periodically reviews the appropriateness of the Peer Group and the purposes for which it is used. In 2009, the Committee replaced General Motors with 3M which was determined to be a more comparable industry conglomerate in terms of size, scope of operations and financial strength.

The Committee reviews data regarding the Peer Group with respect to base salary, target and actual annual cash incentive compensation, total annual cash compensation, long-term incentive compensation and total direct compensation for each Named Executive Officer. The Committee also reviews general industry survey data published by third parties as a general indicator of relevant market conditions and pay practices and as a broader reference point for specific business units where the breadth and relevance of Peer Group data may be somewhat limited. Neither the Committee nor the Company has any input into the scope of the companies included in these general industry surveys.

To ensure that relative, as well as absolute, performance has a direct impact on executive compensation levels, the contribution of the EPS component to the funding of the annual ICP awards is also subject to upward or downward adjustment, up to a maximum of 25% in either direction, based on the annual change in Honeywell’s EPS relative to an expanded peer group reflecting the Conglomerates, Aerospace & Defense, Industrial Machinery, Specialty Chemicals, Diversified Chemical and Auto Parts & Equipment subgroups of the S&P 500 Index. This comparison was not relevant to the Committee’s determination of Named Executive Officer compensation in 2009 as they did not receive ICP awards for this year.

Compensation History

Each year the Committee reviews each executive officer’s three-year compensation history with respect to each element of compensation, as well as projected payouts under the Company’s retirement and deferred compensation plans, and prior non-recurring types of awards or grants (e.g., “sign on” or “make whole” awards upon joining Honeywell and restricted stock unit awards for retention and/or succession planning purposes). This enables the Committee to understand how each element of compensation interacts with the other elements and to see how current compensation decisions may affect future wealth accumulation and executive retention. The Committee considers historical award and/or grant levels when determining individual annual ICP awards and option grants, as well as the value and vesting dates of unvested equity holdings in connection with assessing the need for retention arrangements. While the Committee also considers potential payouts and circumstances involving a change in control of the Company and/or termination of the executive officer’s employment, these arrangements generally do not influence the Committee’s decisions regarding current year compensation.

Succession Planning

As a result of the industry backgrounds and experience of the Company’s senior executives, and Honeywell’s history of operating performance and skills development, the Committee believes that there is a significant risk that these leaders will be presented with other career opportunities at large companies with significant resources to offer higher compensation levels. The Committee recognizes that retention of highly qualified management talent is critical to the Company’s continued performance and to successful succession planning. As such, the Company periodically makes grants of discretionary RSUs that vest over an extended period of time (generally 3, 5 and 7 years) to retain executives who are perceived to be strong succession candidates. The timing and size of discretionary RSU grants are evaluated as part of providing competitive compensation levels that reflect a sustained, superior performance culture and a challenging work environment. Since January 2004, all of the Company’s open executive officer positions have been filled with executives promoted from within Honeywell.

Disparity Among Named Executive Officers

There are no policy differences with respect to the compensation of individual Named Executive Officers even though the level of compensation may differ based on scope of responsibilities and performance. The compensation disparity between the CEO and the other Named Executive Officers is primarily due to the CEO having significantly greater responsibilities for management and oversight of a diversified, global enterprise and the corresponding market factors reflecting this difference.

Judgment and Discretion of the Committee

The Committee considers the factors above within the context of the then-prevailing economic environment and the Committee may adjust the terms and/or amounts of compensation elements in an effort to ensure that they reflect the Company’s philosophy and business goals. The Committee does not believe that the factoring of the various items considered by the Committee in making its decisions regarding the size or composition of the overall compensation of each Named Executive Officer should or can be reduced to a linear formula. The Committee considers a wide range of factors and performance measures as a basis for applying judgment and discretion to adjust aggregate and individual awards under each element of the Company’s executive compensation program (subject to relevant tax rules and plan rules), as it deems appropriate based on such performance. The Committee has exercised its discretion to lower aggregate incentive compensation awards in four of the past five years.

2009 Compensation Decisions

The Committee set 2009 compensation for each Named Executive Officer in the context of the prevailing global economic recession and the leadership decisions and actions taken by each Named Executive Officer to position the Company for long-term profitable growth and creation of shareowner value.

In the first quarter of 2009, the Committee took the following actions:

•	Base salary: There would be no base salary increases for 2009;

•

ICP Targets: Set ICP targets for 2009 earnings per share, free cash flow conversion and working capital turns consistent with the Company’s annual operating plan which reflected then-current assumptions regarding macro-economic and key end-market conditions;

•	Growth Plan: Determined to temporarily suspend the Growth Plan for the reasons set forth above;

•

RSU Awards: Restricted stock units would be awarded to replace the expected annual value of Growth Plan units in order to maintain focus on investing in future growth during difficult times, encourage retention and preserve the annual/long-term mix of the Company’s executive compensation program; and

•	Stock Options: Stock options would be awarded based on the considerations set forth below:

➢

CEO option grants: Under his employment agreement, Mr. Cote is eligible for annual equity awards based on a target value of 230% of the sum of his current base salary and annual incentive bonus target. The Committee does not set specific performance targets or identify particular weightings when determining the number of options to grant to Mr. Cote. In accordance with its charter, in reviewing the long-term incentive component of CEO annual direct compensation, the Committee considered the Company’s operational performance and relative total shareowner return for the prior fiscal year, the value of similar incentive awards to CEOs at comparable companies, and awards previously made to Mr. Cote. Based on these considerations, in February 2009, the Committee granted Mr. Cote options to acquire 950,000 shares in recognition of his leadership in driving sustained financial and operational performance.

➢

Other Named Executive Officer option grants: For the other Named Executive Officers, the Committee considered historical grant levels, as well as the executive officer’s performance in the prior fiscal year, his impact on overall Company performance and his potential to contribute to the future performance of the Company and to assume increased leadership responsibilities. In addition, under prior market-driven retention actions, Messrs. Fradin and Gillette were each eligible to receive an annual stock option grant worth $2 million. Based on these considerations, in February 2009, the Committee granted each of the other Named Executive Officers the options stated below:

Mr. Anderson:	275,000
Mr. Fradin:	275,000
Mr. Kittelberger:	225,000
Mr. Kramvis:	175,000
Mr. Gillette:	275,000 (Forfeited upon his resignation in October 2009)

In December 2009, the Committee took the following action:

•

Pensionable earnings: Determined that U.S. pension plan participants (excluding the CEO), should not be unduly penalized by difficult leadership actions in 2009 that drove significant cost controls and reductions which negatively impacted U.S. employees, including work furloughs, no annual base salary increases for executives and limited annual base salary increases for other employees, significant reduction in 2009 ICP awards (no ICP awards for the CEO and his direct staff, including the Named Executive Officers) and a 50% reduction in the savings plan matching contributions. In recognition of management leadership and employee contributions toward preserving and sustaining shareholder value during challenging economic conditions, the Committee determined that the impact of the cost reduction actions on individual pension plan participants should be mitigated by adjusting pensionable earnings for 2009 to credit employees for amounts foregone due to implemented furloughs and, for employees eligible for annual ICP awards, include the greater of the individual’s 2009 or 2008 earned annual ICP awards. At the request of Mr. Cote, the Committee did not extend this benefit to the CEO. Based on an assumed retirement date of December 31, 2009, the impact of this change does not exceed 6% of the accumulated pension benefit of any Named Executive Officer at such date.

In the first quarter of 2010, the Committee took the following action:

•

Determination of 2009 ICP Awards: Accepted Mr. Cote’s recommendation that he and his direct staff receive no ICP awards for 2009 in order to emphasize long-term awards, rather than ICP awards, during an economic downturn. Other executives received ICP awards significantly below prior year amounts. ICP awards for 2009 were significantly below levels that would otherwise have resulted from a consideration of performance against the target ICP metrics.

Named Executive Officer—Direct Compensation & Performance

Set forth below is a discussion of compensation actions for each Named Executive Officer, which reflects how the Committee viewed compensation in 2009. The tables differ from, and are not a substitute for, the Summary Compensation Table, which presents similar information in the format required by the SEC.

The tables below highlight 2009 direct compensation actions (base salary, ICP award, annual stock option grants, and restricted stock unit grants in 2009 in lieu of grants of Growth Plan units) for each Named Executive Officer and the percentage variance in total direct compensation compared to the prior year.

Generally, the Committee’s compensation actions for 2009 reflect a focus on leadership actions taken to mitigate the short-term impact of global economic conditions and position the Company to deliver sustainable improved business performance over the longer cycle. In particular, the decisions reflect Mr. Cote’s request that the Committee not authorize ICP awards for Named Executive Officers for 2009, the substitution of restricted stock units for Growth Plan units as a result of the suspension of the Growth Plan in 2009, and a decline in the market price of our shares which impacted the grant date fair value of our equity awards. These decisions demonstrate that compensation is aligned with performance, with an emphasis on driving long-term growth and productivity.

David Cote, Chairman and Chief Executive Officer

	2009
Base Salary	$1,800,000
Annual ICP Award	$0
Total Annual Compensation	$1,800,000
Growth Plan	none
Restricted Stock Units(a)	$4,252,500
Stock Options(b)	$6,374,500
Total Long-Term Compensation	$10,627,000
Total Direct Compensation	$12,427,000	Down 56% vs. 2008

(a)	150,000 restricted stock units at a share price of $28.35.

(b)	950,000 stock options with a grant date Black-Scholes value $6.71.

2009 Performance Highlights:

•	Led the Company through a challenging economic environment by aggressively managing costs while still maintaining the industrial base required to respond quickly when economic conditions improve

•

Ensured focus on the linkage between net income and strong cash generation, resulting in an increase in free cash flow to $3.3 billion despite a 23% decline in net income; free cash flow conversion (free cash flow divided by net income) of 155% reflected strong quality of earnings

•

Drove “seed planting” investments in next generation technologies and applications in each of the Company’s business segments, including the SmartPath precision landing system, UOP Biofuels, energy efficiency products & services, wireless sensing, green jet fuel, and advanced turbochargers for new engine platforms

•

Focused on expansion of Honeywell’s presence in emerging regions, increasing sales, income and employees in India, China and the Middle East. Honeywell now derives approximately half of its sales from outside the US, with approximately 14% of those sales in emerging regions

David Anderson, Senior Vice President and Chief Financial Officer

	2009
Base Salary	$900,000
Annual ICP Award	$0
Total Annual Compensation	$900,000
Growth Plan	none
Restricted Stock Units(a)	$1,134,000
Stock Options(b)	$1,845,250
Total Long-Term Compensation	$2,979,250
Total Direct Compensation	$3,879,250	Down 49% vs 2008

(a)	40,000 restricted stock units at a share price of $28.35.

(b)	275,000 stock options with a grant date Black-Scholes value $6.71.

2009 Performance Highlights:

•

Drove working capital and cost reduction initiatives which contributed to the Company exceeding goals for free cash flow conversion and maintaining flat overall segment margin despite a 15% decline in sales in 2009

•	Completed 3 acquisitions adding approximately $325M in annual revenues in attractive strategic growth areas (gas metering, control products, specialty membranes). Divested 5 non-core operations

•	Advanced Functional Transformation initiatives which delivered approximately $240 million in savings in 2009 while still ensuring service quality

•

Continued to drive productivity across the organization with focus on strong execution of repositioning projects which are anticipated to generate approximately $300 million in incremental operating savings in 2010

Roger Fradin—President and Chief Executive Officer-Automation and Control Solutions (ACS)

	2009
Base Salary	$1,050,000
Annual ICP Award	$0
Total Annual Compensation	$1,050,000
Growth Plan	none
Restricted Stock Units(a)	$1,134,000
Stock Options(b)	$1,845,250
Total Long-Term Compensation	$2,979,250
Total Direct Compensation	$4,029,250	Down 49% vs. 2008

(a)	40,000 restricted stock units at a share price of $28.35.

(b)	275,000 stock options with a grant date Black-Scholes value $6.71.

2009 Performance Highlights:

•	Expanded ACS segment margin versus 2008 through aggressive cost actions and new product launches

•	Delivered year-over-year improvement in ACS working capital turns and free cash flow conversion despite soft conditions in most of the key end-markets and a 10% decline in ACS sales

•	Launched over 400 new product introductions across the broad ACS portfolio, with energy efficiency being a key product attribute

•

Continued efforts to build and strengthen a growth culture with focus on sales and marketing excellence, global expansion, product innovation, and best-in-class acquisition integration processes; entered gas metering and controls segment through the acquisition of RMG

Larry Kittelberger—Senior Vice President-Technology and Operations

	2009
Base Salary	$710,000
Annual ICP Award	$0
Total Annual Compensation	$710,000
Growth Plan	none
Restricted Stock Units(a)	$850,500
Stock Options(b)	$1,509,750
Total Long-Term Compensation	$2,360,250
Total Direct Compensation	$3,070,250	Down 57% from 2008(c)

(a)	30,000 restricted stock units at a share price of $28.35.

(b)	225,000 stock options with a grant date Black-Scholes value $6.71.

(c)	Decrease of 67% if 2008 discretionary grant of restricted stock units is considered.

2009 Performance Highlights:

•	Began implementation of the Honeywell Operating System at 51 new sites; implementation has commenced at over 80% of Company’s manufacturing sites

•

Supported the geographic expansion and implementation of increased capabilities of the Honeywell Technology Solutions Lab headquartered in India, a center of excellence for technology and engineering solutions

•	Led efforts to reduce indirect material spend; $1.0 billion in savings in 2009. Expanded sourcing of direct materials from emerging markets

•	Maintained positive results in key operating and customer satisfaction metrics while driving significant cost reduction through the reengineering of functional processes

Andreas Kramvis—President and Chief Executive Officer-Specialty Materials (SM)

	2009
Base Salary	$550,000
Annual ICP Award	$0
Total Annual Compensation	$550,000
Growth Plan	none
Restricted Stock Units(a)	$708,750
Stock Options(b)	$1,174,250
Total Long-Term Compensation	$1,883,000
Total Direct Compensation	$2,433,000	(First year as Named Executive Officer)

(a)	25,000 restricted stock units at a share price of $28.35.

(b)	175,000 stock options with a grant date Black-Scholes value $6.71.

2009 Performance Highlights:

•	Expanded Specialty Materials segment margin by 90 basis points vs. 2008 and repositioned products for higher value

•	Delivered strong improvement in Specialty Materials free cash flow, despite a 16% drop in segment profit

•

Generated $111 million in revenue from new products launched in 2009. Reenergized the new product introduction processes through significant improvements in commercialization and channel marketing initiatives to reduce cycle time to market

•

Continued Specialty Materials’ globalization initiatives, achieving 59% of sales outside of North America. Launched a Process Commercialization Center in India and improved the effectiveness of the Shanghai Development Labs

Robert Gillette—Former President and Chief Executive Officer-Aerospace

	2009
Base Salary	$803,654
Annual ICP Award	$0
Total Annual Compensation	$803,654
Growth Plan	none
Restricted Stock Units(a)	$1,134,000	Forfeited upon resignation in October 2009
Stock Options(b)	$1,845,250	Forfeited upon resignation in October 2009
Total Long-Term Compensation	$2,979,250
Total Direct Compensation	$3,782,904	Down 50% vs. 2008

(a)	40,000 restricted stock units at a share price of $28.35.

(b)	275,000 stock options with a grant date Black-Scholes value $6.71.

Risk Considerations

The Committee believes that the balanced utilization of the various elements of the Company’s executive compensation program:

•	Supports the achievement of competitive revenue, earnings and cash performance in variable economic and industry conditions without undue risk; and

•

Mitigates the potential to reward risk-taking that may produce short-term results that appear in isolation to be favorable, but that may undermine the successful execution of the Company’s long-term business strategy and destroy shareowner value.

The following risk oversight and compensation design features guard against excessive risk-taking:

•

Company’s processes for developing strategic and annual operating plans, approval of capital investments, internal control over financial reporting and other financial, operational and compliance policies and practices (see pages 14–15 of this proxy statement for a full discussion of the role of the Board of Directors in the risk oversight process);

•	Diversified nature of the Company’s overall portfolio of businesses with respect to industries and markets served (types, long-cycle/short cycle), products and services sold, and geographic footprint;

•

Review and approval of corporate, SBG and individual executive officer objectives by the Committee to ensure that these goals are aligned with the Company’s annual operating and strategic plans, achieve the proper risk/reward balance, and do not encourage unnecessary or excessive risk-taking;

•	Base salaries consistent with executives’ responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security;

•	Determination of incentive awards based on a review of a variety of indicators of performance, thus diversifying the risk associated with any single indicator of performance;

•	Design of long-term compensation to reward executives for driving sustainable, profitable, growth for shareowners;

•	Vesting periods for equity compensation awards that encourage executives to focus on sustained stock price appreciation;

•	The mix between fixed and variable, annual and long-term, and cash and equity compensation are designed to encourage strategies and actions that are in the Company’s long-term best interests;

•

Incentive plans are not overly leveraged and cap the maximum payment; design features intended to balance pay for performance with an appropriate level of risk taking. The Committee has discretionary authority to adjust annual ICP payments, which further reduces any business risk associated with such plan;

•	Adoption of “clawback” policies which provide for the recoupment of incentive compensation paid in event of a significant restatement of Company financial results;

•	“Clawback” provisions in the Company’s current stock plan that allow the Company to cancel shares or recover gains realized by an executive if non-competition provisions are violated; and

•

Ownership thresholds in the Company’s stock ownership guidelines that require Named Executive Officers to hold shares of Honeywell Common Stock equal to 4 to 6 times their current annual base salary, as detailed below.

Stock Ownership Guidelines

The Committee believes that executives will more effectively pursue the long-term interests of the Company’s shareowners if they are also shareowners. Accordingly, the Committee adopted minimum stock ownership guidelines in May 2003 for all executive officers.

Under these guidelines, the CEO must hold shares of Common Stock equal in value to six times his current annual base salary. Other executive officers are required to own shares equal in value to four times their current base salary. Shares used in determining whether these guidelines are met include shares held personally, share equivalents held in qualified and nonqualified retirement accounts, and restricted stock units. Executive officers have five years to meet these guidelines. As of December 31, 2009, each of the Named Executive Officers held shares in excess of these guidelines.

In addition, the stock ownership guidelines require officers to hold for at least one year the “net shares” from restricted stock unit vesting (with respect to restricted stock units granted after the adoption of the stock ownership guidelines) or the “net gain shares” of Common Stock that they receive by exercising stock options. “Net shares” means the number of shares obtained from restricted stock unit vesting, less the number of shares withheld or sold to pay applicable taxes. “Net gain shares” means the number of shares obtained by exercising the option, less the number of shares the officer sells to cover the exercise price of the options and pay applicable taxes. After the one-year holding period, officers may sell net shares or net gain shares, provided that following any sale, they continue to hold shares of Common Stock in excess of the prescribed minimum stock ownership level.

The stock ownership guidelines do not apply to officers at or over age 60 who have at least 10 years of service. This allows prudent investment planning for officers nearing retirement. As of the date of this proxy statement, all of the Named Executive Officers except for Mr. Kittelberger are subject to the stock ownership guidelines. These guidelines are periodically reviewed by the Committee.

Recoupment

The Company’s Corporate Governance Guidelines provide for the recoupment of incentive compensation paid to senior executives in the event of a significant restatement of financial results (a “Restatement”). Under the guidelines, the Board can seek recoupment if and to the extent that (i) the amount of incentive compensation was calculated based upon the achievement of financial results that were subsequently reduced due to a Restatement, (ii) the senior executive engaged in misconduct, and (iii) the amount of incentive compensation that would have been awarded to the senior executive had the financial results been properly reported would have been lower than the amount actually awarded. The complete text of the Corporate Governance Guidelines is posted on our website at www.honeywell.com (see “Investor Relations; Corporate Governance”).

In the event that following an executive officer’s termination of employment with Honeywell, he or she commences employment with or otherwise provides services to a Honeywell competitor without the Committee’s prior approval, the Company reserves the right, for awards issued under the 2003 and 2006 Stock Incentive Plans, to (i) cancel all unexercised options, (ii) forfeit all unvested Growth Plan units and restricted stock units, and (iii) recover any gains attributable to options that were exercised, and any value attributable to Growth Plan units and restricted stock units that were paid, during the period beginning six months before and ending two years after the executive officer’s termination of employment.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code restricts deductibility for federal income tax purposes of annual individual compensation in excess of $1 million to the Named Executive Officers (excluding the Chief Financial Officer) if certain conditions are not satisfied. Honeywell intends, to the extent practicable, to preserve deductibility of compensation paid to its Named Executive Officers while maintaining compensation programs that effectively attract, motivate and retain exceptional executives in a highly competitive environment.

The Company has designed its annual and long-term cash incentive and stock option awards to permit full deductibility. The plans under which these awards are made have been approved by the shareowners and provide for awards that are eligible for deductibility as performance-based compensation. The Committee may use its discretion to set actual compensation below the maximum amount calculated by application of the relevant performance criteria. The Committee intended that all annual ICP and Growth Plan payments to the Named Executive Officers for 2009 would be deductible for federal income tax purposes.

The Committee does not believe, however, that it would be in the best interests of the Company or its shareowners to restrict the Committee’s discretion and flexibility to craft compensation plans and arrangements that may result in non-deductible compensation expenses. Accordingly, the Committee from time to time has approved elements of compensation for certain Named Executive Officers that were consistent with the objectives of the Company’s executive compensation program, but that were not fully deductible (which may include, among other things, time-based restricted stock unit awards and a portion of the CEO’s base salary (both of which were applicable for 2009).

Transactions in Company Securities

No employee, including Named Executive Officers, may engage in short sales of Honeywell securities. Also, selling or purchasing puts or calls or otherwise trading in or writing options or other derivative instruments on Honeywell’s securities by employees, officers and directors is prohibited. These same provisions also apply to our non-employee directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2009, all of the members of the Management Development and Compensation Committee were independent directors, and no member was an employee or former employee of Honeywell. No Committee member had any relationship requiring disclosure under “Certain Relationships and Related Transactions” on page 20 of this proxy statement. During fiscal year 2009, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Management Development and Compensation Committee.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee reviewed and discussed Honeywell’s Compensation Discussion and Analysis with management. Based on this review and discussion, the Committee recommended that the Board of Directors include the Compensation Discussion and Analysis in this proxy statement and the Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission.

THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

John R. Stafford, Chair
Gordon M. Bethune
Clive R. Hollick
Bradley T. Sheares

Summary Compensation Table

Name and Principal Position	Year	Salary($)	Bonus(1)($)	Stock Awards(2)($)		Option Awards(3)($)		Non-Equity Incentive Plan Compensation(4)($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)($)	All Other Compensation(6)($)	Total($)
David M. Cote
Chairman of the	2009	$1,800,000	$0	$4,252,500		$6,374,500		$0	$384,123	$412,038	$13,223,161
Board and Chief	2008	$1,825,962	$3,500,000	$0		$8,983,000		$14,000,000	$2,097,885	$422,666	$30,829,513
Executive Officer	2007	$1,618,269	$4,200,000	$6,282,713		$7,140,000		$0	$3,619,021	$407,930	$23,267,933
David J. Anderson
Senior Vice	2009	$900,000	$0	$1,134,000		$1,845,250		$0	$2,604,267	$39,649	$6,523,166
President, Chief	2008	$905,769	$975,000	$0		$2,211,200		$3,500,000	$484,736	$48,172	$8,124,877
Financial Officer	2007	$773,846	$1,100,000	$0		$1,785,000		$0	$458,084	$81,985	$4,198,915
Roger Fradin
President & Chief
Executive Officer,	2009	$1,050,000	$0	$1,134,000		$1,845,250		$0	$669,300	$119,694	$4,818,244
Automation and	2008	$1,075,962	$1,150,000	$0		$2,211,200		$3,500,000	$235,073	$120,256	$8,292,491
Control Solutions	2007	$775,962	$1,150,000	$12,015,570		$1,785,000		$0	$154,939	$115,220	$15,996,691
Larry E. Kittelberger
Senior Vice
President,	2009	$710,000	$0	$850,500		$1,509,750		$0	$2,080,791	$130,592	$5,281,633
Technology and	2008	$712,788	$700,000	$2,046,400		$2,211,200		$3,500,000	$879,870	$142,693	$10,192,951
Operations	2007	$606,250	$800,000	$0		$1,785,000		$0	$743,207	$180,848	$4,115,305
Andreas Kramvis(7)
President & Chief	2009	$550,000	$0	$708,750		$1,174,250		$0	$219,238	$79,745	$2,731,983
Executive Officer,
Specialty Materials
Robert J. Gillette	2009	$803,654	$0	$1,134,000	(8)	$1,845,250	(8)	$0	$264,784	$87,411	$4,135,099
Former President &	2008	$1,061,154	$800,000	$0		$2,211,200	(8)	$3,500,000	$303,527	$194,156	$8,070,037
CEO, Aerospace	2007	$635,577	$900,000	$11,652,000	(8)	$1,785,000	(8)	$0	$212,313	$101,871	$15,286,761

(1)	At the request of Mr. Cote, the Committee determined that the Named Executive Officers would receive no annual incentive bonus awards for 2009.

(2)

Amounts reflect the aggregate grant date fair value of restricted stock unit awards computed in accordance with FASB ASC Topic 718. Restricted stock unit awards made in lieu of Growth Plan units were valued at $28.35 per share, which represented the average of the high and low trading prices of a share of Company common stock on the grant date.

(3)

Amounts reflect the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. Option awards were made on February 24, 2009 with a Black-Scholes value of $6.71 per share. A more detailed discussion of the assumptions used in the valuation of option awards made in fiscal year 2009 may be found in Note 20 of the Notes to the Financial Statements in the Company’s Form 10-K for the year ended December 31, 2009.

(4)

Reflects the full earned amount under the Growth Plan with respect to the 2007–2008 performance cycle, reported in a single year (2008) as required by applicable SEC rules. Actual payment of this award is made in two equal installments, the first of which was made in March 2009 and the second in March 2010, subject to the executive’s continued active employment on each payment date.

(5)

Represents (a) the aggregate change in the present value of each Named Executive Officer’s accumulated benefit under the Company’s pension plans from 2008 to 2009 (as disclosed in the Pension Benefits table on page 47 of this proxy statement) and (b) interest earned on deferred compensation in 2009 that is considered “above-market interest” under SEC rules (as discussed beginning on page 54 of this proxy statement), as shown in the following table:

Name	Change in Aggregate Pension Value ($)	Above Market Interest ($)
David M. Cote	$0	$384,123
David J. Anderson	$2,448,000	$156,267
Roger Fradin	$429,772	$239,528
Larry E. Kittelberger	$1,913,395	$167,396
Andreas Kramvis	$149,483	$69,755
Robert J. Gillette	$246,451	$18,333

(6)	For 2009, other compensation consists of the following:

Item	Mr. Cote	Mr. Anderson	Mr. Fradin	Mr. Kittelberger	Mr. Kramvis	Mr. Gillette
Excess liability insurance(A)	$1,006	$1,006	$1,006	$1,006	$1,006	$833
Executive life insurance(B)	$62,000	—	—	$83,838	—	—
Matching Contributions(C)	$108,000	$37,385	$63,000	$42,600	$33,000	$53,146
Personal use of company aircraft(D)	$165,178	—	$54,513	—	$24,798	$32,784
Security Systems(E)	$13,158	—	—	—	—	—
Tax reimbursement payments(F)	$62,696	$1,258	$1,175	$3,148	$5,562	$648
Miscellaneous cash allowances(G)	—	—	—	—	$15,379	—

Totals	$412,038	$39,649	$119,694	$130,592	$79,745	$87,411

(A)	Represents the annual premiums paid by the Company to purchase excess liability insurance coverage for each Named Executive Officer.

(B)

Under the terms of Mr. Cote’s employment agreement, the Company is obligated to provide Mr. Cote with $10 million in life insurance coverage at the Company’s cost. The Company does so pursuant to an arrangement whereby Mr. Cote maintains the insurance on his own, subject to reimbursement by the Company, until the death of Mr. Cote and his spouse. The annual premium cost of the life insurance coverage is $62,000. The Company will no longer be required to continue to reimburse Mr. Cote for the premium if (i) his employment is terminated for “cause” (as defined in Mr. Cote’s employment agreement), (ii) the insurance policy is allowed to lapse and is no longer in force, (iii) Mr. Cote provides more than de minimis services to a competitor of the Company during the three year period following his termination of employment, or (iv) Mr. Cote and the Company agree to terminate the agreement. As of December 31, 2009, a maximum of 44 payments remained to be made, and the approximate present value of this stream of payments was $1.1 million using a discount rate equal to 120% of the annual long-term applicable federal rate in effect in December 2009 (5.02%).

For Mr. Kittelberger, this amount represents premiums paid by the Company for term and universal life insurance policies.

(C)	Represents total Company contributions to each Named Executive Officer’s accounts in the tax-qualified Honeywell Savings and Ownership Plan and the non-tax-qualified Supplemental Savings Plan.

(D)

Mr. Cote is required by Company policy to use Company aircraft for all business and personal travel. The amount shown for each Named Executive Officer represents the aggregate incremental cost of personal travel by the Named Executive Officer or a family member. This amount is calculated by multiplying the total number of personal flight hours times the average direct variable operating costs (expenses for aviation employees, business meals, aircraft maintenance, telecommunications, transportation charges, including but not limited to hangar and landing fees, aviation fuel, and commissaries) per flight hour for company aircraft. The incremental cost of locating aircraft to the origin of a personal trip or returning aircraft from the completion of a personal trip is also included in this calculation. Use of company aircraft saves substantial time and allows the CEO better access to employees and customers around the world. Over 97% of the use of company aircraft is for business purposes.

(E)	Represents the cost of an equipment upgrade and the total cost paid by the Company in 2009 for monthly monitoring fees relating to a personal home security system provided to Mr. Cote by the Company.

(F)

For Mr. Cote, represents reimbursement for taxes associated with the life insurance premium reimbursement and personal aircraft usage described above. Aircraft usage by Mr. Cote’s family results in the imputation of taxable income to Mr. Cote, for which there is no associated tax reimbursement. For the other Named Executive Officers, the amount shown represents reimbursement for taxes on income imputed to the Named Executive Officer for spousal travel on the corporate aircraft when the presence of the officer’s spouse at a Board meeting function is requested by the Company. For Mr. Kramvis, also includes reimbursement amount related to relocation costs.

Effective January 1, 2010 (i) Mr. Cote will no longer be reimbursed for taxes on his life insurance reimbursement payment or for taxes due on imputed income related to personal aircraft usage, and (ii) officers (including Named Executive Officers) will no longer be reimbursed for the taxes due on imputed income related to spousal travel on corporate aircraft.

(G)	Represents non-recurring cash allowance payments for relocation and transportation costs associated with Mr. Kramvis’ transition to the role of President & CEO, Specialty Materials.

(7)	Data not reported for 2007 and 2008 as Mr. Kramvis became a Named Executive Officer in 2009.

(8)	Award forfeited or cancelled upon Mr. Gillette’s resignation in October 2009.

Grants of Plan-Based Awards—Fiscal Year 2009

Name	Award Type(1)	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price on Date of Grant of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
David M. Cote	NQSO	2/24/2009	—	950,000	$28.35	$28.75	$6,374,500
	RSU	2/24/2009	150,000	—	—	—	$4,252,500
David J. Anderson	NQSO	2/24/2009	—	275,000	$28.35	$28.75	$1,845,250
	RSU	2/24/2009	40,000	—	—	—	$1,134,000
Roger Fradin	NQSO	2/24/2009	—	275,000	$28.35	$28.75	$1,845,250
	RSU	2/24/2009	40,000	—	—	—	$1,134,000
Larry E. Kittelberger	NQSO	2/24/2009	—	225,000	$28.35	$28.75	$1,509,750
	RSU	2/24/2009	30,000	—	—	—	$850,500
Andreas Kramvis	NQSO	2/24/2009	—	175,000	$28.35	$28.75	$1,174,250
	RSU	2/24/2009	25,000	—	—	—	$708,750
Robert J. Gillette	NQSO	2/24/2009	—	275,000 (2)	$28.35	$28.75	$1,845,250
	RSU	2/24/2009	40,000 (2)	—	—	—	$1,134,000

(1)	Award Type: NQSO = Nonqualified Stock Option RSU = Restricted Stock Unit

(2)	Upon his resignation in October 2009, Mr. Gillette forfeited these awards.

(3)

Options Awards valued at $6.71 based on Black-Scholes option valuation as of the grant date. Stock awards valued at $28.35 based on the average of the high and low trading prices of a share of Common Stock on the grant date.

Description of Plan Based Awards

All NQSO and RSU awards granted to the Named Executive Officers in fiscal 2009 were granted under the Company’s 2006 Stock Incentive Plan and are governed by and subject to the terms and conditions of the 2006 SIP and the relevant award agreements. See page 28 of this proxy statement for a discussion of stock options and restricted stock units.

Outstanding Equity Awards at 2009 Fiscal Year-End

Name	Option Awards						Stock Awards
	Grant Year	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1)($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(1) ($)
David M. Cote	2009	—	950,000	(2)	$28.35	2/23/2019	150,000	(6)	$5,880,000	—		—
	2009	—	—		—	—	3,589	(7)	$140,689	—		—
	2008	162,500	487,500	(3)	$58.48	2/25/2018	—		—	—		—
	2007	350,000	350,000	(4)	$47.38	2/25/2017	—		—	125,000	(17)	$4,900,000
	2006	700,000	—		$42.32	2/16/2016	—		—	—		—
	2005	600,000	—		$36.51	2/1/2015	—		—	—		—
	2004	600,000	—		$35.65	2/5/2014	—		—	—		—
	2003	600,000	—		$23.93	2/6/2013	—		—	—		—
	2002	2,202,200	—		$33.38	2/18/2012	378,200	(8)	$14,825,440	—		—

	Total	5,214,700	1,787,500				531,789		$20,846,129	125,000		$4,900,000

David J. Anderson	2009	—	275,000	(2)	$28.35	2/23/2019	40,000	(6)	$1,568,000	—		—
	2009	—	—		—	—	957	(7)	$37,514	—		—
	2008	40,000	120,000	(3)	$58.48	2/25/2018	—		—	—		—
	2007	87,500	87,500	(4)	$47.38	2/25/2017	—		—	—		—
	2006	175,000	—		$42.32	2/16/2016	37,500	(9)	$1,470,000	—		—
	2005	150,000	—		$36.51	2/1/2015	—		—	—		—
	2004	150,000	—		$35.65	2/5/2014	—		—	—		—
	2003	262,000	—		$28.13	7/24/2013	—		—	—		—

	Total	864,500	482,500				78,457		$3,075,514	—		—

Roger Fradin	2009	—	275,000	(2)	$28.35	2/23/2019	40,000	(6)	$1,568,000	—		—
	2009	—	—		—	—	957	(7)	$37,514	—		—
	2008	40,000	120,000	(3)	$58.48	2/25/2018	—		—	—		—
	2007	87,500	87,500	(4)	$47.38	2/25/2017	67,668	(10)	$2,652,586	—		—
	2006	175,000	—		$42.32	2/16/2016	—		—	—		—
	2005	150,000	—		$36.51	2/1/2015	33,500	(11)	$1,313,200	—		—
	2004	150,000	—		$35.65	2/5/2014	—		—	—		—
	2003	75,000	—		$23.93	2/6/2013	—		—	—		—
	2002	75,000	—		$32.43	7/28/2012	—		—	—		—
	2001	67,000	—		$36.27	7/15/2011	—		—	—		—
	2000	15,000	—		$34.54	7/9/2010	—		—	—		—

	Total	834,500	482,500				142,125		$5,571,300	—		—

Larry E. Kittelberger	2009	—	225,000	(2)	$28.35	2/23/2019	30,000	(6)	$1,176,000	—		—
	2009	—	—		—	—	2,201	(7)	$86,279	—		—
	2008	40,000	120,000	(3)	$58.48	2/25/2018	40,000	(12)	$1,568,000	—		—
	2008	—	—		—	—	615	(7)	$24,108	—		—
	2007	87,500	87,500	(4)	$47.38	2/25/2017	—		—	—		—
	2006	175,000	—		$42.32	2/16/2016	—		—	—		—
	2005	150,000	—		$36.51	2/01/2015	—		—	—		—
	2004	150,000	—		$35.65	2/5/2014	—		—	—		—
	2002	100,000	—		$40.15	3/14/2012	—		—	—		—

	Total	702,500	432,500				72,816		$2,854,387	—		—

Andreas Kramvis	2009	—	175,000	(2)	$28.35	2/23/2019	25,000	(6)	$980,000	—		—
	2009	—	—		—	—	2,557	(7)	$100,234	—		—
	2008	16,500	49,500	(5)	$56.35	3/31/2018	50,000	(13)	$1,960,000	—		—
	2008	3,500	10,500	(3)	$58.48	2/25/2018	2,800	(14)	$109,760	—		—
	2008	—	—		—	—	840	(7)	$32,928	—		—
	2007	8,000	8,000	(4)	$47.38	2/25/2017	3,200	(15)	$125,440	—		—
	2006	30,000	—		$42.32	2/16/2016	—		—	—		—
	2005	30,000	—		$36.51	2/1/2015	—		—	—		—
	2004	25,000	—		$35.65	2/5/2014	6,800	(16)	$266,560	—		—
	2001	30,000	—		$36.27	7/15/2011	—		—	—		—
	2000	2,500	—		$47.85	3/23/2010	—		—	—		—

	Total	145,500	243,000				91,197		$3,574,922	—		—

Note:

As of December 31, 2009, Mr. Gillette had no outstanding equity awards. Upon his resignation in October 2009, he forfeited all unvested stock options and restricted stock units. Vested options were either cancelled or exercised. Shares he acquired upon exercise are shown in the “Option Exercises and Stock Vested” table below.

(1)	Market value determined using the closing market price of $39.20 per share of Common Stock on December 31, 2009.

(2)

2009 option grant vests in four annual installments at the rate of 25% per year. The first installment vested on February 24, 2010. The remaining installments will vest on February 24, 2011, February 24, 2012, and February 24, 2013.

(3)

2008 option grant vests in four annual installments at the rate of 25% per year. The first two installments vested on February 26, 2009 and February 26, 2010. The remaining installments will vest on February 26, 2011, and February 26, 2012.

(4)

2007 option grant vests in four annual installments at the rate of 25% per year. The first three installments vested on February 26, 2008, February 26, 2009 and February 26, 2010. The remaining installment will vest on February 26, 2011.

(5)

Option grant made to Mr. Kramvis upon his promotion to President & CEO, Specialty Materials. The grant vests in four annual installments at the rate of 25% per year. The first installment vested March 31, 2009. The remaining installments will vest March 31, 2010, March 31, 2011, and March 31, 2012.

(6)

As described in the Compensation Discussion and Analysis above, these restricted stock units were granted in 2009 as a result of suspending the Growth Plan. These restricted stock units will vest on February 24, 2012.

(7)

Represents dividend equivalents on unvested restricted stock units that were reinvested as additional unvested restricted stock units and will vest based on the same vesting schedule of the restricted stock units to which they relate.

(8)	These restricted stock units will vest on July 1, 2012.

(9)	These restricted stock units will vest on July 28, 2011.

(10)	These restricted stock units will vest on July 27, 2010.

(11)	16,500 restricted stock units will vest on July 29, 2010, with the remaining restricted stock units vesting on July 29, 2012.

(12)	These restricted stock units will vest on July 25, 2011.

(13)	16,500 restricted stock units will vest on each of July 25, 2011 and July 25, 2013, with the remaining restricted stock units vesting on July 25, 2015.

(14)	These restricted stock units will vest on February 26, 2011.

(15)	These restricted stock units vested on February 26, 2010.

(16)	These restricted stock units will vest on June 14, 2011.

(17)

50% of the earned Performance Shares will vest on March 15, 2011, and the remaining 50% will vest on February 15, 2012, provided that the relevant performance criteria are met. Additional details are provided on page 28 of this proxy statement.

Option Exercises and Stock Vested—Fiscal Year 2009

Name	Option Awards		Stock Awards
	# of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
David M. Cote	—	—	—		—
David J. Anderson	—	—	63,000	(3)	$2,133,720
Roger Fradin	—	—	67,666	(4)	$2,285,081
Larry E. Kittelberger	—	—	40,000	(5)	$1,356,800
Andreas Kramvis	—	—	6,600	(6)	$230,076
Robert J. Gillette	45,000	$174,721	—		—

(1)

Represents “in the money” value at exercise calculated as (a) times (b) where (a) equals the difference between the market price at exercise and the exercise price, and (b) equals the total number of options exercised.

(2)

Represents the total value at vest calculated as (a) times (b), where (a) equals the average of the high and low share price of one share of Common Stock on the day of vest, and (b) equals the total number of restricted units that vested.

(3)

Payout of shares acquired on vesting has been deferred until the year following separation of service from Honeywell. Of the 63,000 shares that were deferred, 25,500 shares will be paid in ten equal annual installments and the remaining 37,500 shares will be paid in five equal annual installments.

(4)	In connection with the restricted unit vesting, shares were withheld sufficient to cover the applicable taxes due upon vesting with Mr. Fradin retaining a total of 38,772 net shares.

(5)	Payout of shares acquired on vesting has been deferred until the year following separation of service from Honeywell.

(6)	In connection with the restricted unit vesting, shares were withheld sufficient to cover the applicable taxes due upon vesting with Mr. Kramvis retaining a total of 4,433 net shares.

PENSION BENEFITS

The following table provides summary information about the pension benefits that have been earned by our Named Executive Officers under two pension plans, the Honeywell International Inc. Supplemental Executive Retirement Plan (the “SERP”) and the Honeywell International Inc. Retirement Earnings Plan (the “REP”). The SERP and REP benefits depend on the length of each Named Executive Officer’s employment with us (and companies that have been acquired by us and, with respect to Messrs. Anderson and Kittelberger, service with certain prior employers). This information is provided in the table below under the column entitled “Number of years of credited service.” The column in the table below entitled “Present value of accumulated benefit” represents a financial calculation that estimates the cash value today of the full pension benefit that has been earned by each Named Executive Officer. It is based on various assumptions, including assumptions about how long each Named Executive Officer will live and future interest rates. Additional details about the pension benefits for each Named Executive Officer follow the table.

Pension Benefits—Fiscal Year 2009

Name	Plan name	Number of years of credited service (#)		Present value of accumulated benefits(2) ($)
David M. Cote	REP	7.9		$73,971
	SERP	7.9		$29,127,490

	Total			$29,201,461

David J. Anderson	REP	6.5		$79,628
	SERP	10.1	(1)	$5,002,646	(3)

	Total			$5,082,274

Roger Fradin	REP	33.6		$588,555
	SERP	33.6		$755,641

	Total			$1,344,196

Larry E. Kittelberger	REP	12.7		$224,643
	SERP	22.8	(1)	$6,237,891	(3)

	Total			$6,462,534

Andreas Kramvis	REP	22.2		$392,944
	SERP	22.2		$251,071

	Total			$644,015

Robert J. Gillette	REP	12.8		$147,251
	SERP	12.8		$1,417,385

	Total			$1,564,636

(1)

The service taken into account in calculating Mr. Anderson’s SERP benefit includes 3.6 years of employment with his former employer. The portion of the present value of the accumulated SERP benefit attributable to these additional years of service is $1,353,612.

The service taken into account in calculating Mr. Kittelberger’s SERP benefit includes 1.7 years of employment with his former employer. The portion of the present value of the accumulated SERP benefit attributable to these additional years of service is $499,705. In addition, Mr. Kittelberger is also credited under the SERP for two years of service for each year of his employment with us after August 7, 2001, resulting in an additional 8.4 years of credited service through December 31, 2009. The portion of the present value of the accumulated SERP benefit attributable to these additional years of service (including the 1.7 years of service from his former employer) is $2,397,549.

(2)

The present value of the accumulated retirement benefit for each Named Executive Officer is calculated using a 5.75% discount rate, the RP-2000 mortality table and a retirement age of 60 for Mr. Cote, 62 for Messrs. Anderson and Kittelberger and 65 for Messrs. Fradin and Kramvis, the earliest ages at which the Named Executive Officer can retire without an early retirement benefit reduction.

(3)

As a result of the Committee’s decision to include in 2009 pensionable earnings an amount equal to the greater of annual incentive compensation earned in 2009 (paid in 2010) or paid in 2009 (earned in 2008), the SERP present value of accumulated benefits reflected in the table above for Mr. Anderson and Mr. Kittelberger was increased by $161,369 and $363,438, respectively. At his request, this benefit was not extended to the CEO, nor did it impact Mr. Fradin or Mr. Kramvis in 2009. Since Mr. Gillette voluntarily terminated his employment with the Company effective October 2, 2009, he is not eligible for this benefit. See the “Compensation Discussion and Analysis—2009 Compensation Decisions” on page 33 for further discussion.

Summary Information

•	The REP is a tax-qualified pension plan in which substantially all of our U.S. employees participate.

•

The REP complies with tax requirements applicable to broad-based pension plans, which impose dollar limits on the amount of benefits that can be provided. As a result, the pensions that can be paid under the REP for higher-paid employees represent a much smaller fraction of current income than the pensions that can be paid to less highly paid employees. We make up for this difference, in part, by providing supplemental pensions through the SERP.

•

In addition, Messrs. Cote, Fradin and Anderson are entitled to additional supplemental pension benefits which are described under the Contractual formula below. These additional supplemental pension benefits are also provided by the SERP.

•

All SERP and Contractual benefits other than Mr. Anderson’s Contractual benefit will be paid as of the first of the month following 105 days after the later of the officer’s separation from service (as that term is defined in Internal Revenue Code Section 409A) or his earliest retirement date.

Pension Benefit Calculation Formulas

Within the REP and the SERP a variety of formulas are used to determine pension benefits. Different benefit formulas apply for different groups of employees for historical reasons. Generally, as we have grown through acquisitions, we have in many cases retained the benefit formulas under pension plans that were maintained by the companies that we acquired, in order to provide continuity for employees. The differences in the benefit formulas for our Named Executive Officers reflect this history. The explanation below describes the formulas that are used to determine the amount of pension benefits for each of our Named Executive Officers under the REP and the SERP.

Name of Formula	Benefit Calculation
REP

Lump sum equal to (1) 6% of final average compensation (annual average compensation for the five calendar years out of the previous 10 calendar years that produces highest average) times (2) credited service

Allied Salaried

Single life annuity equal to (1)(A) 2% of final average compensation (average of compensation for the 60 consecutive months out of prior 120 months that produces highest average) times (B) credited service (up to 25 years), minus (2) 64% of estimated Social Security benefits

Signal

Single life annuity equal to (1)(A) 1.5% of final average compensation (average compensation for the 60 consecutive months out of the last 120 that produces the highest average) times (B) credited service (with no limit on service) minus (2)(A) 1.5% of estimated Social Security times (B) credited service up to 33 1/3 years

Pittway	Single life annuity equal to (1) 1.2% of eligible compensation each year, up to the average of the Social Security wage bases, plus (2) 1.85% of eligible compensation in excess of such average
Contractual	For Mr. Cote, single life annuity at age 60 equal to 60% of the average of final three years of base salary and bonus

For Mr. Anderson, an annual amount equal to $125,000 payable in the form of a single life annuity if retirement occurs at or after age 60 or in the event of involuntary termination without cause or a change in control, or $175,000 if retirement occurs at or after age 62

For Mr. Fradin, single life annuity at later of age 60 or termination of employment equal to 50% of the average of final three years of base salary and bonus

For each formula listed in the chart above, compensation taken into account in calculating pension benefits includes base pay, short-term incentive compensation, payroll-based rewards and recognition and lump sum incentives. Calculations for pension formulas other than the REP formula include the annual incentive compensation in the year earned. The REP formula includes annual incentive compensation in the year paid. The amount of compensation taken into account under the REP is limited by tax rules. The amount of compensation taken into account under the SERP and under the Contractual formula is not limited by tax rules, except SERP compensation under the Pittway formula is limited to $300,000. Compensation taken into account in calculating pension benefits under the SERP for 2009 (other than for the CEO) includes the greater of annual incentive compensation earned in 2009 (paid in 2010) or paid in 2009 (earned in 2008).

The benefit formulas set forth above describe the pension benefits in terms of a lump sum cash payment (for the REP formula) or a single life annuity (for the other formulas). Participants are entitled to receive their benefits in other payment forms, including, for example joint and survivor annuities, period certain annuities and level income payments. However, the value of each available payment form is the same. Based on prior elections, Messrs. Cote, Fradin, Gillette and Kramvis will receive their SERP benefits and any Contractual benefits in the form of a lump sum, and Messrs. Anderson and Kittelberger will receive their SERP benefits and Contractual benefits in an annuity.

The Allied Salaried formula also provides for early retirement benefits. A participant is eligible for early retirement if the participant’s age and years of service equal or exceed 60 and the participant has attained age 50 with at least five years of service or if the participant’s age and years of service equal or exceed 80 regardless of the participant’s age. If the participant retires early, the participant’s benefit at normal retirement age is reduced by 1/4 of 1% for each month payments begin before age 62 (3% per year). In addition, the Social Security benefit reduction portion of the formula is reduced by 1/180 for each month benefits are paid between ages 60 and 65, and 1/360 for each month benefits are paid before the participant’s 60th birthday.

The Pittway formula provides for early retirement benefits. A participant is eligible for early retirement if the participant has attained age 55 with at least 10 years of service. If the participant retires early, the participant’s benefit at normal retirement age is reduced by 1/180 for each of the first 60 months and 1/360 for each of the next 60 months by which the commencement of the payment of the retirement income precedes the participant’s normal retirement date.

As stated above, the pension formula used to determine the amount of pension benefits under each of the plans for our Named Executive Officers differs for historical reasons. In addition, additional contractual pension benefits have been provided to certain Named Executive Officers as deemed necessary and appropriate at the time of their recruitment to the Company or to retain the executive. The table below describes which formulas are applicable to each of our Named Executive Officers.

Named Executive Officer	Description of Total Pension Benefits
Mr. Cote	•

Mr. Cote’s total pension benefits are equal to his Contractual formula benefits. The amount payable pursuant to the Contractual formula is reduced by amounts calculated under the REP formula and payable under the REP and the SERP plans. Mr. Cote’s Contractual formula benefits are also reduced by amounts he will receive from the retirement plans of his former employer, General Electric Company.

	•	Mr. Cote’s Contractual formula benefits are reduced by 4% per year for each year payment commences before Mr. Cote’s 60th birthday and are forfeitable if he is terminated by the Company for cause.
•

Mr. Cote is currently eligible for early retirement benefits payable under his Contractual formula. Due to subsidized early retirement, the value of his benefit on December 31, 2009 exceeds the benefit shown in the table by $2,358,671.

•

If Mr. Cote dies before he receives payment of his Contractual formula benefits, his surviving spouse will receive the lump sum equivalent of an annual benefit of 75% of the Contractual formula benefits.

Named Executive Officer	Description of Total Pension Benefits
	•	At or after age 60, Mr. Cote is entitled to a monthly pension benefit from his former employer, General Electric Company, in an amount of $5,649.
Mr. Anderson	•	Mr. Anderson’s total pension benefits are equal to the sum of his Allied Salaried formula benefits and his Contractual formula benefits.
•

Mr. Anderson’s Allied Salaried formula benefits are determined by including his years of employment with a former employer, ITT Industries (3.6 years). Mr. Anderson is currently eligible for early retirement benefits payable under the Allied Salaried formula. Due to subsidized early retirement, the value of his benefit payable on December 31, 2009 exceeds the benefit shown in the table above by $475,998.

•

Mr. Anderson’s Contractual formula benefits are payable only if he retires from the Company on or after attaining age 60, he is terminated by the Company for reasons other than cause or there is a change in control of the Company.

•

Mr. Anderson’s pension benefits under the REP and a portion of his SERP benefits are determined under the REP formula. These amounts are part of, not in addition to, his Allied Salaried formula benefits.

Mr. Fradin	•	Mr. Fradin’s total pension benefits are equal to the sum of his Pittway formula benefits, his REP formula benefits and his Contractual formula benefits.
	•	Mr. Fradin’s 26.5 years of service before July 1, 2003 will be used for his Pittway formula benefits.
	•	Mr. Fradin’s years of service after June 30, 2003 will be used for his REP formula benefits.
•

Mr. Fradin is currently eligible for early retirement benefits payable under the Pittway formula. Due to subsidized early retirement, the value of his benefit on December 31, 2009 exceeds the benefit shown in the table above by $29,189.

•

Mr. Fradin’s Contractual formula benefits are reduced by 4% per year for each year payment commences before his 60th birthday, and are forfeitable if he voluntarily leaves the Company before age 60 or is terminated by the Company for cause before age 60. If Mr. Fradin’s Contractual benefits were included as part of his SERP benefits in the table, the present value of accumulated SERP benefit would increase to $8,235,641.

	•	If Mr. Fradin dies before he has received a lump sum of his Contractual formula benefits, his surviving spouse will receive an annual benefit of 50% of the Contractual formula benefits.
Mr. Kittelberger	•	Mr. Kittelberger’s total pension benefits are equal to his Allied Salaried formula benefits.
•

Mr. Kittelberger’s Allied Salaried formula benefits are determined by including his years of service with a former employer, Lucent (1.7 years), and counting each year of credited service with the Company after August 7, 2001 as two years (currently 8.4 years).

Named Executive Officer	Description of Total Pension Benefits
•

Mr. Kittelberger is currently eligible for early retirement benefits under the Allied Salaried formula. Due to subsidized early retirement, the value of his pension benefits payable on December 31, 2009 exceeds the benefits shown in the table above by $310,173.

•

Mr. Kittelberger’s pension benefits under the REP and a portion of his SERP benefits are determined under the REP formula. These amounts are part of, not in addition to, his Allied Salaried formula benefits.

Mr. Kramvis	•	Mr. Kramvis’s total pension benefits are equal to the sum of his Pittway formula benefits and his REP formula benefits.
	•	Mr. Kramvis’ 17.2 years of service before January 1, 2005 will be used for his Pittway formula benefits.
	•	Mr. Kramvis’ 5.0 years of service after December 31, 2004 will be used for his REP formula benefits.
•

Mr. Kramvis is currently eligible for early retirement benefits under the Pittway formula. Due to subsidized early retirement, the value of his pension benefits payable on December 31, 2009 exceeds the benefits shown in the table above by $15,873.

Mr. Gillette	•	Mr. Gillette’s total pension benefits are equal to his Allied Salaried formula benefits.
•

A portion of Mr. Gillette’s pension benefits under the REP and a portion of his SERP benefits are determined under the Signal formula (based on 10.1 years of service ending on his termination date of October 2, 2009). These amounts are part of, not in addition to, his Allied Salaried formula benefits.

Nonqualified Deferred Compensation—Fiscal Year 2009

Since 2005, the Company has taken steps to limit deferred compensation amounts owed to executives by reducing the overall interest rate earned on new deferrals and accelerating the payout of deferred amounts, thereby limiting the period over which interest is earned. These include changing the interest rate accruing on new deferrals under the Honeywell Supplemental Savings Plan (the “SS Plan”) and the Honeywell Salary and Incentive Award Deferral Plan for Selected Employees (the “DIC Plan”) from a fixed above-market rate to a rate that changes annually based on the Company’s 15-year cost of borrowing; and requiring payment of new SS Plan or DIC deferrals to begin shortly after termination of employment in a lump sum unless the participant leaves the Company after reaching retirement (age 55 with 10 years of service). In addition, cash dividend equivalents on vested deferred restricted stock units cannot be deferred and dividend equivalents on unvested restricted stock units are reinvested in additional restricted stock units and not paid or distributed unless and until the underlying restricted stock units vest.

Name	Plan	Executive contributions in last FY(3) ($)	Registrant contributions in last FY(3) ($)	Aggregate earnings in last FY(3) ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE(3)($)
David M. Cote	SS Plan	$127,500	$94,850	$195,392	—	$1,793,025
	DIC Plan	—	—	$1,046,993	—	$11,151,195
	Deferred Restricted Stock Units(1)	—	—	$2,113,591	—	$13,475,948
	Unvested Dividend Equivalents	—	—	—	—	—
	Growth Plan(2)	—	$7,000,000	—	—	$7,000,000

	Total	$127,500	$7,094,850	$3,355,976	—	$33,420,168

David J. Anderson	SS Plan	$91,500	$28,758	$63,133	—	$696,600
	DIC Plan	—	—	$361,253	—	$3,796,666
	Deferred Restricted Stock Units(1)	$2,133,720	—	$1,038,537	—	$7,618,920
	Unvested Dividend Equivalents	—	—	—	—	—
	Growth Plan (2)	—	$1,750,000	—	—	$1,750,000

	Total	$2,225,220	$1,778,758	$1,462,923	—	$13,862,186

Roger Fradin	SS Plan	$330,000	$49,431	$132,375	—	$1,676,285
	DIC Plan	—	—	$483,118	—	$6,156,490
	Deferred Restricted
	Stock Units(1)	—	—	$464,781	—	$4,735,724
	Unvested Dividend Equivalents	—	—	$278,794	—	$617,372
	Growth Plan (2)	—	$1,750,000	—	—	$1,750,000

	Total	$330,000	$1,799,431	$1,359,068	—	$14,935,871

Larry E. Kittelberger	SS Plan	$217,800	$29,031	$137,604	$25,252	$1,536,042
	DIC Plan	$630,000	—	$362,819	—	$4,850,336
	Deferred Restricted Stock Units(1)	$1,356,800	—	$224,400	—	$1,581,200
	Unvested Dividend Equivalents	—	—	—	—	—
	Growth Plan (2)	—	$1,750,000	—	—	$1,750,000

	Total	$2,204,600	$1,779,031	$724,823	$25,252	$9,717,578

Name	Plan	Executive contributions in last FY(3) ($)	Registrant contributions in last FY(3) ($)	Aggregate earnings in last FY(3) ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE(3)($)
Andreas Kramvis	SS Plan	$27,500	$19,850	$63,741	—	$705,260
	DIC Plan	—	—	$154,866	—	$1,779,799
	Deferred Restricted Stock Units	—	—	—	—	—
	Unvested Dividend Equivalents	—	—	$4,527	—	$11,639
	Growth Plan (2)	—	$288,960	—	—	$288,960

	Total	$27,500	$308,810	$223,134	—	$2,785,658

Robert J. Gillette	SS Plan	$49,215	$40,708	$101,495	—	$888,764
	DIC Plan	—	—	—	—	—
	Deferred Restricted Stock Units(1)	—	—	—	—	—
	Unvested DEQs	—	—	—	—	—
	Growth Plan (2)	—	—	—	—	—

	Total	$49,215	$40,708	$101,495	—	$888,764

All deferred compensation amounts, regardless of the plan, are unfunded and unsecured obligations of the Company and are subject to the same risks as any of the Company’s general obligations.

(1)

The value of executive contributions in the last fiscal year is calculated by multiplying the number of deferred restricted stock units that vested in 2009 by the average of the high and low prices of a share of Common Stock on the vesting date. This column reflects the following: for Mr. Anderson, 25,500 units vesting on July 25, 2009 with an average share price of $33.69 and 37,500 units vesting on July 28, 2009 with an average share price of $33.99, and for Mr. Kittelberger, 40,000 units vesting on July 29, 2009 with an average share price of $33.92. The value of the aggregate balance at the last fiscal year is calculated by multiplying the total number of vested, deferred restricted stock units on December 31, 2009 by the average of the high and low prices of a share of Common Stock on December 31, 2009 ($39.53), and then adding the cash value of deferred dividend equivalents and interest. This column reflects the following: 336,300 units and $182,009 in cash for Mr. Cote, 187,500 units and $207,045 in cash for Mr. Anderson, 109,563 units and $404,699 in cash for Mr. Fradin and 40,000 units for Mr. Kittelberger. Mr. Gillette never elected to defer restricted stock units.

(2)

The Growth Plan amounts represent 50% of the Growth Plan award included in the Summary Compensation Table for the calendar year ending December 31, 2008. This portion of the Growth Plan amount will be paid in cash no later than March 15, 2010. Generally, to receive a Growth Plan payment, the Named Executive Officer must be actively employed on the payment date. As a result of his resignation, Mr. Gillette forfeited his Growth Plan payment of $1,750,000.

(3)

The following table details the extent to which amounts reported in the contributions and earnings columns are reported in the Summary Compensation Table and amounts reported in the aggregate balance column were reported for previous years. For the SS Plan, the “Earnings” column includes interest credits and changes in the value of the Company common stock fund. The value of the Company common stock fund increases or decreases in accordance with the Company’s stock price and the reinvestment of dividends. For the Deferred Restricted Stock Units, the “Earnings” column includes dividend equivalent credits and any increase (or decrease) in the Company’s stock price.

Name	Executive Contributions in SCT	Registrant Contributions in SCT	Earnings in SCT	Portion of Aggregate Balance Included in Prior SCTs
David M. Cote	$127,500	$94,850	$384,123	$26,424,403
David J. Anderson	$91,500	$28,758	$156,267	$9,153,279
Roger Fradin	$330,000	$49,431	$239,528	$6,364,302
Larry E. Kittelberger	$217,800	$29,031	$167,396	$4,494,560
Andreas Kramvis	$27,500	$19,850	$69,755	$0
Robert J. Gillette	$49,215	$40,708	$18,333	$316,327

Honeywell Supplemental Savings Plan

The SS Plan allows executives of the Company, including the Named Executive Officers, to defer the portion of their annual base salary that cannot be contributed to the Company’s tax-qualified 401(k) plan due to the annual deferral and compensation limits imposed by the Internal Revenue Code and/or up to an additional 25% of base annual salary for the plan year. After one year of service, and to the extent amounts have not already been matched on a similar basis under the Company’s qualified 401(k) plan, the Company matches deferrals to the SS Plan at the rate of 50% on the first 8% of eligible pay deferred for the first five years of match participation, and 100% on the first 8% of eligible pay deferred thereafter. In July 2009, the Company implemented a temporary 50% reduction in the matching contributions to the tax-qualified 401(k) plan and the SS Plan; this match reduction continued as of December 31, 2009. Matching contributions are always vested. Participant deferrals for the 2005 plan year and later are credited with a rate of interest, compounded daily, based on the Company’s 15-year cost of borrowing. The rate is subject to change annually, and for 2009, this rate was 7.2%. For 2010, this rate has been set at 4.8%. Participant deferrals for the 2004 plan year and earlier are credited with a rate of interest, compounded daily, that was set by the Committee before the beginning of each plan year and is fixed until the deferral is distributed. The Committee would set the rate at an above-market rate to retain executives. Above-market interest credited on SS Plan deferrals and reflected in the Summary Compensation Table on page 40 above represent the difference between market interest rates determined pursuant to SEC rules and the interest credited under the SS Plan. Matching contributions are treated as invested in Common Stock. Dividends are treated as reinvested in additional shares of Common Stock.

Amounts deferred for the 2005 plan year and later will be distributed in a lump sum in January of the year following the termination of the participant’s active employment. For the 2006 plan year and later, a participant may elect to receive up to 10 installments in lieu of the lump sum payment, which election will take effect only if the participant terminates employment after reaching age 55 with 10 years of service.

Except in hardship circumstances, amounts deferred for the 2004 plan year and earlier will be distributed either in January of any following year or in January of the year following termination of employment, as elected by the participant. The participant can elect to receive distributions in a lump sum or up to 15 annual installments.

Participant deferrals to the SS Plan are distributed in cash only. Matching contributions are distributed in shares of Common Stock.

Amounts deferred for the 2005 plan year and later cannot be withdrawn before the distribution date for any reason. Amounts deferred for the 2004 plan year and earlier may be withdrawn before the distribution date if a hardship exists or the participant requests an immediate withdrawal subject to a penalty of 6%.

Honeywell Salary and Incentive Award Deferral Plan for Selected Employees

The Honeywell DIC Plan allows executives of the Company, including the Named Executive Officers, to defer all or a portion of their annual discretionary cash incentive compensation.

Beginning in 2005, deferrals are credited with a rate of interest, based on the Company’s 15-year borrowing rate which is set annually at the beginning of the year (7.2% for 2009, 4.8% for 2010). Amounts deferred for the 2004 plan year and earlier are credited with a rate of interest, compounded daily, that was set by the Committee before the beginning of each plan year and is fixed until the deferral is distributed. The Committee would set the total rate at an above-market rate to retain executives. Above-market interest credited on DIC Plan deferrals and reflected in the Summary Compensation Table on page 40 above represent the difference between market interest rates determined pursuant to SEC rules and the interest credited under the DIC Plan.

Amounts deferred for the 2006 plan year and later will be distributed in a lump sum in January of the year following the termination of the participant’s active employment. A participant may elect to receive up to 10 installments in lieu of the lump sum payment, which election will take effect only if the participant terminates employment after reaching age 55 with 10 years of service.

Except in hardship circumstances, amounts deferred for the 2005 plan year and earlier will be distributed either in January of any year three years after the compensation was earned or in January of the year following termination of the participant’s employment, as elected by the participant. The participant could elect to receive non-hardship distributions in a lump sum or up to 15 annual installments.

Amounts deferred for the 2002 plan year and later cannot be withdrawn before the distribution date for any reason. Amounts deferred for the 2001 plan year and earlier may be withdrawn before the distribution date if a hardship exists or the participant requests an immediate withdrawal subject to a penalty that ranges from 0 to 6% and that is based on the 10-year Treasury bond rate at the beginning of the calendar quarter.

Deferral of Restricted Stock Units

Executives, including the Named Executive Officers, may defer the receipt of up to 100% of their restricted stock units upon vesting based on an election made at the time of grant. The executive may defer payment to (a) a specific year that is four or more years from the vesting year, or (b) to the year following the executive’s termination of active employment. The executive may also choose to receive payment in a lump sum or up to 15 annual installments and can also elect to accelerate the form and timing of payment following a change in control to a lump sum paid no later than 90 days following the change in control. For grants made before July 2004, an executive could also defer dividend equivalents in cash and such amounts are credited with interest at a 10% rate, compounded daily, until payment. The practice of deferring dividend equivalents in cash ended in July 2004. Above-market interest related to the deferred dividend equivalents and reflected in the Summary Compensation Table on page 40 above represents the difference between market interest rates determined pursuant to SEC rules and the 10% interest credited by the Company on the pre-July 2004 grants, the terms of which can not be amended.

Unvested Dividend Equivalents

For restricted stock unit grants made in and after December 2007, cash dividend equivalents on unvested restricted stock units (determined at the same rate as a regular share of Company common stock) are converted to additional unvested restricted stock units as of the dividend payment date and will be paid out only as the underlying restricted stock units vest. These additional restricted stock units are subject to the same restrictions that apply to the restricted stock to which they relate.

For restricted stock unit grants made between December 2006 and December 2007, dividend equivalents on unvested restricted stock units are credited with interest at the Company’s 15-year borrowing rate which was set at the beginning of the year (7.2% for 2009, 4.8% for 2010) and will be paid out only as the underlying restricted stock units vest. The practice of crediting dividend equivalents with interest ended in December 2007.

The terms of the SERP Plan, the SS Plan, the DIC Plan, the deferred restricted stock units and the unvested dividend equivalents are subject to the requirements of, and regulations and guidance published pursuant to, Section 409A of the Internal Revenue Code.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Overview

This section describes the benefits payable to our Named Executive Officers in two circumstances:

•	Termination of Employment

•	Change in control

These benefits are determined primarily under a plan that we refer to as our “Senior Severance Plan.” In addition to the Senior Severance Plan, other of our benefits plans, such as our annual incentive compensation plan, also have provisions that impact these benefits. For Mr. Cote, these benefits are also affected by provisions of his employment agreement, which has a rolling three year term.

These benefits ensure that our executives are motivated primarily by the needs of the businesses for which they are responsible, rather than circumstances that are outside the ordinary course of business—i.e., circumstances that might lead to the termination of an executive’s employment or that might lead to a change in control of the Company. Generally, this is achieved by assuring our Named Executive Officers that they will receive a level of continued compensation if their employment is adversely affected in these circumstances, subject to certain conditions. We believe that these benefits help ensure that affected executives act in the best interests of our shareowners, even if such actions are otherwise contrary to their personal interests. This is critical because these are circumstances in which the actions of our Named Executive Officers may have a material impact upon our shareowners. Accordingly, we set the level and terms of these benefits in a way that we believe is necessary to obtain the desired result. The level of benefit and rights to benefits are determined by the type of termination event, as described below. We believe that these benefits are generally in line with current market practices and are particularly important as, other than our CEO, we do not maintain employment agreements with our Named Executive Officers.

Benefits provided under the Senior Severance Plan are conditioned on the executive executing a full release of claims and certain non-competition and non-solicitation covenants in favor of the Company. The right to continued severance benefits under the plan ceases in the event of a violation of such covenants. The Company would seek to recover severance benefits already paid to any executive who violates such restrictive covenants.

In the case of a change of control of our Company, cash severance benefits are payable only in the event that both parts of the “double trigger” are satisfied. That is, (i) there must be a change in control of our Company, and (ii)(A) the Named Executive Officer must be involuntarily terminated other than for cause, or (ii)(B) the Named Executive Officer must initiate the termination of their own employment for good reason.

In 2009, the Company’s severance plans were amended to eliminate the excise tax gross-up provisions applicable to any excise taxes that may become due upon a change-in-control for any executive not already eligible for such treatment prior to January 1, 2010. Executives already covered by the excise tax gross-up provisions of the Company’s severance plans will retain their eligibility for such benefits.

Summary of Benefits

The following table summarizes the employment termination and change in control benefits payable to our Named Executive Officers. No termination benefits are payable to Named Executive Officers who voluntarily quit (other than voluntary resignations for good reason) or whose employment is terminated by us for cause. Mr. Gillette did not receive any termination payments or benefits resulting from his resignation.

The information in the table below is based on the assumption, in each case, that termination of employment occurred on December 31, 2009. Pension and non-qualified deferred compensation benefits, which are described elsewhere in this proxy, are not included in the table below, even though they may become payable at the times specified in the table, in accordance with the applicable proxy disclosure requirements. The effect of a termination of employment or change in control on outstanding stock options, restricted stock units and performance shares is described in the section below entitled “Impact on Equity-Based Awards.”

Payments and Benefits	Name	Termination by the Company Without Cause	Death	Disability	Change in Control—No Termination of Employment	Change in Control— Termination of Employment by Company Without Cause, by NEO for Good Reason or Due to Disability
Cash Severance (Base Salary + Bonus)	David M. Cote	$14,850,000	—	—	—	$14,850,000
	David J. Anderson	$5,400,000	—	—	—	$5,400,000
	Roger Fradin	$3,150,000	—	—	—	$4,200,000
	Larry Kittelberger	$4,260,000	—	—	—	$4,260,000
	Andreas Kramvis	$1,650,000	—	—	—	$2,200,000
ICP (Year of Termination)	David M. Cote	$1,329,300	$3,150,000	—	$3,150,000	$3,150,000
	David J. Anderson	—	—	—	$900,000	$1,107,692
	Roger Fradin	—	—	—	$1,050,000	$1,050,000
	Larry Kittelberger	—	—	—	$710,000	$873,846
	Andreas Kramvis	—	—	—	550,000	$550,000
Growth Plan	David M. Cote	—	$7,000,000	$7,000,000	$7,000,000	$7,000,000
	David J. Anderson	—	$1,750,000	$1,750,000	$1,750,000	$1,750,000
	Roger Fradin	—	$1,750,000	$1,750,000	$1,750,000	$1,750,000
	Larry Kittelberger	—	$1,750,000	$1,750,000	$1,750,000	$1,750,000
	Andreas Kramvis	—	$288,960	$288,960	$288,960	$288,960
Benefits and Perquisites	David M. Cote	$49,392	—	—	—	$49,392
	David J. Anderson	$48,816	—	—	—	$256,508
	Roger Fradin	$18,054	—	—	—	$24,072
	Larry Kittelberger	$37,800	—	—	—	$201,646
	Andreas Kramvis	$18,072	—	—	—	$24,096
All Other Payments/Benefits	David M. Cote	—	—	—	—	$3,508,653
	David J. Anderson	—	—	—	—	$898,143
	Roger Fradin	$12,556,387	$5,670,378	$13,173,759	$617,372	$13,450,979
	Larry Kittelberger	—	—	—	—	$1,026,469
	Andreas Kramvis	$22,785	$11,639	$11,639	$11,639	$233,171
Excise Tax Gross-Up	David M. Cote	—	—	—	—	—
	David J. Anderson	—	—	—	—	—
	Roger Fradin	—	—	—	—	$6,757,351
	Larry Kittelberger	—	—	—	—	—
	Andreas Kramvis	—	—	—	—	—
Total	David M. Cote	$16,228,692	$10,150,000	$7,000,000	$10,150,000	$28,558,045
	David J. Anderson	$5,448,816	$1,750,000	$1,750,000	$2,650,000	$9,412,343
	Roger Fradin	$15,724,441	$7,420,378	$14,923,759	$3,417,372	$27,232,402
	Larry Kittelberger	$4,297,800	$1,750,000	$1,750,000	$2,460,000	$8,111,961
	Andreas Kramvis	$1,690,857	$300,599	$300,599	$850,599	$3,296,227

Explanation of Benefits

The following describes the benefits that are quantified in the table above. In regard to each portion of the benefit, the benefits that are paid in the context of a change in control are, except as noted, the same as the benefits paid other than as a result of a change in control.

Severance Benefits—Cash Payment

Severance benefits are payable upon involuntary termination of employment by us without cause and, following a change in control, upon termination of employment by a Named Executive Officer without cause or for good reason. For Mr. Kittelberger, these benefits are payable if his employment is terminated for good reason, without regard to the occurrence of a change in control. The amount and terms of the payments are as follows:

	Other than upon a Change in Control		Upon a Change in Control
•	Three years of base salary and bonus for Messrs. Cote, Anderson and Kittelberger and 18 months of base salary and bonus for Messrs. Fradin and Kramvis.	•	For Messrs. Fradin and Kramvis, severance period is increased from 18 months to two years.

• •	Paid in cash. Paid in accordance with our normal payroll practices.	•	Amounts are paid in a lump sum within 60 days following the later of the date of termination or the change in control date.
•	Bonus is equal to target percentage of base salary.	•	Bonus is based on the average of the target percentages for the three years before the year in which these benefits are determined, if greater than target percentage for that year.
•

Payment conditioned upon a general release in favor of the Company, a non-compete agreement (two years for Mr. Cote and the duration of the severance period for other Named Executive Officers), non- disclosure and non-solicitation covenants (two years for customers and two years for employees) and the refraining from certain other misconduct.

 Annual Bonus for the Year of Termination—Cash Payment

An annual bonus is payable to Named Executive Officers for the year in which a change in control occurs. In addition, an annual bonus is payable to Mr. Cote if his employment is terminated by the company without cause, by Mr. Cote for good reason, or upon his death. The amount and timing of the payments are as follows:

	Other than upon a Change in Control		Upon a Change in Control
•	Equal to target times funding performance for corporate employees for the year in which these benefits are determined, prorated through date of termination (Mr. Cote only).	•	Equal to target for the year in which these benefits are determined, prorated for full months of employment through the change in control date.

•	Paid in cash at the time bonuses are typically paid to executives for the year of termination (Mr. Cote only).	•	If the performance year ended prior to the change in control, then the amount would be based on the performance for the year, if greater.

		•	Paid within 90 days of the change in control.

Growth Plan—Cash Payment

Growth plan awards are paid out in the event of death, disability and change in control, as follows:

	Other than upon a Change in Control		Upon a Change in Control
•

The second installment of the 2007–2008 Growth Plan would be paid out based on actual plan performance. The amount in the summary of benefits table above reflects payouts based on actual plan performance.

•

The second installment of the 2007–2008 Growth Plan would be paid out based on actual plan performance. The amount in the summary of benefits table above reflects payouts based on actual plan performance.

•	Benefits are paid in the event of death or disability.	•	Payment would be made in a lump sum within 90 days of the change in control.

 Certain Perquisites

Certain perquisites are payable upon termination of employment without cause and, following a change in control, upon voluntary termination of employment by a Named Executive Officer for good reason. For Mr. Kittelberger, these benefits are payable if his employment is terminated for good reason, without regard to the occurrence of a change in control. The amount and terms of these payments are as follows:

	Other than upon a Change in Control		Upon a Change in Control
•	Life insurance coverage is continued at the Company’s cost for the severance period.	•	Funds sufficient to pay all projected annual reimbursements needed to satisfy the life insurance reimbursement agreement for Mr. Cote are set aside in a trust for Mr. Cote’s benefit.
•	Medical and dental benefits are continued during the severance period at active employee contribution rates.

All Other Payments/Benefits

Unvested dividend equivalents are vested and paid upon a change in control, death or disability. In addition, certain pension enhancements are provided upon change in control, death, disability, involuntary termination of employment by us without cause and, following a change in control, upon voluntary termination of employment by a Named Executive Officer for good reason. For Mr. Kittelberger, certain enhancements are provided if his employment is terminated for good reason, without regard to the occurrence of a change in control. These enhancements are as follows:

	Other than upon a Change in Control		Upon a Change in Control
•

Service credit for pension purposes during the first 12 months of the severance period; however, for Mr. Cote and Mr. Kittelberger, there is no incremental value attributable to this credit because the benefit formula does not include service as a component thereof (Mr. Cote), and because of a required deferral in the commencement of the payment of the pension (Mr. Kittelberger).

• • •

Messrs. Anderson and Kittelberger receive credit for an additional three years of age and service credit for pension purposes.

Mr. Fradin would be entitled to his contractual pension benefit.

Mr. Anderson’s pension will be augmented by an additional annual amount of $50,000, commencing August 1, 2011.

•	In the event Mr. Anderson is terminated other than for cause, his pension will be augmented by an additional annual amount of $50,000, commencing August 1, 2011.

•

In the event of Mr. Cote’s death, Mr. Cote’s surviving spouse is entitled to a survivor annuity, commencing on the date Mr. Cote would have attained the age of 60, in an amount equal to 75% of Mr. Cote’s SERP benefit.

•

In the event of Mr. Fradin’s death, Mr. Fradin’s surviving spouse is entitled to a survivor annuity, commencing on the date Mr. Fradin would have attained the age of 60, in an amount equal to 50% of Mr. Fradin’s special SERP benefit.

Excise Tax Reimbursement

U.S. tax laws may impose an excise tax on employees who receive benefits in connection with a change in control in certain circumstances and subject to certain conditions. Participants in the Company’s severance plan as of December 31, 2009 are eligible to receive a tax gross-up with respect to any such excise tax. Effective January 1, 2010, new participants in the Company’s severance plan are not eligible to receive this benefit. For purposes of calculating the “excise tax gross-up” amounts set forth in the table above, non-competition commitments by employees were assigned a value equal to the lesser of (i) 50% of one year of 2009 targeted compensation applied to a 2-year non-compete period, or (ii) the cash severance amount, consistent with the Company’s expectation about how tax would be calculated in the event of an actual change in control transaction. Targeted compensation includes salary, target ICP opportunity, and the value of actual long-term incentive compensation granted. For 2009, if the value of such commitments were not taken into account in the excise tax calculation, the tax gross-up amounts would have been: David Cote: $14,670,802; David Anderson: $3,323,713; Roger Fradin: $9,670,686; Larry Kittelberger: $1,895,359; and Andreas Kramvis: $0.

Impact on Equity-Based Awards

This section describes the impact of a termination of employment or a change in control on outstanding stock options, restricted stock units and performance awards held by our Named

Executive Officers. Additional information about these awards is set forth in the Outstanding Equity Awards Table on page 44 of this proxy statement.

Summary of Outstanding Award Values

The following table sets forth the value of outstanding unvested stock option, restricted stock units and performance share awards held by our Named Executive Officers as of December 31, 2009, based on the closing price of a share of Common Stock as reported on the New York Stock Exchange on that date ($39.20).

These awards are scheduled to vest and to expire on various dates in the future, subject to continued employment. As described below, the vesting of these awards will be accelerated in certain termination of employment circumstances and upon a change in control. In addition, stock options will remain outstanding for different periods depending on the circumstances. The value to a Named Executive Officer of these provisions depends on the vesting period and remaining terms of the awards. For example, the value to a Named Executive Officer of accelerating the vesting of an option by one month is very different from the value of accelerating the vesting of an option by three years. The table below does not distinguish between acceleration of vesting in these two different circumstances, or assign a value to the other provisions. Rather, it only indicates the aggregate amount of the awards to which these provisions would apply at December 31, 2009.

	In-the-Money Value of Unvested Stock Options	Unvested Value of Restricted Stock Units	Unvested Value of Performance Shares at Target
Mr. Cote	$10,307,500	$20,846,129	$4,900,000
Mr. Anderson	$2,983,750	$3,075,514	—
Mr. Fradin	$2,983,750	$5,571,300	—
Mr. Kittelberger	$2,441,250	$2,854,387	—
Mr. Kramvis	$1,898,750	$3,574,922	—

Mr. Gillette forfeited all unvested awards as of his resignation.

Impact on Outstanding Awards

The treatment of stock options, restricted stock units and performance shares following termination of employment depends on the plan under which the awards were granted, as follows:

•

1993 Stock Plan for Employees of Honeywell International Inc. and its Affiliates. Following termination of employment, participants (or their beneficiaries) have the following periods in which to exercise vested options: (i) the full remaining term if termination is on account of death, disability, or an involuntary termination after qualifying for early or normal retirement under a qualified defined benefit pension plan; (ii) three years in the case of any other involuntary termination without cause; and (iii) 90 days if termination is voluntary without good reason. If an employee dies, becomes disabled or terminates after becoming eligible for normal retirement benefits under a qualified defined benefit plan, unvested options become vested. In other circumstances, unvested options immediately lapse.

•

2003 Stock Incentive Plan of Honeywell International Inc. and its Affiliates. Following termination of employment, participants (or their beneficiaries) have the following periods in which to exercise vested options: (i) three years in the event of death, disability or a voluntary or involuntary termination (other than for cause) after qualifying for “early retirement” (age 55 and 10 years of service) or “full retirement” (age 60 and 10 years of service); (ii) one year in the case of any other involuntary termination without cause; and (iii) 30 days in the case of a voluntary termination without good reason. If an employee dies, becomes disabled or retires after meeting the requirements of full retirement, unvested options become vested. Restricted stock units become vested upon full retirement, death, disability or a change in control. In other circumstances, unvested options and restricted stock units immediately lapse.

•	2006 Stock Incentive Plan of Honeywell International Inc. and its Affiliates. The rules under this plan are the same as under the 2003 Stock Incentive Plan described above, except that for stock options granted after 2006 full retirement will not result in vesting acceleration, with the effect that unvested options immediately lapse following full retirement. Similarly, instead of full vesting, restricted stock units awarded after 2006 vest pro-rata based on the number of complete years of service between the grant date and the retirement date.

•

Under each of the foregoing plans, unvested stock options and restricted stock units vest upon a change in control. Performance shares vest at target upon a change in control. Restricted stock units and performance shares that vest upon a change in control shall be paid out within 90 days (subject to any existing deferral elections).

•

For Mr. Cote, stock options and restricted stock units continue to remain outstanding and vest as scheduled if his employment is terminated by the Company other than for cause or by him for good reason. In addition, Mr. Cote’s unvested options and restricted stock units vest immediately if he dies or becomes disabled. For Mr. Kittelberger, stock options and restricted stock units continue to vest as scheduled following a termination of his employment for good reason. Mr. Fradin received a special grant of 203,000 restricted stock units in 2007. Pursuant to Mr. Fradin’s grant agreement, if his employment is terminated by the Company other than for cause or by virtue of his death or disability, such restricted stock units shall vest immediately and shall be paid out as soon as practicable (subject to any existing deferral election). In the event of a change in control, such restricted stock units shall vest immediately and shall be paid out within 90 days of the change in control (subject to any existing deferral election). In such case, the amount to be paid out shall be determined by multiplying the number of restricted stock units by the greater of the highest price paid by the acquiring entity, or the highest trading price for the 90-day period ending on the change in control date.

Defined Terms Used in This Section

As used in our plans, the following terms are assigned the meanings summarized below.

Term	Summary of Definition
Change in control

(a) the acquisition of 30% or more of Common Stock; (b) the purchase of all or part of Common Stock pursuant to a tender offer or exchange offer; (c) a merger where Honeywell does not survive as an independent, publicly-owned corporation; (d) a sale of substantially all of Honeywell’s assets; or (e) a substantial change in Honeywell’s Board over a two year period.

Termination for cause (for Mr. Cote)

(a) in carrying out his duties, Mr. Cote engages in conduct that constitutes willful gross neglect or gross misconduct resulting in material economic harm to Honeywell; or (b) Mr. Cote is convicted of a felony.

Termination for gross cause (for Mr.Kittelberger)	(a) fraud, misappropriation of Honeywell property, or intentional misconduct that is damaging to us or our businesses; or (b) the commission of a crime.

Termination for gross cause (for other named executive officers)

(a) clear and convincing evidence of a significant violation of the Company’s Code of Business Conduct; (b) the misappropriation, embezzlement or willful destruction of Company property of significant value; (c)(i) the willful failure to perform, (ii) gross negligence in the performance of, or (iii) intentional misconduct in the performance of, significant duties that results in material harm to the business of the Company; (d) the conviction (treating a nolo contendere plea as a conviction) of a felony (whether or not any right to appeal has been or may be exercised); or (e) clear and convincing evidence of the willful falsification of any financial records of the Company that are used in compiling the Company’s financial statements or related disclosures, with the intent of violating Generally Accepted Accounting Principles or, if applicable, International Financial Reporting Standards.

Term	Summary of Definition

Termination for good reason (for Mr. Cote)

(a) the Board assigns Mr. Cote duties that are inconsistent with the duties associated with his position as Chairman of the Board and CEO of the Company; (b) the failure of Mr. Cote to be retained as Honeywell’s Chairman of the Board and CEO; (c) any significant diminution of Mr. Cote’s position, authority, duties or responsibilities; (d) the failure of the Company to have any successor entity expressly assume Honeywell’s obligations under Mr. Cote’s employment agreement; (e) the occurrence of acts or conduct by the Company, the Board or our officers, representatives or stockholders that prevent Mr. Cote from, or substantively hinder him in, performing his duties or responsibilities under his employment agreement; (d) any material breach of Mr. Cote’s employment agreement by the Company that goes unremedied; (e) the provision of notice by the Company to Mr. Cote that his employment agreement will not be extended; or (f) any other action that would be considered “Good Reason” under the Senior Severance Plan.

Termination for good reason (for other named executive officers)

(a) a material diminution in the Named Executive Officer’s authority, duties or responsibilities; (b) a material decrease in base compensation; (c) a material reduction in the aggregate benefits available to the Named Executive Officer where such reduction does not apply to all similarly- situated employees; (d) any geographic relocation of the Named Executive Officer’s position to a location that is more than 50 miles from his or her previous work location; (e) any action that constitutes a constructive discharge; or (f) the failure of a successor to assume these obligations under the Senior Severance Plan.

For Mr. Kittelberger, good reason shall also include (a) any significant reduction in incentive compensation target or certain other types of benefits; (b) any change in Mr. Kittelberger’s direct reporting relationship to Honeywell’s CEO; or (c) the removal of Mr. Kittelberger from the Honeywell Leadership Council other than for cause.

AUDIT COMMITTEE REPORT

The Audit Committee consists of the six directors named below. Each member of the Audit Committee is an independent director as defined by applicable SEC rules and NYSE listing standards. In addition, the Board of Directors has determined that Mr. Davis is the “audit committee financial expert” as defined by applicable SEC rules and that Mr. Davis, Ms. Deily and Mr. Paz satisfy the “accounting or related financial management expertise” criteria established by the NYSE. The Audit Committee operates under a written charter adopted by the Board of Directors, which is available free of charge on our website under the heading “Investor Relations” (see “Corporate Governance”—”Board Committees”), or by writing to Honeywell, 101 Columbia Road, Morris Township, New Jersey 07962, c/o Vice President and Corporate Secretary.

Management is responsible for the Company’s internal controls and preparing the Company’s consolidated financial statements. The Company’s independent accountants, PricewaterhouseCoopers LLP (“PwC”), are responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Committee is responsible for overseeing the conduct of these activities and, subject to shareowner ratification, appointing the Company’s independent accountants. As stated above and in the Committee’s charter, the Committee’s responsibility is one of oversight. The Committee does not provide any expert or special assurance as to Honeywell’s financial statements concerning compliance with laws, regulations or generally accepted accounting principles. In performing its oversight function, the Committee relies, without independent verification, on the information provided to it and on representations made by management and the independent accountants.

The Audit Committee reviewed and discussed the Company’s consolidated financial statements for the year ended December 31, 2009 with management and the independent accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standard No. 61, Communication with Audit Committees, as amended, and as adopted by the Public Company Accounting Oversight Board. The Committee also reviewed, and discussed with management and PwC, management’s report and PwC’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

The Company’s independent accountants provided to the Audit Committee the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and the Committee discussed with the independent accountants their independence. The Audit Committee concluded that PwC’s provision of non-audit services, as described in the following section of this proxy statement, to the Company and its affiliates is compatible with PwC’s independence.

Based on the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representations of management and the report of the independent accountants, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Form 10-K for the year ended December 31, 2009 filed with the SEC.

THE AUDIT COMMITTEE

D. Scott Davis (Chair)
Kevin Burke
Linnet Deily
George Paz
John R. Stafford
Michael W. Wright

Proposal No. 2: APPROVAL OF INDEPENDENT ACCOUNTANTS

The Audit Committee, which consists entirely of independent directors, is recommending approval of its appointment of PricewaterhouseCoopers LLP as independent accountants for Honeywell to audit its consolidated financial statements for 2010 and to perform audit-related services, including review of our quarterly interim financial information and periodic reports and registration statements filed with the SEC and consultation in connection with various accounting and financial reporting matters. If the shareowners do not approve, the Audit Committee will reconsider the appointment.

PwC provided audit and other services during 2009 and 2008 as set forth below:

(in millions of $)	2009	2008
Audit Fees	$24.4	$26.4

Annual audit of the Company’s consolidated financial statements, including Sarbanes-Oxley Section 404 work, statutory audits of foreign subsidiaries, attest services, consents, issuance of comfort letters and review of documents filed with the SEC.

Audit-Related Fees	$2.8	$2.6	Audit-related services primarily associated with the Company’s merger and acquisition activity, audits of stand-alone financial statements of subsidiaries and employee benefit plan audits.
Tax Fees	$6.7	$6.3

Tax compliance services were $5.9 in 2009 and $5.0 in 2008, relating primarily to federal and international income tax compliance, value-added taxes and sales and use tax compliance. Tax consultation and planning services were $0.8 in 2009 and $1.3 in 2008, relating primarily to reorganizations.

All Other Fees	$0.1	$0.0	These fees represent accounting research software and other services.

Total Fees	$34.0	$35.3

In accordance with its charter, the Audit Committee reviews non-audit services proposed to be provided by PwC to determine whether they would be compatible with maintaining PwC’s independence. The Audit Committee has established policies and procedures for the engagement of PwC to provide non- audit services. The Audit Committee reviews and approves an annual budget for specific categories of non-audit services (that are detailed as to the particular services) which PwC is to be permitted to provide (those categories do not include any of the prohibited services set forth under the auditor independence provisions of the Sarbanes-Oxley Act of 2002). This review includes an evaluation of the possible impact of the provision of such services by PwC on the firm’s independence in performing its audit and audit-related services. On a quarterly basis, the Audit Committee reviews the non-audit services performed by, and amount of fees paid to, PwC, by category in comparison to the pre-approved budget. The engagement of PwC to provide non-audit services that do not fall within a specific category of pre-approved services, or that would result in the total fees payable to PwC in any category exceeding the approved budgeted amount, requires the prior approval of the Audit Committee. Between regularly scheduled meetings of the Audit Committee, the Chair of the Committee may represent the entire Committee for purposes of the review and approval of any such engagement, and the Chair is required to report on all such interim reviews at the Committee’s next regularly scheduled meeting.

Honeywell has been advised by PwC that it will have a representative present at the Annual Meeting who will be available to respond to appropriate questions. The representative will also have the opportunity to make a statement if he or she desires to do so.

The Board of Directors recommends that the shareowners vote FOR the approval of the appointment of PricewaterhouseCoopers LLP as independent accountants.

Proposal No. 3: AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF
INCORPORATION-RIGHT TO CALL A SPECIAL MEETING OF SHAREOWNERS

Honeywell’s Amended and Restated Certificate of Incorporation currently provides that special meetings of shareowners may be called by the CEO, a majority of the Board of Directors or the holders of 25% or more of the outstanding shares of Honeywell Common Stock. After consideration of a shareowner proposal presented at the 2009 Annual Meeting which sought a lower minimum ownership threshold for shareowners to be able to call special meetings, as well as the current and emerging practices of other large companies, the Board of Directors has determined that the Amended and Restated Certificate of Incorporation should be amended to allow holders of 20% or more of the outstanding shares of Honeywell Common Stock (excluding derivatives) to call a special meeting of shareowners and has unanimously adopted resolutions approving such amendment, declaring their advisability and recommending approval of this amendment to our shareowners.

While the proposed reduction in the minimum ownership threshold is not as great as that sought in last year’s shareowner proposal (to 10%), the Board believes that the 20% threshold strikes an appropriate balance between enhancing shareowner rights while not providing a mechanism for individual shareowners to pursue special interests that are not in the best interests of the Company and its shareowners in general. The proposed threshold is also consistent with the proposition that special meetings should be limited to extraordinary matters and/or significant strategic concerns that require attention prior to the next annual meeting. The exclusion of derivative securities from the determination of satisfaction of the prescribed ownership threshold will ensure that the shareowners seeking to call a special meeting have a true economic interest in the Company.

The Board also believes that the ownership threshold should be evaluated in light of the Company’s overall corporate governance and the practices of other comparable companies. The accountability of directors to the Company’s shareowners has been enhanced through the declassification of the Board (resulting in annual election of all directors) and the adoption of majority voting in the election of directors. The Company has also eliminated the supermajority voting provisions contained in its Certificate of Incorporation and By-laws, amended its By-laws to provide for shareowner approval of poison pills, and provided for the recoupment of incentive compensation in the event of a significant restatement. Over half of the S&P 500 companies do not permit shareowners to call special meetings and approximately 70% of the ones that do have prescribed minimum ownership thresholds of 25% or more.

The affirmative vote of shareowners holding at least a majority of the shares of Common Stock issued and outstanding as of the record date is required for approval of this proposal. All abstentions, broker non-votes and failures to return a proxy card will have the same effect as a vote against this proposal.

The proposed amendment to Honeywell’s Amended and Restated Certificate of Incorporation (Amendment) is set forth in the Appendix to this proxy statement. If this proposal is approved by the requisite vote of shareowners, the Amendment will be filed with the State of Delaware.

The Board of Directors has adopted a corresponding amendment to the By-laws of the Company which would become effective upon shareowner approval of this proposal.

The Board of Directors unanimously recommends a vote FOR this proposal.

Proposal No. 4: ADVISORY VOTE ON EXECUTIVE COMPENSATION

As described in the Compensation Discussion and Analysis section of this proxy statement, the Company’s executive compensation program promotes a performance-based culture and aligns the interests of shareowners and executives through variable, at-risk compensation tied to an appropriate balance of near-term and long-term objectives. The program is also designed to attract and retain highly-talented executives who are critical to the successful implementation of the Company’s strategic plan.

Incentive compensation (cash and equity) generally represents 75–90% of each executive officer’s target compensation opportunity. The program emphasizes long-term incentive compensation elements that are designed to appropriately reward executives for actions taken to invest in long-term growth and productivity throughout the business cycle.

In light of the difficult global economic and industry conditions that persisted throughout 2009:

•	manager-level and above employees did not receive merit increases in base salary;

•	executive officers did not receive any incentive cash bonus awards for 2009; and

•	executive officers experienced significant year-over-year declines in total compensation.

The Management Development and Compensation Committee regularly reviews best practices in corporate governance and executive compensation and in recent years has revised Honeywell’s policies and practices to:

•

eliminate tax reimbursement payments (known as “tax gross-ups”) on both perquisites received by officers and excise taxes that may become due upon a change in control for new participants in the Company’s severance plan (in each case, effective January 1, 2010);

•	lengthen the vesting periods for equity grants;

•	require officers to maintain specific stock ownership levels;

•	require automatic reinvestment of dividend equivalents on restricted stock units into additional restricted stock units, which are only paid out upon vesting;

•	eliminate the annual cash flexible perquisite allowance for executive officers;

•	reduce the interest rate on deferred compensation by tying it to the Company’s cost of capital;

•	permit the recapture of incentive compensation in the event of a significant restatement;

•	permit the cancellation and recovery of equity awards from employees who leave the Company to join a competitor; and

•	prohibit the Committee’s independent compensation consultant from performing any services for the Company.

For the reasons discussed above, the Board recommends that shareowners vote in favor of the following resolution:

“RESOLVED, that the shareowners approve the overall executive pay-for-performance compensation policies and procedures of the Company, as described in the Compensation Discussion and Analysis and the tabular and narrative disclosure regarding Named Executive Officer compensation contained in this proxy statement.”

Because the vote is advisory, it will not be binding upon the Board. The Management Development and Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors recommends a vote FOR this proposal.

SHAREOWNER PROPOSALS

Shareowners have given Honeywell notice of their intention to introduce the following proposals for consideration and action by the shareowners at the Annual Meeting. The respective proponents have provided the proposed resolutions and accompanying statements and Honeywell is not responsible for any inaccuracies contained therein. For the reasons stated below, the Board of Directors recommends a vote AGAINST each of these proposals.

Proposal No. 5: SHAREHOLDER ACTION BY WRITTEN CONSENT

This proposal has been submitted by John Chevedden, 2215 Nelson Ave., No. 205 Redondo Beach, Calif. 90278 (the beneficial owner of 100 shares of Common Stock).

RESOLVED, Shareholders hereby request that our board of directors undertake such steps as may be necessary to permit the shareholders to act by the written consent of a majority of our shares outstanding.

Taking action by written consent in lieu of a meeting is a mechanism shareholders can use to raise important matters outside the normal annual meeting cycle.

Limitations on shareholders’ rights to act by written consent are considered takeover defenses because they may impede the ability of a bidder to succeed in completing a profitable transaction or obtaining control of the board that could result in a higher stock price. Although it is not necessarily anticipated that a bidder will materialize, that very possibility represents a powerful incentive for improved management of our company.

A 2001 study by Harvard professor Paul Gompers provides support for the concept that shareholder dis-empowering governance features, including restrictions on shareholders’ ability to act by written consent, are significantly correlated to a reduction in shareholder value.

Please encourage our board to respond positively to this proposal to enable shareholder action by written consent—Yes on 5.

Board of Directors’ Recommendation—The Board of Directors recommends that the shareowners vote AGAINST this proposal for the following reasons:

The Board believes that adoption of this proposal regarding shareowner action by written consent is unnecessary in light of the ability of shareowners to call special meetings and that adoption of the proposal would not be in the best interests of shareowners.

Shareowners have the right to call special meetings of shareowners if certain ownership and disclosure requirements are met. These requirements guard against the exertion of undue influence by individual shareowners in pursuit of special interests that may be inconsistent with the long-term best interests of the Company and shareowners in general. The Board believes that this approach strikes the right balance between the rights of shareowners to have a voice in driving the Company’s governance, on the one hand, and protecting against abusive actions that may be detrimental to shareowner interests, on the other.

The prohibition against shareowner action by written consent is also designed to encourage a party making an unsolicited bid for Honeywell to negotiate with the Board to reach terms that are fair and in the best interests of all Honeywell shareowners. The Board weighs diligently and thoroughly the merits of takeover offers and is in the best position to evaluate the adequacy and fairness of such offers, to negotiate on behalf of all shareowners and to protect shareowners from abusive tactics during a takeover process. The Board believes that the prohibition against shareowner action by written consent is a critical tool in that setting that helps protect and increase shareowner value.

The Board believes that the need for adoption of this proposal should be evaluated in the context of the Company’s overall corporate governance. The accountability of directors to the Company’s shareowners has been enhanced through the declassification of the Board (resulting in the annual election of the directors) and the adoption of majority voting in the election of directors. The Company has also eliminated the supermajority voting provisions contained in its Amended and Restated Certificate of Incorporation and By-laws, amended its By-laws to provide for shareowner approval of poison pills, and amended its Corporate Governance Guidelines to provide for the recoupment of incentive compensation in the event of a significant restatement. In addition, in 2008, the Company amended its Restated Certificate of Incorporation and By-laws to allow for holders of at least 25% of the outstanding stock of the Company to call a special meeting of shareowners. The Company is introducing a proposal on page 66 of this proxy statement to amend its Amended and Restated Certificate of Incorporation to further reduce the ownership threshold for shareowners to call special meetings.

Given the actions that Honeywell has taken over the last several years and is currently taking to protect shareowner value, increase shareowner rights and ensure director accountability, the Board believes that adoption of this proposal would not add significant value to the Company’s growth or performance or to shareowners’ interests and instead would have the detrimental effect of providing the means for short-term or individual shareowners to act in their own self interest by advocating proposals that neither enhance shareowner value nor advance the interests of shareowners as a whole.

For the reasons stated above, your Board of Directors recommends a vote AGAINST this proposal.

Proposal No. 6: INDEPENDENT CHAIRMAN

This proposal has been submitted by Laborers National Pension Fund, P.O. Box 803415, Dallas, Texas 75380-3415 (the beneficial owner of 8,700 shares of Common Stock)

RESOLVED: That stockholders of Honeywell International, Inc., (“Honeywell” or “the Company”) ask the board of directors to adopt a policy that the board’s chairman be an independent director who has not previously served as an executive officer of Honeywell. The policy should be implemented so as not to violate any contractual obligation. The policy should also specify (a) how to select a new independent chairman if a current chairman ceases to be independent during the time between annual meetings of shareholders; and, (b) that compliance with the policy is excused if no independent director is available and willing to serve as chairman.

Supporting Statement

It is the responsibility of the Board of Directors to protect shareholders’ long-term interests by providing independent oversight of management, including the Chief Executive Officer (CEO), in directing the corporation’s business and affairs. Currently at our Company, Mr. David Cote holds both the positions of Chairman of the Board and CEO. We believe that this current scheme may not adequately protect shareholders.

Shareholders of Honeywell require an independent leader to ensure that management acts strictly in the best interests of the Company. By setting agendas, priorities and procedures, the position of Chairman is critical in shaping the work of the Board of Directors. Accordingly, we believe that having an independent director serve as chairman can help ensure the objective functioning of an effective Board.

As a long-term shareholder of our Company, we believe that ensuring that the Chairman of the Board of our Company is independent, will enhance Board leadership at Honeywell, and protect shareholders from future management actions that can harm shareholders. Other corporate governance experts agree. As a Commission of The Conference Board stated in a 2003 report, “The ultimate responsibility for good corporate governance rests with the board of directors. Only a strong, diligent and independent board of directors that understands the key issues, provides wise counsel and asks management the tough questions is capable of ensuring that the interests of shareowners as well as other constituencies are being properly served.”

We believe that the recent wave of corporate scandals demonstrates that no matter how many independent directors there are on the Board, that Board is less able to provide independent oversight of the officers if the Chairman of that Board is also the CEO of the Company.

We, therefore, urge shareholders to vote FOR this proposal.

Board of Directors’ Recommendation—The Board of Directors recommends that the shareowners vote AGAINST this proposal for the following reasons:

The Board believes that it is desirable to have the flexibility to decide whether the roles of Chairman of the Board and CEO should be combined or separate in light of the Company’s circumstances from time to time. This is a matter that the Board addresses as part of CEO succession planning, which the Board believes is the most logical time to consider the question. This principle is embodied in Honeywell’s Corporate Governance Guidelines, which provide as follows:

“Selection of Chairman and CEO. The Company has no fixed rule as to whether these offices should be vested in the same person or two different people, or whether the Chairman should be an employee of the Company or should be elected from among the non-employee directors. The Board believes that this issue is part of the succession planning process and that it is in the best interests of the Company to make such a determination when it elects a new CEO.”

We agree with the proponent that a strong, diligent and independent board of directors understands the key issues, provides wise counsel and asks management the tough questions for the benefit of the interests of the shareowners. Accordingly, the Board and the Corporate Governance and Responsibility Committee have assembled a board consisting of accomplished individuals with relevant experience who constructively challenge management through their active participation in Board and Committee meetings. Ten of the 11 current directors are independent as defined by the NYSE listing standards. In addition, all of the Board’s committees consist entirely of independent, non-employee directors.

As discussed earlier in this proxy statement in the section entitled “Board Leadership Structure”, at the present time, the Board believes that it is in the best interest of Honeywell and its shareowners to be led by Mr. Cote as both Chairman of the Board and CEO. Mr. Cote possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and its businesses and is thus best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters.

In addition to feedback provided during the course of Board meetings, the independent directors have regular executive sessions. Directors serve as the chairperson, or presiding director, for these executive sessions on a rotating basis (meeting-by-meeting) in accordance with years of service on the Board. The Company believes that this approach effectively encourages full engagement of all directors in executive sessions, while avoiding unnecessary hierarchy. Following an executive session of independent directors, the presiding director acts as a liaison between the independent directors and the Chairman regarding any specific feedback or issues, provides the Chairman with input regarding agenda items for Board and Committee meetings, and coordinates with the Chairman regarding information to be provided to the independent directors in performing their duties. The Board believes that this approach appropriately and effectively complements the combined CEO/Chairman structure.

As stated above, although the Company believes that the combination of the Chairman and CEO roles is appropriate in the current circumstances, Honeywell’s Corporate Governance Guidelines do not establish this approach as a policy, but as a matter that is part of succession planning for the Chief Executive Officer position. The Board believes that the absence of a fixed rule provides it with the flexibility to determine that the most effective Board leadership structure is in place given then-current circumstances. Shareholders previously rejected prior shareowner proposals on this topic in 2003 and 2005.

For the reasons stated above, your Board of Directors recommends a vote AGAINST this proposal.

Proposal No. 7: HUMAN RIGHTS—DEVELOP & ADOPT POLICIES

This proposal has been submitted by The Domestic and Foreign Missionary Society of the Episcopal Church (co-sponsored with The Church Pension Fund), 815 Second Avenue, New York, NY 10017-4503 (the beneficial owner of 31,850 shares of Common Stock)

WHEREAS, Honeywell, as a global corporation, faces increasingly complex problems as the international social and cultural context within which it operates changes.

Companies are faced with ethical and legal challenges arising from diverse cultures and political and economic contexts. Today, management must address issues that include human rights, workers’ rights to organize and bargain collectively, non-discrimination in the workplace, protection of the environment, and sustainable community development. Honeywell itself does business in numerous countries, some of which have significant human rights challenges.

We believe global companies must implement comprehensive codes of conduct, such as those found in “Principles for Global Corporate Responsibility: Bench Marks for Measuring Business Performance,” developed by an international group of religious investors (April, 2003, www.bench-marks.org) Companies must formulate policies that reduce risks to their reputations in the global marketplace.

In August 2003, the United Nations Sub-Commission on the Promotion and Protection of Human Rights took historic action by adopting “Norms on the Responsibilities of Transnational Corporations and Other Business Enterprises with Regard to Human Rights” (www1.umn.edu/humanrts/links/NormsApril2003.html). We believe significant commercial advantages may accrue to our company by adopting a comprehensive human rights policy based on the UN Norms, serving to enhance corporate reputation, improve employee recruitment and retention, improve community and stakeholder relations and reduce risk of adverse publicity, consumer boycotts, divestment campaigns and lawsuits.

RESOLVED, the shareholders request the Board of Directors to review and amend, where applicable, Honeywell’s Code of Business Conduct to include human rights as a guide for its international and U.S. operations. We request a summary of this review by October 2010 and suggest it be posted on the company’s website.

Supporting Statement: Honeywell’s current policy, the Code of Business Conduct, contains no references to existing international human rights codes, and does not address the broad range of human rights issues that global companies increasingly face. We believe that our company’s policies should reflect a more comprehensive understanding of human rights, and these policies should be periodically reviewed and updated. The company’s current Code of Business Conduct was approved in January 2003, and the issue of corporations and human rights has progressed significantly since then.

We recommend the review include policies designed to protect human rights—civil, political, social, environmental, cultural and economic—based on internationally recognized human rights standards. We particularly urge attention to harassment or discrimination against women and other forms of violence in the workplace, as well as the rights of minorities. We believe the review also should take note of the International Labor Organization’s Core Labor Standards, the Universal Declaration of Human Rights, the Fourth Geneva Convention, the International Covenant on Civil and Political Rights, the International Covenant on Economic, Cultural and Social Rights, United Nations resolutions, and reports of UN special rapporteurs on countries where Honeywell does business. This review and report will assure shareholders that our company’s policies and practices reflect and conform to human rights conventions and guidelines and international law.

Board of Directors’ Recommendation—The Board of Directors recommends that the shareowners vote AGAINST this proposal for the following reasons:

Honeywell takes seriously its commitment to corporate social responsibility, specifically human rights practices, anti-discrimination protection in the workplace and support of the community, locally as well as globally. Honeywell’s Code of Business Conduct, which is available on the Company’s website, applies across Honeywell in all businesses and in all countries and outlines Honeywell’s pledge to recognize the dignity of each individual, respect each employee, provide compensation and benefits that are competitive, promote self-development through training that broadens work-related skills, and value diversity of perspectives and ideas.

Honeywell’s Code of Business Conduct, which has been translated into twenty languages, in conjunction with Honeywell’s established corporate policies, establish practices and standards that address a broad range of human rights and workplace issues that global companies increasingly face. For example, the Code of Business Conduct includes the following policies and guidelines:

•	If there is a conflict between local laws, customs or practices on the one hand and the Code on the other, the employee must follow the stricter requirement.

•

Common standards for the Company’s worldwide operations are designed to promote a healthy environment, an all-inclusive work culture, full participation and diversity. Honeywell aims to provide challenging, meaningful and rewarding opportunities for personal and professional growth to all employees without regard to gender, race, ethnicity, sexual orientation, physical or mental disability, age, pregnancy, religion, veteran status, national origin or any other legally protected status.

•

All forms of harassment related to gender, race, ethnicity, sexual orientation, physical or mental disability, age, pregnancy, religion, veteran status, national origin or any other legally protected status are prohibited. In addition, Honeywell has a strict sexual harassment policy banning such conduct and a complaint procedure available to employees to report any such incidences.

•	Honeywell will not employ child labor, even if local law allows the employment of people younger than sixteen.

•

Honeywell does not interfere in the personal lives of its employees unless their conduct impairs their work performance or adversely affects the work environment or reputation of the Company. (Consistent with the Universal Declaration of Human Rights Art. 12)

•	Honeywell employees are free to make individual personal contributions to candidates of their choice. (Consistent with the Universal Declaration of Human Rights Art. 21)

•

Honeywell complies with all applicable health, safety and environmental laws and regulations in countries and communities in which it operates, and, where those standards are considered inadequate, Honeywell follows its own, more rigorous standards.

In addition, Honeywell is committed to health, safety, and the environment, and to creating Sustainable Opportunity everywhere it operates. Honeywell’s Sustainable Opportunity policy is based on the principle that by integrating health, safety and environmental considerations into all aspects of its business, Honeywell protects its people and the environment, achieves sustainable growth and accelerated productivity, drives compliance with all applicable regulations and develops the technologies that expand the sustainable capacity of our world. Further detail on Honeywell’s Sustainable Opportunity Policy is available on the Company’s website.

The Company demonstrates its commitment to corporate giving and community involvement through its Honeywell Hometown Solutions programs, focused on four important societal needs that align with Honeywell’s culture, products and people: Science and Math Education, Family Safety and Security, Housing and Shelter, and Humanitarian Relief. These programs have delivered results in communities around the world, including teaching children potentially life-saving lessons to help prevent abduction and common childhood accidents, repairing homes and community centers for low-income, elderly and disabled individuals, launching academic programs designed to inspire students to pursue careers in Science and Technology, and helping Honeywell employees and communities recover from natural disasters such as the Haitian and Sichuan Earthquakes, the Asian Tsunami and Gulf Coast hurricanes.

In light of the established policies and ongoing programs and initiatives described above, which are specifically relevant to the Company, the Board does not believe that implementation of this proposal is necessary as the concerns raised by the proponent are being addressed in a meaningful way by the Company’s current Code of Business Conduct and corporate policies.

For the reasons stated above, your Board of Directors recommends a vote AGAINST this proposal.

[NOTE: We have filed a no-action request with the SEC seeking to exclude a shareowner proposal on restricting CEO service on compensation committees. If the SEC denies this request, we will prepare a response recommending against adoption of this proposal.]

OTHER INFORMATION

Shareowner Proposals for 2011 Annual Meeting

•

In order for a shareowner proposal to be considered for inclusion in Honeywell’s proxy statement for the 2011 Annual Meeting pursuant to Rule 14a-8 of the SEC, the proposal must be received at the Company’s offices no later than the close of business on November 12, 2010. Proposals submitted thereafter will be opposed as not timely filed.

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If a shareowner intends to present a proposal for consideration at the 2011 Annual Meeting outside the processes of SEC Rule 14a-8, Honeywell must receive notice of such proposal not earlier than December 28, 2010 and not later than January 27, 2011. Otherwise the proposal will be considered untimely under Honeywell’s By-laws. The notice must contain a brief description of the proposal, the reasons for conducting such business, the name and address of the shareowner and the number of shares of Honeywell’s common stock the shareowner beneficially owns, and any material interest of the shareowner in such business, all as provided in Honeywell’s By-laws. If this information is not supplied as provided in Honeywell’s By-laws, the proposal will not be considered at the 2011 Annual Meeting. In addition, Honeywell’s proxies will have discretionary voting authority on any vote with respect to such proposal, if presented at the meeting, without including information regarding the proposal in its proxy materials.

Any shareowner who wishes to submit a shareowner proposal should send it to the Vice President and Corporate Secretary, Honeywell, 101 Columbia Road, Morris Township, New Jersey 07962.

Director Nominations

Honeywell’s By-laws provide that any shareowner of record entitled to vote at the Annual Meeting who intends to make a nomination for director, must notify the Corporate Secretary of Honeywell in writing not more than 120 days and not less than 90 days prior to the first anniversary of the preceding year’s annual meeting. The notice must meet other requirements contained in the By-laws, a copy of which can be obtained from the Corporate Secretary of Honeywell at the address set forth above.

Expenses of Solicitation

Honeywell pays the cost of preparing, assembling and mailing this proxy-soliciting material. In addition to the use of the mail, proxies may be solicited by Honeywell officers and employees by telephone or other means of communication. Honeywell pays all costs of solicitation, including certain expenses of brokers and nominees who mail proxy material to their customers or principals. In addition, Georgeson & Company Inc. has been retained to assist in the solicitation of proxies for the 2010 Annual Meeting of Shareowners at a fee of approximately $13,000 plus associated costs and expenses.

By Order of the Board of Directors,

Thomas F. Larkins
Vice President and Corporate Secretary

March 11, 2010

APPENDIX

Proposed Amendment to Honeywell’s Amended and Restated Certificate of Incorporation to Reduce the Ownership Threshold For Shareowners to Call a Special Meeting

The text of the proposed amendment is marked to reflect the proposed changes.

The sixth paragraph of Article EIGHTH of Honeywell’s Amended and Restated Certificate of Incorporation is amended to read as follows:

Except as otherwise required by law and subject to the rights of the holders of the Preferred Stock pursuant to the provisions of this Certificate of Incorporation, special meetings of stockholders may be called only by (i) the Chief Executive Officer, (ii) the Board of Directors pursuant to a resolution approved by a majority of the then authorized number of Directors of the corporation (as determined in accordance with the By-laws), or (iii) the written request of ~~the~~ holders having an aggregate “net long position” of not less than twenty~~-five~~ percent of the outstanding shares of the Corporation’s ~~common stock~~Common Stock as of the date of such request (“Special Meeting Request”), filed with the Secretary of the Corporation and otherwise in accordance with the By-laws. “Net long position” shall be determined with respect to each requesting holder in accordance with the definition thereof set forth in Rule 14e-4 under the Securities Exchange Act of 1934, provided that (x) for purposes of such definition, in determining such holder’s “short position,” the reference in such Rule to “the date the tender offer is first publicly announced or otherwise made known by the bidder to the holders of the security to be acquired” shall be the date of the relevant Special Meeting Request and the reference to the “highest tender offer price or stated amount of the consideration offered for the subject security” shall refer to the closing sales price of the Corporation’s common stock on the New York Stock Exchange on such date (or, if such date is not a trading day, the next succeeding trading day) and (y) the net long position of such holder shall be reduced by the number of shares as to which such holder does not, or will not, have the right to vote or direct the vote at the Special Meeting or as to which such holder has entered into any derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares. Whether the requesting holders have complied with the requirements of this Article and related provisions of the By-laws shall be determined in good faith by the Board, which determination shall be conclusive and binding on the Corporation and the stockholders.

A-1

DIRECTIONS TO HONEYWELL’S HEADQUARTERS

101 Columbia Road, Morris Township, N.J.

•  From Rte. 80 (East or West) and Rte. 287 South:

Take Rte. 80 to Rte. 287 South to Exit 37 (Rte. 24 East—Springfield). Follow Rte. 24 East to Exit 2A (Rte. 510 West—Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.

•  From Rte. 287 North:

Take Rte. 287 North to Exit 37 (Rte. 24 East—Springfield). Follow Rte. 24 East to Exit 2A (Rte. 510 West—Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.

•  From Newark International Airport:

Take Rte. 78 West to Rte. 24 West (Springfield—Morristown). Follow Rte. 24 West to Exit 2A (Rte. 510 West—Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.

HONEYWELL INTERNATIONAL INC.
101 COLUMBIA ROAD
MORRIS TOWNSHIP, NJ 07962

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Please see the reverse side of this card for specific voting cutoff information.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call and then follow the instructions. Please see the reverse side of this card for specific voting cutoff information.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M18748-P87892-Z51470-Z51471	KEEP THIS PORTION FOR YOUR RECORDS
HONEYWELL INTERNATIONAL INC.	THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

1. Election of Directors:

The Board of Directors recommends a vote		“FOR”
Nominees (A) through (J).		ê
		For	Against

A.	Gordon M. Bethune	☐	☐

B.	Kevin Burke	☐	☐

C.	Jaime Chico Pardo	☐	☐

D.	David M. Cote	☐	☐

E.	D. Scott Davis	☐	☐

F.	Linnet F. Deily	☐	☐

G.	Clive R. Hollick	☐	☐

H.	George Paz	☐	☐

I.	Bradley T. Sheares	☐	☐

J.	Michael W. Wright	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.		☐
		Yes	No

Please indicate if you plan to attend this meeting		☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date

	The Board of Directors recommends a vote	“FOR”
	Proposals (2) through (4).	ê
		For	Against	Abstain

2.	Approval of Independent Accountants	☐	☐	☐

3.	Amendment to the Amended and Restated Certificate of Incorporation - Right to Call a Special Meeting of Shareowners	☐	☐	☐

4.	Advisory Vote on Executive Compensation	☐	☐	☐

	The Board of Directors recommends a vote		“AGAINST”
	Proposals (5) through (7).		ê
		For	Against	Abstain

5.	Shareholder Action By Written Consent	☐	☐	☐

6.	Independent Chairman	☐	☐	☐

7.	Human Rights -- Develop and Adopt Policies	☐	☐	☐

Signature (Joint Owners)	Date

DIRECTIONS TO HONEYWELL’S HEADQUARTERS
101 Columbia Road, Morris Township, N.J.

•  From Rte. 80 (East or West) and Rte. 287 South: Take Rte. 80 to Rte. 287 South to Exit 37 (Rte. 24 East — Springfield). Follow Rte. 24 East to Exit 2A (Rte. 510 West — Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.

•  From Rte. 287 North: Take Rte. 287 North to Exit 37 (Rte. 24 East — Springfield). Follow Rte. 24 East to Exit 2A (Rte. 510 West — Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.

•  From Newark International Airport: Take Rte. 78 West to Rte. 24 West (Springfield — Morristown). Follow Rte. 24 West to Exit 2A (Rte. 510 West — Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.

Important Notice Regarding Availability of Proxy Materials: The 2010 Notice and Proxy Statement and 2009 Annual Report are available at www.proxyvote.com.

M18748-P87892-Z51470-Z51471

PROXY

HONEYWELL
This Proxy is Solicited on Behalf of the Board of Directors of Honeywell International Inc.
Annual Meeting of Shareowners - April 26, 2010

          The undersigned hereby appoints David M. Cote, Katherine L. Adams and Thomas F. Larkins as proxies (each with the power to act alone and with full power of substitution) to vote, as designated herein, all shares the undersigned is entitled to vote at the Annual Meeting of Shareowners of Honeywell International Inc. to be held on April 26, 2010, and at any and all adjournments thereof. The proxies are authorized to vote in their discretion upon such other business as may properly come before the Meeting and any and all adjournments thereof.

          Your vote on the election of Directors and the other proposals described in the accompanying Proxy Statement may be specified on the reverse side. The nominees for Director are: Gordon M. Bethune, Kevin Burke, Jaime Chico Pardo, David M. Cote, D. Scott Davis, Linnet F. Deily, Clive R. Hollick, George Paz, Bradley T. Sheares, Michael W. Wright.

          IF PROPERLY SIGNED, DATED AND RETURNED, THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE OR, IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, “FOR” PROPOSALS 2 THROUGH 4 AND “AGAINST” PROPOSALS 5 THROUGH 7. PLEASE NOTE: PHONE AND INTERNET VOTING CUTOFF IS 11:59 PM EST ON APRIL 25, 2010.

          This instruction and proxy card is also solicited by the Board of Directors of Honeywell International Inc. (the “Company”) for use at the Annual Meeting of Shareowners on April 26, 2010 by persons who participate in the Honeywell Savings and Ownership Plan. PHONE AND INTERNET VOTING CUTOFF FOR SAVINGS PLAN PARTICIPANTS IS 5:00 PM EST ON APRIL 22, 2010.

          By signing this instruction and proxy card, or by voting by phone or Internet, the undersigned hereby directs State Street Bank and Trust Company, Trustee under the Plan, to vote, as designated herein, all shares of common stock with respect to which the undersigned is entitled to direct the Trustee as to voting under the plan at the Annual Meeting of Shareowners of Honeywell International Inc. to be held on April 26, 2010, and at any and all adjournments thereof. The Trustee is also authorized to vote such shares in connection with the transaction of such other business as may properly come before the Meeting and any and all adjournments thereof.

          Your vote on the election of Directors and the other proposals described in the accompanying Proxy Statement may be specified on the reverse side. The nominees for Director are: Gordon M. Bethune, Kevin Burke, Jaime Chico Pardo, David M. Cote, D. Scott Davis, Linnet F. Deily, Clive R. Hollick, George Paz, Bradley T. Sheares, Michael W. Wright.

          IF PROPERLY SIGNED, DATED AND RETURNED, THE SHARES ATTRIBUTABLE TO THE ACCOUNT WILL BE VOTED BY THE TRUSTEE AS SPECIFIED ON THE REVERSE SIDE OR, IF NO CHOICE IS SPECIFIED, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, “FOR” PROPOSALS 2 THROUGH 4 AND “AGAINST” PROPOSALS 5 THROUGH 7. THE TRUSTEE WILL VOTE SHARES AS TO WHICH NO DIRECTIONS ARE RECEIVED IN THE SAME RATIO AS SHARES WITH RESPECT TO WHICH DIRECTIONS HAVE BEEN RECEIVED FROM OTHER PARTICIPANTS IN THE PLAN, UNLESS CONTRARY TO ERISA.

Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Please date and sign your Proxy on the reverse side and return it promptly.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)